As filed with the Securities and Exchange Commission on December 22, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	2836	13-3679168
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

701 Gateway Blvd., Suite 210
South San Francisco, California 94080
(650) 635-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter J. Langecker, M.D., Ph.D.
Chief Executive Officer
OXiGENE, Inc.
701 Gateway Blvd., Suite 210
South San Francisco, California 94080
(650) 635-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Jonathan L. Kravetz, Esq.
Megan N. Gates, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
(617) 542-6000
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling stockholder.
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	maximum
Title of each class of	to be	Offering Price	aggregate	Amount of
securities to be registered	registered (1)(2)	Per Share (3)	offering price (2)(3)	registration fee
Common stock, par value $0.01 per share	4,849,101	$1.03	$4,994,574.03	$572.38
Rights to Purchase Common Stock	(4)	(4)	(4)	None

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of the registrant’s common stock as may be issuable with respect to the shares being registered hereunder to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Includes shares issuable to the selling stockholder from time to time upon the delivery of purchase notices pursuant to the terms of a purchase agreement dated as of November 28, 2011 between the Company and the selling stockholder (the “Purchase Agreement”), 299,700 shares previously issued to the selling stockholder as Initial Commitment Shares pursuant to the Purchase Agreement, and 299,401 shares issuable to the selling stockholder from time to time as Additional Commitment Shares pursuant to the terms of the Purchase Agreement.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price based upon the average of the high ($1.08) and low ($0.98) sales prices of the Registrant’s common stock on December 16, 2011(within five business days of the filing date of this registration statement), as reported on The NASDAQ Capital Market. The Registrant is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. However, the Registrant may receive up to $20,000,000 under the Purchase Agreement with the selling stockholder.

(4)	Pursuant to the Stockholder Rights Agreement, dated as of March 24, 2005, between the Registrant and American Stock Transfer & Trust Company, LLC, as amended (the “Rights Agreement”), each share of Common Stock has an attached right to purchase one share of Common Stock, which rights are not currently exercisable, on the terms set forth in the Rights Agreement. No separate consideration will be received for the Rights.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2011
PROSPECTUS
OXiGENE, INC.
4,849,101 Shares
COMMON STOCK
          This prospectus relates to the sale of up to 4,849,101 shares of our common stock, par value $0.01 per share, which may be offered by the selling stockholder, Lincoln Park Capital Fund, LLC, or LPC. The shares of common stock being offered by the selling stockholder are issuable pursuant to the purchase agreement dated as of November 28, 2011 between the Company and LPC, or the Purchase Agreement. See the section of this prospectus entitled “The LPC Transaction” for a description of the Purchase Agreement and the section entitled “Selling Stockholder” for additional information regarding LPC. The prices at which LPC may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.
          We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.
          The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell its shares of common stock in the section titled “Plan of Distribution” on page 21. We will not be paying any underwriting discounts or commissions in this offering. We will pay the expenses incurred in registering the shares, including legal and accounting fees.
          In February 2011, our board of directors voted unanimously to implement a 1:20 reverse stock split of our common stock, following authorization of the reverse split by a stockholder vote on December 21, 2010. The reverse split became effective on February 22, 2011. All of the share and per share values discussed in this prospectus have been adjusted to reflect the effect of the reverse stock split.
          Our common stock is quoted on The NASDAQ Capital Market under the symbol “OXGN”. On December 21, 2011, the last reported sale price of our common stock as reported on The NASDAQ Capital Market was $1.03 per share. We have applied to have the shares of common stock offered pursuant to this prospectus approved for listing on The NASDAQ Capital Market.
          Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of these risks.
          The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                  .

          You should rely only on the information contained or incorporated by reference into this prospectus. We have not, and the selling stockholder has not, authorized anyone to provide you with additional or different information. These securities are not being offered in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock. Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean OXiGENE, Inc.

PROSPECTUS SUMMARY
          The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” starting on page 7;.
Our Business
          We are a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. Our primary focus is the development of product candidates referred to as vascular disrupting agents, or VDAs, that selectively disable and destroy abnormal blood vessels that provide solid tumors a means of growth and survival and also are associated with visual impairment in a number of ophthalmological diseases and conditions.
          We intend to primarily target the development of our product candidates for the treatment of rare cancers that will be eligible for orphan drug status from the Food and Drug Administration, or FDA. By doing so, we believe we will be able to take advantage of significant benefits associated with orphan drug status, such as:
•	Study design assistance from the appropriate FDA center,

•	Exemption from application-filing fees,

•	Possible grant funding for Phase 1 and 2 clinical trials,

•	Tax credits for some clinical research expenses, and

•	Seven years of marketing exclusivity after the approval of the drug.
          The Orphan Drug Act was passed in January 1983 to stimulate the research, development, and approval of products that treat rare diseases. An orphan drug is defined as a product that treats a rare disease affecting fewer than 200,000 patients in the United States. Drugs are granted orphan status for a specific indication. Our lead candidate, ZYBRESTAT, has been awarded orphan drug status by the FDA and the European Commission in the European Union for the treatment of advanced anaplastic thyroid cancer, or ATC, and for the treatment of medullary, Stage IV papillary and Stage IV follicular thyroid cancers. The FDA has also granted Fast Track status to ZYBRESTAT for the treatment of regionally advanced and/or metastatic ATC.
          To date, more than 400 subjects have been treated with ZYBRESTAT in human clinical trials, and the drug candidate has generally been observed to be well-tolerated.
ZYBRESTAT for Oncology
          We are currently pursuing the clinical development of ZYBRESTAT. ZYBRESTAT is a reversible tubulin binding agent that works by disrupting the network of blood vessels, or vasculature, within solid tumors, also referred to as vascular disruption. Vascular disruption leads to tumor hypoxia, which refers to the process of starving the tumor of vitally necessary oxygen supply and subsequent tumor cell death. More specifically, ZYBRESTAT selectively targets the existing abnormal and largely immature vasculature found specifically in most solid tumors and causes endothelial cells that make up the walls of the blood vessels in that vasculature to lose their normally flat shape and to round up, thus blocking the flow of blood to the tumor. The downstream tumor environment is then deprived of oxygen and nutrients, and the resulting restriction in blood supply kills the cells in the central portion of the tumor. Based on ZYBRESTAT’s positive activity observed in animal models, we have conducted multiple clinical trials of ZYBRESTAT in a variety of tumor types.
          We have completed a Phase 2/3 clinical trial of ZYBRESTAT in patients with ATC. ATC is a very aggressive, rare but lethal cancer of the thyroid gland. Because of the rapid progression of the disease and the absence of effective therapies, median survival from the time of diagnosis is approximately 3-4 months. Furthermore, we have an ongoing clinical trial of ZYBRESTAT in patients with ovarian cancer, for which we were granted orphan drug status. We are currently planning a pivotal Phase 3 clinical trial of ZYBRESTAT in ATC, which we refer to as the FACT 2 trial, which we believe will be sufficient to obtain FDA approval and approval in Europe for the treatment of patients with advanced ATC.
          In connection with the restructuring of our business that we announced on September 1, 2011, we determined that a Company-sponsored Phase 3 registrational study of ZYBRESTAT in patients with ATC, as suggested by the FDA, would require significant additional capital exceeding our existing resources. The purchase agreement with Lincoln Park Capital Fund, LLC (LPC) that we entered into in November 2011 provides for the sale, from time to time, of up to $20 million of our common stock. The proceeds from sales under this purchase agreement will be used to advance our efforts to conduct the FACT 2 registration trial in ATC, as well as to continue to support ongoing clinical programs in other tumor types and advance our earlier stage programs.

Possible areas for future development
          We believe that, if successful, the ongoing ZYBRESTAT for oncology clinical trial program will establish a compelling rationale for further development of ZYBRESTAT as a treatment for:
•	aggressive and difficult-to-treat solid tumors;

•	use in combination with chemotherapy in a variety of solid tumors, particularly those in which carboplatin and/or paclitaxel chemotherapy are commonly used; and

•	use in combination with commonly used drugs, such as bevacizumab, that interfere with blood vessel growth, or angiogenesis, in various solid tumor indications.
          We believe these areas for potential further development collectively represent a significant unmet medical need and thus a significant potential commercial market opportunity that includes cancers of the thyroid, ovary, kidney, liver, head and neck, breast, lung, skin, brain, colon and rectum.
OXi4503, a unique, second generation VDA for oncology indications
          We are currently pursuing development of OXi4503, a second-generation, dual-mechanism VDA, as a treatment for certain solid tumor types and, as a more recent development, for the treatment of myeloid leukemias. We believe that OXi4503 is differentiated from other VDAs by its dual-action activity: in addition to having potent vascular disrupting effects, OXi4503 is unique in that certain enzymes in the human body can help convert it to a form of chemical that has direct tumor cell killing effects. We believe this unique property may result in enhanced anti-tumor activity in certain tumor types as compared with other VDA drug candidates. Based on data from preclinical studies, we believe that OXi4503 may have enhanced activity in tumor types with relatively high levels of the enzymes that facilitate the conversion of OXi4503 to the form of chemical that kills tumor cells. These tumor types include hepatocellular carcinoma, melanoma, and leukemias of the myeloid lineage. In preclinical studies, OXi4503 has shown potent anti-tumor activity against solid tumors and acute myeloid leukemia models, both as a single agent and in combination with other cancer treatment modalities.
          Based on the results of preclinical studies published in the journal Blood in September 2010 that show OXi4503 has potent activity against acute myelogenous leukemia (AML) in animal models, we entered into a clinical trial agreement pursuant to which investigators at the University of Florida initiated an investigator sponsored Phase 1 study of OXi4503 in patients with AML or myelodysplastic syndrome (MDS) in May 2011. This open-label, dose-escalating study for the treatment of up to 36 patients is being conducted in patients with relapsed or refractory AML and MDS and will evaluate the safety profile, maximum tolerated dose and biologic activity of OXi4503 in these patients. We expect that initial indications of biologic activity from this study may be available in 2012.
          The general direction of future development of OXi4503 for hematologic indications will depend on the outcome of the analysis of the study in AML, as well as available financial resources and potential partnering activities.
ZYBRESTAT for Ophthalmology
          In addition to developing ZYBRESTAT as an intravenously administered therapy for oncology indications, we have undertaken an ophthalmology research and development program with ZYBRESTAT with the ultimate goal of developing a topical formulation of ZYBRESTAT for ophthalmological diseases and conditions that are characterized by abnormal blood vessel growth within the eye that result in loss of vision.
          In December 2010, we completed a randomized, double-masked, placebo-controlled Phase 2 proof-of-mechanism trial, which we refer to as the FAVOR trial, with a single dose of intravenously-administered ZYBRESTAT in patients with polypoidal choroidal vasculopathy (PCV), a form of choroidal neovascularization, which is a condition where new blood vessels form in the choroid, a part of the eye, and which can lead to vision loss and, ultimately, blindness. Current therapies, including approved drugs that interfere with blood vessel growth, known as anti-angiogenics, appear to provide limited benefit. We believe that the architecture of the abnormal vasculature in certain eye tissues, namely the retina and choroid, which contribute to PCV patients’ loss of vision, may be particularly susceptible to treatment with a VDA such as ZYBRESTAT.
          Data from the FAVOR trial, in which ZYBRESTAT at different doses was compared to placebo in patients with PCV, followed by imaging of the retina on days 2, 8, 15, and 28, were presented at the 6th Asia-Pacific VitreoRetina Society (APVRS) Congress in Hyderabad, India on December 2, 2011. The primary objective of the study was to observe the change in the number of polyps from baseline following administration of ZYBRESTAT. Although this number was essentially unchanged, there were some suggestions of activity with a decrease in polyp activity and a reduction in subretinal fluid and retinal edema in patients receiving ZYBRESTAT.
          We believe that PCV represents an attractive target indication and development pathway for ZYBRESTAT. Unlike wet age-related macular degeneration, an indication for which several anti-angiogenic drugs are approved or prescribed off-label, conducting clinical studies of ZYBRESTAT in patients with ophthalmologic indications not yet approved for treatment with such anti-angiogenic drugs could potentially prove to reduce development time and expense. The objectives of the FAVOR trial and the ongoing preclinical program of ZYBRESTAT in ophthalmology are to:
•	determine the therapeutic utility of ZYBRESTAT in PCV, and visualize the effect of ZYBRESTAT on the vasculature of the polyps associated with PCV;
•	determine blood concentrations of drug required for activity in humans and thereby estimate, with the benefit of preclinical data, an appropriate dose of topically-administered ZYBRESTAT to be evaluated in subsequent human clinical studies; and
•	further evaluate the feasibility of developing a topical formulation of ZYBRESTAT for ophthalmological indications.
          We believe that a safe, effective and convenient topically-administered anti-vascular therapeutic would have advantages over currently approved anti-vascular, ophthalmological therapeutics, many of which must be injected directly into patients’ eyes, in some cases on a chronic monthly basis.
          We are also evaluating the requirements for additional preclinical toxicology and efficacy studies with ZYBRESTAT for topical ophthalmological formulations to better position the program for partnering. Further development of this program will depend on the outcome of our evaluation of these requirements and available financial resources.
Corporate Information
          We are a Delaware corporation, incorporated in 1988 in the state of New York and reincorporated in 1992 in the state of Delaware, with our principal corporate office in the United States at 701 Gateway Boulevard, Suite 210, South San Francisco, California 94080 (telephone: (650) 635-7000, fax: (650) 635-7001). We also have an office at 300 Bear Hill Road, Waltham, Massachusetts 02451. The address of our website is www.oxigene.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, are available to you free of charge through the “Investors” section of our web site as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the Securities and Exchange Commission. Information contained on our web site does not form a part of this prospectus.
The Offering
          On November 28, 2011, we executed a Purchase Agreement and a Registration Rights Agreement with Lincoln Park Capital Fund, LLC, or LPC. Under the Purchase Agreement, we have the right to sell up to $20,000,000 of our common stock, subject to certain limitations, to LPC at our discretion, as described below.
          Pursuant to the Registration Rights Agreement, we are filing this registration statement and prospectus with the Securities and Exchange Commission, or the SEC, covering shares that have been issued or may be issued to LPC under the Purchase Agreement. We do not have the right to commence any sales of our shares to LPC until the SEC has declared effective the registration statement of which this prospectus is a part. After the registration statement is declared effective, over approximately 36 months, we have the right, subject to the terms and conditions of the Purchase Agreement, to direct LPC to purchase up to $20,000,000 of our common stock in amounts up to $200,000 as often as every two business days under certain conditions. We can also accelerate the amount of our stock to be purchased under certain circumstances. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to LPC. The purchase price of the shares will be based on the market prices of our shares immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day’s notice. We issued 299,700 shares of our stock to LPC as an initial commitment fee for entering into the Purchase Agreement and we may issue up to 599,401 shares, of which only 299,401 are included in this prospectus, as an additional commitment fee on a pro rata basis as LPC purchases up to $20,000,000 of our stock in our discretion. For example, if we elect, at our sole discretion, to require LPC to purchase $200,000 of our stock, then we would issue 5,994 shares as a pro rata additional commitment fee, which is the product of $200,000, the amount we have elected to sell, divided by $20,000,000, the total amount we can sell to LPC under the Purchase Agreement, multiplied by 599,401, the maximum number of additional commitment shares. The additional commitment shares will only be issued pursuant to this formula if, as and when we elect to sell our stock to LPC. LPC may not assign or transfer its rights or obligations under the Purchase Agreement.
          As of November 28, 2011, there were 14,879,857 shares outstanding, of which 14,834,560 shares were held by non-affiliates, excluding the 299,700 shares which we have already issued and are being offered by LPC pursuant to this prospectus. In the aggregate, 4,849,101 shares are being offered under this prospectus, which includes 299,700 shares that we issued as an initial commitment fee and an additional 4,549,401 shares which are yet to be issued. Of that additional number, we may issue 299,401 shares as an additional commitment fee on a pro rata basis as LPC purchases up to $20,000,000 of our stock in our discretion and the remainder represent shares we may sell to LPC under the Purchase Agreement. If all of the 4,849,101 shares offered by LPC under this prospectus were issued and outstanding as of the date hereof, such shares would represent 24.58% of the total common stock outstanding or 24.64% of the outstanding shares held by non-affiliates, as adjusted, as of the date hereof. If we elect to issue and sell more than the 4,849,101 shares offered under this prospectus to LPC, which we have the right, but not the obligation to do, we must first register any such additional shares under the Securities Act, which could cause substantial dilution to our stockholders. In addition, depending on the average price at which we sell shares to LPC, if we seek to issue and sell more than 2,974,483 shares, representing 19.9% of our outstanding common stock on November 28, 2011, to LPC, we may be required to seek shareholder approval in order to remain in compliance with The NASDAQ Capital Market rules, which require shareholder approval for the issuance of more than 19.9% of a company’s outstanding shares in a private placement at a discount to the greater of market or book value of the shares. The number of shares ultimately offered for resale by LPC is dependent upon the number of shares we sell to LPC under the Purchase Agreement.

Common stock to be offered by the selling stockholder	4,849,101 shares consisting of:

• 299,700 initial commitment shares issued to LPC;

•     Up to 299,401 shares that we are required to issue proportionally to the dollars we receive from LPC in the future, as an additional commitment fee, if and when we sell additional shares to LPC under the Purchase Agreement; and

• Up to 4,250,000 shares that we may sell to LPC under the Purchase Agreement.

Common stock outstanding prior to this offering	14,879,857 shares

Common stock to be outstanding after giving effect to the issuance of 4,849,101 shares under the Purchase Agreement	19,728,958 shares

Use of Proceeds
We will receive no proceeds from the sale of shares of common stock by LPC in this offering. However, we may receive up to $20,000,000 under the Purchase Agreement with LPC. Any proceeds that we receive from sales to LPC under the Purchase Agreement will be used to fund a portion of the costs of our FACT 2 study in anaplastic thyroid cancer and general corporate purposes, including working capital and operational purposes. See “Use of Proceeds.”

Risk Factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

Symbol on The NASDAQ Capital Market	OXGN

Effect of Issuances in this Offering; Dilution
          Issuances of our common stock in this offering will have no effect on your rights or privileges as an existing holder of our common stock, except that the economic and voting interests of each stockholder will be diluted as a result of any such issuances. What this means is that, although the number of shares of common stock that current stockholders presently own will not decrease, the shares that are held by our current stockholders will represent a smaller percentage of our total shares that will be outstanding after any issuances of shares of common stock to LPC.

RISK FACTORS
          An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of these risks actually occur, our business, prospects, financial condition, results of operations or cash flows could be materially harmed. In that event, the market price of our common stock could decline and you could lose all or part of your investment.
Risks Related to Our Business
We have recently implemented a reduction in force, and now have only a limited number of employees to manage and operate our business.
          As announced on September 1, 2011, we have implemented a restructuring plan designed to focus our capital resources on our most promising early-stage clinical programs and further reduce our cash utilization. This restructuring plan involved a reduction in force of 11 full-time equivalent employees, or approximately 61%. As of the date of this prospectus, we have six full-time employees. This reduction in force and focus on reducing cash utilization requires us to manage and operate our business in a highly efficient manner. We cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all of the objectives that we otherwise would seek to accomplish.
We will be required to raise additional funds to finance our operations and remain a going concern; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.
          Our operations to date have consumed substantial amounts of cash. Negative cash flows from our operations are expected to continue over at least the next several years. Our cash utilization amount is highly dependent on the progress of our product development programs, particularly, the results of our preclinical and clinical studies, the cost, timing and outcomes of regulatory approval for our product candidates, the terms and conditions of our contracts with service providers for these programs, and the rate of recruitment of patients in our human clinical trials. In addition, the further development of our ongoing clinical trials will depend on upcoming analysis and results of those studies and our cash resources at that time.
          We expect cash on hand as of December 1, 2011 to fund our operations, supporting the projects we currently have ongoing and those costs we have committed to for future projects, through the first half of 2013. In order to remain a going concern beyond the first half of 2013, we will require significant additional funding. Should we be able to sell the shares included in this prospectus at a price equivalent to approximately $1.00 per share, we would be able to fund our operations through the entire 2013 fiscal year. Additional funds to finance our operations may not be available on terms that we deem acceptable, or at all. If we fail to secure financing before the end of the first half of 2013, we may be forced to cease all of our clinical and other activities.
          Our ongoing capital requirements will depend on numerous factors, including: the progress and results of preclinical testing and clinical trials of our product candidates under development, and in particular whether we initiate the proposed FACT 2 study in ATC; the progress of our research and development programs; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources, if any, that we devote to develop manufacturing methods and advanced technologies; our ability to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable us to continue our development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing our patent claims, or defending against possible claims of infringement by third-party patent or other technology rights; the cost of commercialization activities and arrangements, if any, undertaken by us; and, if and when approved, the demand for our products, which demand depends in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, including the range of indications for which any product is granted approval.
          If we are unable to raise additional funds when needed, we will not be able to continue development of our product candidates or we will be required to delay, scale back or eliminate some or all of our development programs or cease operations. We may seek to raise additional funds through public or private financing, strategic partnerships or other arrangements. Any additional equity financing may be dilutive to our current stockholders and debt financing, if available, may involve restrictive covenants. If we raise funds through collaborative or licensing arrangements, we may be required to relinquish, on terms that are not favorable to us, rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize. Our failure to raise capital when needed will materially harm our business, financial condition and results of operations. As a result of this uncertainty and the substantial doubt about our ability to continue as a going concern as of December 31, 2010, the Report of Independent Registered Public Accounting Firm at the beginning of the Consolidated Financial Statements section in this prospectus includes a going concern explanatory paragraph.

We have a history of losses, and we anticipate that we will continue to incur losses in the future.
          We have experienced net losses every year since our inception and, as of September 30, 2011, had an accumulated deficit of approximately $215,008,000. We anticipate continuing to incur substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on our continuing clinical trials with respect to our VDA drug candidates, technologies, and anticipated research and development activities and the general and administrative expenses associated with those activities. We have not commercially introduced any product and our potential products are in varying early stages of development and testing. Our ability to attain profitability will depend upon our ability to develop products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of our products and to license or otherwise market our products successfully. We may never achieve profitability, and even if we do, we may not be able to sustain being profitable.
Due in part to our constrained financial resources, we may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas for our product candidates or those that are in-licensed.
          We have limited technical, managerial and financial resources to determine the indications on which we should focus the development efforts related to our product candidates. Due to our limited available financial resources, we have had to curtail clinical development programs and activities that might otherwise have led to more rapid progress of our product candidates through the regulatory and development processes. For example, in February 2010 we announced a restructuring of our clinical development programs. As a part of that restructuring, we stopped enrollment in our FACT trial and have redirected available resources away from other clinical trial programs in favor of those we believe to have the highest value. In addition, in September 2011, we implemented a reduction in force, and now have only a limited number of employees to manage and operate our business and clinical programs. We may make incorrect determinations with regard to the indications and clinical trials on which to focus the available resources that we do have. Furthermore, we cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all of the objectives that we otherwise would seek to accomplish. The decisions to allocate our research, management and financial resources toward particular indications or therapeutic areas for our product candidates may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, our decisions to delay or terminate drug development programs may also cause us to miss valuable opportunities. In addition, from time to time, we may in-license or otherwise acquire product candidates to supplement our internal development activities. Those activities may use resources that otherwise would have been devoted to our internal programs. We cannot assure you that any resources that we devote to acquired or in-licensed programs will result in any products that are superior to our internally developed products.
Our product candidates have not completed clinical trials, and may never demonstrate sufficient safety and efficacy in order to do so.
          Our product candidates are in an early stage of development. In order to achieve profitable operations, we alone or in collaboration with others, must successfully develop, manufacture, introduce and market our products. The time frame necessary to achieve market success for any individual product is long and uncertain. The products currently under development by us will require significant additional research and development and extensive preclinical and clinical testing prior to application for commercial use. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in early or later-stage studies or clinical trials. Although we have obtained some favorable results to-date in preclinical studies and clinical trials of certain of our potential products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and clinical trials may not show any of our products to be safe or capable of producing a desired result. Additionally, we may encounter problems in our clinical trials that will cause us to delay, suspend or terminate those clinical trials. Further, our research or product development efforts may not be successfully completed, any compounds currently under development by us may not be successfully developed into drugs, any potential products may not receive regulatory approval on a timely basis, if at all, and competitors may develop and bring to market products or technologies that render our potential products obsolete. If any of these problems occur, our business would be materially and adversely affected.
We depend heavily on our executive officers, directors, and principal consultants and the loss of their services would materially harm our business.
          We believe that our success depends, and will likely continue to depend, upon our ability to retain the services of our current executive officers, directors, principal consultants and others. The loss of the services of any of these individuals could have a material adverse effect on our business. In addition, we have established relationships with universities, hospitals and research institutions, which have historically provided, and continue to provide, us with access to research laboratories, clinical trials, facilities and patients. Additionally, we believe that we may, at any time and from time to time, materially depend on the services of consultants and other unaffiliated third parties. We cannot assure you that consultants and other unaffiliated third parties will provide the level of service to us that we require in order to achieve our business objectives.
Our industry is highly competitive, and our products may become technologically obsolete.
          We are engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and expected to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than we do. Those companies and institutions also have substantially greater experience in developing products, in conducting clinical trials, in obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Our competitors may succeed in obtaining regulatory approval for their products more rapidly than we do. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. We are aware of at least one other company that currently has a clinical-stage VDA for use in an oncology indication. Some of these competitive products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by us. Our competitors may succeed in developing technologies and products that are more effective and/or cost competitive than those we are developing, or that would render our technology and products less competitive or even obsolete. In addition, one or more of our competitors may achieve product commercialization or patent protection earlier than we do, which could materially adversely affect us.
We have licensed in rights to ZYBRESTAT, OXi4503 and other programs from third parties. If our license agreements terminate, we may lose the licensed rights to our product candidates, including ZYBRESTAT and OXi4503, and we may not be able to continue to develop them or, if they are approved, market or commercialize them.
          We depend on license agreements with third parties for certain intellectual property rights relating to our product candidates, including patent rights. Currently, we have licensed in patent rights from Arizona State University, or ASU, and the Bristol-Myers Squibb Company for ZYBRESTAT and OXi4503 and from Baylor University for other programs. In general, our license agreements require us to make payments and satisfy performance obligations in order to keep these agreements in effect and retain our rights under them. These payment obligations can include upfront fees, maintenance fees, milestones, royalties, patent prosecution expenses, and other fees. These performance obligations typically include diligence obligations. If we fail to pay, be diligent or otherwise perform as required under our license agreements, we could lose the rights under the patents and other intellectual property rights covered by the agreements. While we are not currently aware of any dispute with any licensors under our material agreements with them, if disputes arise under any of our in-licenses, including our in-licenses from ASU and the Bristol-Myers Squibb Company, and Baylor University, we could lose our rights under these agreements. Any such disputes may or may not be resolvable on favorable terms, or at all. Whether or not any disputes of this kind are favorably resolved, our management’s time and attention and our other resources could be consumed by the need to attend to and seek to resolve these disputes and our business could be harmed by the emergence of such a dispute.
          If we lose our rights under these agreements, we may not be able to conduct any further activities with the product candidate or program that the license covered. If this were to happen, we might not be able to develop our product candidates further, or following regulatory approval, if any, we might be prohibited from marketing or commercializing them. In particular, patents previously licensed to us might after termination be used to stop us from conducting these activities.
We depend extensively on our patents and proprietary technology, and we must protect those assets in order to preserve our business.
          Although we expect to seek patent protection for any compounds we discover and/or for any specific use we discovers for new or previously known compounds, any or all of them may not be subject to effective patent protection. Further, the development of regimens for the administration of pharmaceuticals, which generally involve specifications for the frequency, timing and amount of dosages, has been, and we believe, may continue to be, important to our effort, although those processes, as such, may not be patentable. In addition, the issued patents may be declared invalid or our competitors may find ways to avoid the claims in the patents.
          Our success will depend, in part, on our ability to obtain patents, protect our trade secrets and operate without infringing on the proprietary rights of others. As of December 1, 2011, we were the exclusive licensee, sole assignee or co-assignee of twenty-eight (28) granted United States patents, fifteen (15) pending United States patent applications, three (3) pending Patent Cooperation Treaty international patent applications, and granted patents and/or pending applications in several other major markets, including the European Union, Canada and Japan. The patent position of pharmaceutical and biotechnology firms like us are generally highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in United States patents and general uncertainty as to their legal interpretation and enforceability. Accordingly, patent applications assigned or exclusively licensed to us may not result in patents being issued, any issued patents assigned or exclusively licensed to us may not provide us with competitive protection or may be challenged by others, and the current or future granted patents of others may have an adverse effect on our ability to do business and achieve profitability. Moreover, since some of the basic research relating to one or more of our patent applications and/or patents were performed at various universities and/or funded by grants, one or more universities, employees of such universities and/or grantors could assert that they have certain rights in such research and any resulting products. Further, others may independently develop similar products, may duplicate our products, or may design around our patent rights. In addition, as a result of the assertion of rights by a third party or otherwise, we may be required to obtain licenses to patents or other proprietary rights of others in or outside of the United States. Any licenses required under any such patents or proprietary rights may not be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product market introductions while our attempts to design around such patents or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, we could incur substantial costs in defending ourselves in suits brought against us or in connection with patents to which we hold licenses or in bringing suit to protect our own patents against infringement.
          We require employees and the institutions that perform our preclinical and clinical trials to enter into confidentiality agreements with us. Those agreements provide that all confidential information developed or made known to the individual during the course of the relationship with us to be kept confidential and not to be disclosed to third parties, except in specific circumstances. Any such agreement may not provide meaningful protection for our trade secrets or other confidential information in the event of unauthorized use or disclosure of such information.
If third parties on which we rely for clinical trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our product candidates.
          We do not have the ability to independently conduct the clinical trials required to obtain regulatory approval for our product candidates. We depend on independent clinical investigators and, in some cases, contract research organizations and other third-party service providers to conduct the clinical trials of our product candidates and expect to continue to do so. We rely heavily on these parties for successful execution of our clinical trials, and we do not control many aspects of their activities. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with our general investigational plan and protocol. Moreover, the FDA and corresponding foreign regulatory authorities require us and our clinical investigators to comply with regulations and standards, commonly referred to as good clinical practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or the respective trial plans and protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates or result in enforcement action against us.
Our products may result in product liability exposure, and it is uncertain whether our insurance coverage will be sufficient to cover all claims.
          The use of our product candidates in clinical trials and for commercial applications, if any, may expose us to liability claims, in the event such product candidates cause injury or disease, or result in adverse effects. These claims could be made directly by health care institutions, contract laboratories, patients or others using such products. Although we have obtained liability insurance coverage for our ongoing clinical trials, this coverage may not be in amounts sufficient to protect us from any product liability claims or product recalls which could have a material adverse effect on our financial condition and prospects. Further, adverse product and similar liability claims could negatively impact our ability to obtain or maintain regulatory approvals for our technology and product candidates under development.
If we do not obtain required regulatory approvals, we will be unable to market and sell our product candidates.
          Our product candidates are subject to extensive governmental regulations relating to development, clinical trials, manufacturing, and commercialization. Rigorous preclinical testing and clinical trials and an extensive regulatory review and approval process are required to be successfully completed in the United States and in many foreign jurisdictions before a new drug can be sold. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. The time required to obtain approval by the FDA is unpredictable but typically exceeds five years following the commencement of clinical trials, depending upon the complexity of the product candidate.
          We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA. In connection with the clinical trials of our product candidates, we face risks that:
•	the product candidate may not prove to be safe and efficacious;

•	patients may die or suffer serious adverse effects for reasons that may or may not be related to the product candidate being tested;

•	the results of later-phase clinical trials may not confirm the results of earlier clinical trials; and

•	the results may not meet the level of statistical significance or clinical benefit-to-risk ratio required by the FDA or other regulatory agencies for marketing approval.
          Only a small percentage of product candidates for which clinical trials are initiated are the subject of NDAs and even fewer receive approval for commercialization. Furthermore, even if we do receive regulatory approval to market a product candidate, any such approval may be subject to limitations such as those on the indicated uses for which we may market the product.

If clinical trials for our product candidates are prolonged, delayed or suspended, we may be unable to commercialize our product candidates on a timely basis, which would require us to incur additional costs and delay our receipt of any revenue from potential product sales.
          We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical trials that will cause us or any regulatory authority to delay or suspend those clinical trials or delay the analysis of data derived from them. A number of events, including any of the following, could delay the completion of our other ongoing and planned clinical trials and negatively impact our ability to obtain regulatory approval for, and to market and sell, a particular product candidate:
•	conditions imposed on us by the FDA or any foreign regulatory authority regarding the scope or design of our clinical trials;

•	delays in obtaining, or our inability to obtain, required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in our clinical trials;

•	insufficient supply of our product candidates or other materials necessary to conduct and complete our clinical trials;

•	slow enrollment and retention rate of subjects in clinical trials;

•	negative or inconclusive results from clinical trials, or results that are inconsistent with earlier results;

•	serious and unexpected drug-related side effects; and

•	failure of our third-party contractors to comply with regulatory requirements or otherwise meet their contractual obligations to us.
          Commercialization of our product candidates may be delayed by the imposition of additional conditions on our clinical trials by the FDA or any foreign regulatory authority or the requirement of additional supportive studies by the FDA or any foreign regulatory authority. In addition, clinical trials require sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, the conduct of other clinical trials that compete for the same patients as our clinical trials, and the eligibility criteria for our clinical trials. Our failure to enroll patients in our clinical trials could delay the completion of the clinical trial beyond our expectations. In addition, the FDA could require us to conduct clinical trials with a larger number of subjects than we have projected for any of our product candidates. We may not be able to enroll a sufficient number of patients in a timely or cost-effective manner. Furthermore, enrolled patients may drop out of our clinical trials, which could impair the validity or statistical significance of the clinical trials.
          We do not know whether our clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, if at all. Delays in our clinical trials will result in increased development costs for our product candidates. In addition, if our clinical trials are delayed, our competitors may be able to bring products to market before we do and the commercial viability of our product candidates could be limited.
Our product candidates will remain subject to ongoing regulatory review even if they receive marketing approval, and if we fail to comply with continuing regulations, we could lose these approvals and the sale of any approved commercial products could be suspended.
          Even if we receive regulatory approval to market a particular product candidate, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping related to the product will remain subject to extensive regulatory requirements. If we fail to comply with the regulatory requirements of the FDA and other applicable domestic and foreign regulatory authorities or previously unknown problems with any approved product, manufacturer, or manufacturing process is discovered, we could be subject to administrative or judicially imposed sanctions, including:
•	restrictions on the products, manufacturers, or manufacturing processes;

•	warning letters;

•	civil or criminal penalties;

•	fines;

•	injunctions;

•	product seizures or detentions;

•	pressure to initiate voluntary product recalls;

•	suspension or withdrawal of regulatory approvals; and

•	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.
If physicians and patients do not accept our future products or if the markets for indications for which any product candidate is approved is smaller than expected, we may be unable to generate significant revenue, if any.
          Even if any of our product candidates obtain regulatory approval, they may not gain market acceptance among physicians, patients, and third-party payors. Physicians may decide not to recommend our drugs for a variety of reasons including:
•	timing of market introduction of competitive products;

•	demonstration of clinical safety and efficacy compared to other products;

•	cost-effectiveness;

•	limited or no coverage by third-party payors;

•	convenience and ease of administration;

•	prevalence and severity of adverse side effects;

•	restrictions in the label of the drug;

•	other potential advantages of alternative treatment methods; and

•	ineffective marketing and distribution support of our products.
          If any of our product candidates are approved, but fail to achieve market acceptance, we may not be able to generate significant revenue and our business would suffer.
We have no manufacturing capacity, and have relied and expect to continue to rely on third-party manufacturers to produce our product candidates.
          We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates or any of the compounds that we are testing in our preclinical programs, and we lack the resources and the capabilities to do so. As a result, we currently rely, and we expect to rely in the future, on third-party manufacturers to supply our product candidates. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured our product candidates or products ourselves, including:
•	reliance on the third party for manufacturing process development, regulatory compliance and quality assurance;

•	limitations on supply availability resulting from capacity and scheduling constraints of the third party;

•	the possible breach of the manufacturing agreement by the third party because of factors beyond our control; and

•	the possible termination or non-renewal of the agreement by the third party, based on our own business priorities, at a time that is costly or inconvenient for us.
          If we do not maintain our developed important manufacturing relationships, we may fail to find replacement manufacturers or develop our own manufacturing capabilities which could delay or impair our ability to obtain regulatory approval for our products and substantially increase our costs or deplete profit margins, if any. If we do find replacement manufacturers, we may not be able to enter into agreements with them on terms and conditions favorable to us, and there could be a substantial delay before new facilities could be qualified and registered with the FDA and foreign regulatory authorities.
          The FDA and foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with current good manufacturing practices, or cGMPs. Contract manufacturers may face manufacturing or quality control problems causing drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA and comparable foreign regulatory requirements could adversely affect our clinical research activities and our ability to develop our product candidates and market our products after approval.

          Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop our product candidates and commercialize any products that receive regulatory approval on a timely basis.
The uncertainty associated with pharmaceutical reimbursement and related matters may adversely affect our business.
          Market acceptance and sales of any one or more of our product candidates that we develop will depend on reimbursement policies and may be affected by future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for any product candidates that we develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize any product candidates that we develop.
          In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs.
          The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of any products that we develop due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.
          In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, ACA, became law in the U.S. The goal of ACA is to expand coverage for the uninsured while at the same time containing overall healthcare costs. ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare Part D program. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of our product candidates. Members of the U.S. Congress and some state legislatures are seeking to overturn at least portions of the legislation, and we expect they will continue to review and assess this legislation and possibly alternative health care reform proposals. We cannot predict whether new proposals will be made or adopted, when they may be adopted or what impact they may have on us if they are adopted.
Our restated certificate of incorporation, our amended and restated by-laws, our stockholder rights agreement and Delaware law could deter a change of our management which could discourage or delay offers to acquire us.
          Certain provisions of Delaware law and of our restated certificate of incorporation, as amended, and amended and restated by-laws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of us. Further, the rights issued under the stockholder rights agreement would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our Board of Directors.
The price of our common stock is volatile, and is likely to continue to fluctuate due to reasons beyond our control.
          The market price of our common stock has been, and likely will continue to be, highly volatile. Factors, including our financial results or our competitors’ financial results, clinical trial and research development announcements and government regulatory action affecting our potential products in both the United States and foreign countries, have had, and may continue to have, a significant effect on our results of operations and on the market price of our common stock. We cannot assure you that your investment in our common stock will not fluctuate significantly. One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market. Substantially all of the shares of our common stock issuable upon exercise of outstanding options and warrants have been registered for resale or are available for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, and may be sold from time to time. Such sales, as well as future sales of our common stock by existing stockholders, or the perception that sales may occur at any time, could adversely affect the market price of our common stock. In addition, potential dilutive effects of future sales of our common stock by existing stockholders, the Company and LPC pursuant to this prospectus could have an adverse effect on the market price of our common stock.
Risks Related to the LPC Transaction
Our facility with LPC will not be sufficient to satisfy our capital requirements for all of our contemplated clinical trials.
          We may direct LPC to purchase up to $20,000,000 worth of shares of our common stock under our agreement over a 36-month period, in amounts of up to $200,000, which amounts may be increased under certain circumstances. Assuming a purchase price of $1.00 per share (the closing sale price of our common stock on December 1, 2011) and the purchase by LPC of the full number of purchase shares registered under this prospectus, the proceeds to us would be $4,250,000. The extent to which we rely on LPC as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from LPC were to prove impracticable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell the maximum amount we are eligible to sell to LPC under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would have a material adverse effect on our business, operating results, financial condition and prospects.
The sale of our common stock to LPC may cause dilution and the resales of such shares by LPC may cause the price of our common stock to decline.
          In connection with entering into the Purchase Agreement, we authorized the issuance to LPC of up to $20,000,000 worth of shares of our common stock, subject to certain limitations, plus 899,101 shares of common stock as commitment shares payable to LPC. The number of shares ultimately offered for resale by LPC under this prospectus is dependent upon the number of shares we sell to LPC under the Purchase Agreement. The purchase price for the common stock we may sell to LPC pursuant to the Purchase Agreement will fluctuate based on the trading price of our common stock in the public market. All 4,849,101 shares registered in this offering are expected to be freely tradable. We may sell the shares registered in this offering to LPC during the 36-month period following the date of this prospectus, at any time, in our sole discretion. Depending upon market liquidity during that period, a sale of shares in this offering at any given time could cause the trading price of our common stock to decline. We have issued certain commitment shares to LPC and we may sell additional shares to LPC under the Purchase Agreement. LPC may sell all, some or none of the shares we have issued or may issue in the future, to LPC and any such resales of these shares by LPC may result in substantial dilution to the interests of our existing stockholders. In addition, if we sell a substantial number of shares to LPC in this offering, or if investors expect that we will do so, the actual sales of shares or the mere existence of the facility with LPC may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that may be more favorable to us than sales to LPC under the LPC facility.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the SEC, which is known as “incorporation by reference.”
          Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements may include the following:
•	the initiation, timing, progress and results of our preclinical and clinical trials and our research and development programs;

•	the further preclinical or clinical development and commercialization of our product candidates;

•	the potential benefits of our product candidates over other therapies;

•	the timing, costs and other limitations involved in obtaining regulatory approval for any product;

•	our ability to continue as a going concern and to operate our business with our constrained financial resources;

•	our ability to carry out the objectives of our restructuring plan by focusing our capital resources on our most promising early-stage clinical programs and further reduce our cash utilization;

•	our ability to enter into any collaboration with respect to our product candidates;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our ability to retain the services of our current executive officers, directors and principal consultants;

•	our estimates of future performance; and

•	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing.
          These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” beginning on page 7 that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ from those expressed or implied by such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risks described in the “Risk Factors” section of this prospectus supplement, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.
          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus supplement to conform such statement to actual results or if new information becomes available.
          All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS
     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder, LPC. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder pursuant to this prospectus. We may receive proceeds of up to $20,000,000 under the Purchase Agreement from the sale of our common stock to LPC. Assuming a purchase price of $1.00 per share (the closing sale price of our common stock on December 1, 2011) and the purchase by LPC of the full number of purchase shares registered under this prospectus, the proceeds to us would be $4,250,000. Any issuance of shares by us to LPC under the Purchase Agreement will be made pursuant to an exemption from the registration requirements of the Securities Act. The proceeds that we receive under the Purchase Agreement are expected to be used toward funding a portion of the costs of our FACT 2 study in anaplastic thyroid cancer and for general corporate purposes, including capital expenditures, the advancement of our product candidates in clinical and preclinical trials, and to meet working capital needs. The amounts and timing of the expenditures will depend on numerous factors, such as the timing and progress of our clinical trials and research and development efforts, technological advances and the competitive environment for our product candidates. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of shares to LPC. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

THE LPC TRANSACTION
General
          On November 28, 2011, we executed a Purchase Agreement and a Registration Rights Agreement with Lincoln Park Capital Fund, LLC, or LPC. Under the Purchase Agreement, we have the right to sell up to $20,000,000 of our common stock, subject to certain limitations, to LPC at our discretion, as described below.
          Pursuant to the Registration Rights Agreement, we are filing this registration statement and prospectus with the Securities and Exchange Commission, or the SEC, covering shares that have been issued or may be issued to LPC under the Purchase Agreement. We do not have the right to commence any sales of our shares to LPC until the SEC has declared effective the registration statement of which this prospectus is a part. After the registration statement is declared effective, over approximately 36 months, we have the right, subject to the terms of the Purchase Agreement, to direct LPC to purchase up to $20,000,000 of our common stock in amounts up to $200,000 as often as every two business days under certain conditions. We can also accelerate the amount of our stock to be purchased under certain circumstances. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to LPC. The purchase price of the shares will be based on the market prices of our shares immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day’s notice. We issued 299,700 shares of our stock to LPC as an initial commitment fee for entering into the agreement and we may issue up to 599,401 shares, of which only 299,401 are included in this prospectus, as an additional commitment fee on a pro rata basis as LPC purchases up to $20,000,000 of our stock in our discretion. For example, if we elect, at our sole discretion, to require LPC to purchase $200,000 of our stock then we would issue 5,994 shares of the pro rata additional commitment fee, which is the product of $200,000, the amount we have elected to sell, divided by $20,000,000, the total amount we can sell to LPC under the Purchase Agreement, multiplied by 599,401, the maximum number of additional commitment shares. The additional commitment shares will only be issued pursuant to this formula if, as and when we elect to sell our stock to LPC. LPC may not assign or transfer its rights or obligations under the Purchase Agreement.
          As of November 28, 2011, there were 14,879,857 shares outstanding, including 14,834,560 shares held by non-affiliates, excluding the 299,700 shares which we have already issued and are being offered by LPC pursuant to this prospectus. In the aggregate, 4,849,101 shares are being offered under this prospectus, which includes 299,700 shares that we issued as an initial commitment fee and an additional 4,549,401 shares which are yet to be issued. Of that additional number, we may issue 299,401 shares as an additional commitment fee on a pro rata basis as LPC purchases up to $20,000,000 of our stock in our discretion and the remainder represent shares we may sell to LPC under the Purchase Agreement. If all of the 4,849,101 shares offered by LPC under this prospectus were issued and outstanding as of the date hereof, such shares would represent 24.58% of the total common stock outstanding or 24.64% of the outstanding shares held by non-affiliates, as adjusted, as of the date hereof. If we elect to issue and sell more than the 4,849,101 shares offered under this prospectus to LPC, which we have the right, but not the obligation, to do, we must first register any such additional shares under the Securities Act, which could cause substantial dilution to our stockholders. In addition, depending on the average price at which we sell shares to LPC, if we seek to issue and sell more than 2,974,483 shares, representing 19.9% of our outstanding common stock on November 28, 2011, to LPC, we may be required to seek shareholder approval in order to remain in compliance with The NASDAQ Capital Market rules, which require shareholder approval for the issuance of more than 19.9% of a company’s outstanding shares in a private placement at a discount to the greater of market or book value of the shares. The number of shares ultimately offered for resale by LPC is dependent upon the number of shares we sell to LPC under the Purchase Agreement.
Purchase of Shares Under The Purchase Agreement
          Under the Purchase Agreement, on any business day selected by us and as often as every two business days, we may direct LPC to purchase up to $200,000 of our common stock. The purchase price per share is equal to the lesser of:
•	the lowest sale price of our common stock on the purchase date; or

•	the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the purchase date.
          The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price.
          We may increase the purchase amount from $200,000 to the following amounts:
•	up to $400,000, if the closing sale price of our common stock is not below $1.20 per share on the purchase date;

•	up to $600,000, if the closing sale price of our common stock is not below $2.20 per share on the purchase date;

•	up to $800,000, if the closing sale price of our common stock is not below $3.00 per share on the purchase date; and

•	up to $1,200,000, if the closing sale price of our common stock is not below $4.50 per share on the purchase date.
Minimum Purchase Price
          Under the Purchase Agreement, we have set a minimum purchase price, or the floor price, of $0.50, which means that LPC shall not have the right or the obligation to purchase any of our common stock if the purchase price would be less than the floor price.
Events of Default
             The following events constitute events of default under the Purchase Agreement:
•	the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to LPC for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three (3) consecutive business days;

•	the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market, the OTC Bulletin Board (or nationally recognized successor thereto or comparable markets), or the NYSE Amex;

•	the transfer agent’s failure for five (5) business days to issue to LPC shares of our common stock to which LPC is entitled under the Purchase Agreement;

•	any material breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which would reasonably be expected to have a material adverse effect on us, subject to a cure period of five (5) business days;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•	if we reach the share limit under applicable NASDAQ Capital Market rules (generally, 2,974,483 shares, or 19.99% of our outstanding shares prior to entering into the Purchase Agreement with LPC), to the extent applicable under NASDAQ Capital Market rules, and we have not obtained any necessary shareholder approvals.
          LPC does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party. During an event of default, all of which are outside the control of LPC, shares of our common stock cannot be sold by us to LPC or purchased by LPC under the terms of the Purchase Agreement.
Our Termination Rights
          We have the unconditional right at any time for any reason to give notice to LPC terminating the Purchase Agreement without any cost to us.
No Short-Selling or Hedging by LPC
          LPC has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time following the date of the Purchase Agreement until the termination of the Purchase Agreement.
Effect of Performance of the Purchase Agreement on Our Stockholders
          All 4,849,101 shares registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36 months from the date of this prospectus. The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. LPC may ultimately purchase all, some or none of the 4,549,401 shares of common stock not yet issued but registered in this offering. If we sell these shares to LPC, LPC may sell all, some or none of these shares immediately or in the future and any such resales of these shares by LPC may result in substantial dilution to the interests of our existing stockholders. In addition, if we sell a substantial number of shares to LPC in this offering, or if investors expect that we will do so, the actual sales of shares or the mere existence of the facility with LPC may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that may be more favorable to us than sales to LPC under the LPC facility. However, we have the right to control the timing and amount of any sales of our shares to LPC and we may terminate the Purchase Agreement at any time at our discretion without any cost to us.
          In connection with entering into the Purchase Agreement, we authorized the sale to LPC of up to $20,000,000 worth of shares of our common stock, exclusive of the 299,700 initial commitment shares issued to LPC on November 28, 2011 and the 599,401 additional commitment shares that may be issued to LPC. We have the right to terminate the agreement without any payment or liability to LPC at any time, including in the event that all $20,000,000 is sold to LPC under the Purchase Agreement. The number of shares ultimately offered for resale by LPC is dependent upon the number of shares we sell to LPC under the Purchase Agreement. The following table sets forth the amount of proceeds we would receive from LPC from the sale of shares that are registered in this offering at varying purchase prices:

	Number of	Percentage of
	Registered Shares	Outstanding Shares	Proceeds from the
Assumed	to be Issued if	After Giving Effect	Sale of Shares
Average	Full	to the Issuance to	to LPC Under the
Purchase Price	Purchase (1) (2)	LPC (3)	Purchase Agreement
$0.50(4)	4,482,235	23.06%	$2,241,117
$1.00(5)	4,417,023	23.06%	$4,417,023
$2.50	4,250,000	23.06%	$10,625,000
$5.00	4,000,000	22.07%	$20,000,000
$10.00	2,000,000	13.16%	$20,000,000

(1)	Although the Purchase Agreement provides that we may sell up to $20,000,000 of our common stock to LPC, we are only registering 4,549,401 shares under this prospectus (less the additional commitment shares issuable to LPC on a pro rata basis if, as and when we sell the purchase shares to LPC under the Purchase Agreement), which may or may not cover all shares we ultimately sell to LPC under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering.

(2)	The number of registered shares to be issued includes a number of shares to be purchased at the applicable price plus the applicable additional commitment shares issuable to LPC (but not the initial commitment shares), and no proceeds will be attributable to such commitment shares.

(3)	The denominator is based on 15,179,557 shares outstanding as of November 29, 2011, which includes the 299,700 initial commitment shares issued to LPC on November 28, 2011, which are part of this offering, and the number of shares set forth in the adjacent column, which includes the additional commitment shares issuable to LPC on a pro rata basis if, as and when we sell the purchase shares to LPC under the Purchase Agreement. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column. The number of shares in such column does not include shares that may be issued to LPC which are not registered in this offering.

(4)	Under the Purchase Agreement, we may not sell and LPC may not purchase any shares at a purchase price less than $0.50 per share.

(5)	The closing sale price of our shares on December 1, 2011.

SELLING STOCKHOLDER
          This prospectus relates to the possible resale by the selling stockholder, LPC, of shares of common stock that we may issue pursuant to the Purchase Agreement we entered into with LPC on November 28, 2011. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Registration Rights Agreement we entered into with LPC on November 28, 2011, in which we agreed to provide certain registration rights with respect to the sale to LPC under the Purchase Agreement of up to $20,000,000 of common stock, subject to certain limitations, over a thirty-six (36) month period.
          LPC, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we sell to LPC under the Purchase Agreement.
          The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of December 1, 2011. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us. As used in this prospectus, the term “selling stockholder” includes LPC and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.
          Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based both on 15,181,094 shares of our common stock actually outstanding as of December 1, 2011 and on the assumption that all shares of common stock issuable under the Purchase Agreement are outstanding as of that date.

Shares to be Sold
in the Offering
Assuming The
		Percentage of		Company Issues The	Percentage of
	Shares Beneficially	Outstanding Shares		Maximum Number of	Outstanding Shares
	Owned Before	Beneficially Owned		Shares Under the	Beneficially Owned
Selling Stockholder	Offering	Before Offering		Purchase Agreement	After Offering
Lincoln Park Capital Fund, LLC (1)	299,700 (2)	2.0	%(2)	4,849,101	*

*	less than 1%

(1)	Josh Scheinfeld and Jonathan Cope, the principals of LPC, are deemed to be beneficial owners of all of the shares of common stock owned by LPC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this prospectus.

(2)	299,700 shares of our common stock were issued to LPC as initial commitment shares under the Purchase Agreement. We may at our discretion elect to issue to LPC up to an additional $20,000,000 worth of our shares of our common stock and 599,401 shares of our common stock, of which only 299,401 are included in this prospectus, as additional commitment shares under the Purchase Agreement and in this offering, though such shares are not included in determining the percentage of shares beneficially owned before the offering.

PLAN OF DISTRIBUTION
          The common stock offered by this prospectus is being offered by Lincoln Park Capital Fund, LLC, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:
•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.
          In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.
          Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.
          LPC is an “underwriter” within the meaning of the Securities Act.
          Neither we nor LPC can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between LPC, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.
          We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify LPC and related persons against specified liabilities, including liabilities under the Securities Act.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
          LPC and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.
          We have advised LPC that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.
          This offering will terminate on the date that all shares offered by this prospectus have been sold by LPC.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER
PURCHASES OF EQUITY SECURITIES
          Our common stock is traded on The NASDAQ Capital Market under the symbol “OXGN.” Prior to March 3, 2011, our common stock was traded on The NASDAQ Global Market under the symbol “OXGN.” The following table sets forth the high and low sales price per share for our common stock on The NASDAQ Global Market and The NASDAQ Capital Market, as applicable, for each quarterly period during the two most recent fiscal years and subsequent interim periods.
          In February 2011, our board of directors voted unanimously to implement a 1:20 reverse stock split of our common stock, following authorization of the reverse split by a stockholder vote on December 21, 2010. The reverse split became effective on February 22, 2011. All of the per share sales prices shown in the table below have been adjusted to reflect the effect of this reverse split.

	Fiscal Year 2011				Fiscal Year 2010		Fiscal Year 2009
	High		Low		High	Low	High	Low
First Quarter	$5.20		$1.69		$27.60	$20.00	$17.80	$10.40
Second Quarter	$6.38		$1.52		$26.40	$7.40	$55.60	$14.20
Third Quarter	$2.62		$1.00		$11.00	$5.20	$47.40	$26.20
Fourth Quarter	$1.97	(1)	$0.82	(1)	$6.00	$3.80	$34.00	$20.20

(1)	Through December 1, 2011
          On December 1, 2011, the closing price of our common stock on The NASDAQ Capital Market was $1.00 per share. As of December 1, 2011, there were approximately 80 stockholders of record of the approximately 15,181,094 outstanding shares of our common stock. We believe, based on the number of proxy statements and related materials distributed in connection with our 2011 Annual Meeting of Stockholders, that there are approximately 10,735 beneficial owners of our common stock.
Dividend Policy
          We have not declared or paid any cash dividends on our common stock since our inception in 1988, and do not intend to pay cash dividends in the foreseeable future. We presently intend to retain future earnings, if any, to finance the growth and development of our business.

SELECTED FINANCIAL DATA
          The following tables set forth financial data with respect to the Company for each of the five years in the period ended December 31, 2010, and selected quarterly data for the quarters and nine month periods ended September 30, 2011 and September 30, 2010. The selected financial data for each of the five years ended December 31, 2010 has been derived from the audited consolidated financial statements of the Company. The financial data for the quarterly financial data for the quarters and nine month periods ended September 30, 2011 and September 30, 2010 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods.
          Operating results for the three and nine months ended September 30, 2011 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2011. The information below should be read in conjunction with the financial statements (and notes thereto) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in this prospectus.
          In February 2011, our board of directors voted unanimously to implement a 1:20 reverse stock split of our common stock, following authorization of the reverse split by a stockholder vote on December 21, 2010. The reverse split became effective on February 22, 2011. All of the share and per share amounts discussed and shown in the statements and tables below have been adjusted to reflect the effect of this reverse split.

STATEMENT OF OPERATIONS DATA

	Years ended December 31,
	2010	2009	2008	2007	2006
	(Amounts in thousands except per share amounts)
STATEMENT OF OPERATIONS DATA:
License Revenue:	$—	$—	$12	$12	$—

Operating costs and expenses:
Research and development	12,114	22,256	18,995	14,511	11,213
General and administrative	5,885	8,900	6,957	7,774	6,703
Restructuring	510	—	—	—	—

Total operating costs and expenses	18,509	31,156	25,952	22,285	17,916

Loss from operations	(18,509)	(31,156)	(25,940)	(22,273)	(17,916)

Change in fair value of warrants and other financial instruments	(6,018)	2,166	3,335	—	—
Investment income	17	110	618	1,955	2,502
Other income (expense), net	740	(63)	66	(71)	(43)

Consolidated net loss	$(23,770)	$(28,943)	$(21,921)	$(20,389)	$(15,457)

Net loss attributed to non controlling interest	$—	$(4,215)	$(520)	$—	$—

Net loss attributed to OXiGENE, Inc.	$(23,770)	$(24,728)	$(21,401)	$(20,389)	$(15,457)

Excess purchase price over carrying value of noncontrolling interest acquired in Symphony ViDA, Inc	$—	$(10,383)	$—	$—	$—

Net loss applicable to common stock	$(23,770)	$(35,111)	$(21,401)	$(20,389)	$(15,457)

Basic and diluted net loss per share attributed to OXiGENE, Inc. common shares	$(5.96)	$(13.15)	$(13.96)	$(14.60)	$(11.19)

Weighted-average number of common shares outstanding	3,988	2,671	1,533	1,397	1,381

	As of September 30,	As of December 31,
	2011	2010	2009	2008	2007	2006
		(Amounts in thousands except per share amounts)
BALANCE SHEET DATA:
Cash, restricted cash and equivalents and available-for-sale securities	$12,664	$4,677	$14,072	$18,918	$28,438	$45,839
Marketable securities held by Symphony ViDA, Inc., restricted	—	—	—	14,663	—	—
Working capital	9,964	1,797	6,356	28,320	23,880	42,083
Total assets	13,375	5,567	15,617	35,031	30,064	47,642
Total liabilities	2,978	10,822	9,818	6,292	5,207	4,222
Accumulated deficit	(215,008)	(207,700)	(183,930)	(159,202)	(137,801)	(117,412)
Noncontrolling interest		—	—	9,432	—	—
Total stockholders’ (deficit)equity	$10,397	$(5,255)	$5,799	$28,739	$24,857	$43,420
     The amount related to loss attributed to non controlling interest in Symphony ViDA, Inc. (“ViDA”) represents the loss for the ViDA entity from its inception in October 2008 through the acquisition of ViDA in July 2009. The investments reported as held by ViDA represented the fair value of amounts held by ViDA and were included in the acquisition.

Quarterly Financial Data for 2011 and 2010
The following is a summary of the quarterly results of operations for the three and nine months ended September 30, 2011 and September 30, 2010: (Amounts in thousands)

	Three Months Ended
	September 30,	September 30,
	2011	2010

License revenue	$—	$—
Net loss	(3,513)	(13,536)
Basic and diluted net loss per share	$(0.25)	$(3.47)

	Nine Months Ended
	September 30,	September 30,
	2011	2010
|	|
License revenue	$—	$—
Net loss	(7,308)	(22,027)
Basic and diluted net loss per share	$(0.74)	$(6.24)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          The following discussion and analysis of financial condition and results of operations should be read together with our financial statements and accompanying notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.
          We are a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. Our primary focus is the development of product candidates referred to as vascular disrupting agents, or VDAs, that selectively disable and destroy abnormal blood vessels that provide solid tumors a means of growth and survival and also are associated with visual impairment in a number of ophthalmological diseases and conditions. To date, more than 400 subjects have been treated with ZYBRESTAT, our lead candidate, in human clinical trials, and the drug candidate has generally been observed to be well-tolerated.
          In February 2011, our board of directors voted unanimously to implement a 1:20 reverse stock split of our common stock, following authorization of the reverse split by a shareholder vote on December 21, 2010. The reverse split became effective on February 22, 2011. All of the share and per share amounts discussed in this prospectus have been adjusted to reflect the effect of this reverse split.
          Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments, including those related to intangible assets. We base our estimates on historical experience and on various other factors that are believed to be appropriate under the circumstances, the results of which form the basis for making the judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
          Our significant accounting policies are described in detail in Note 1 to our condensed consolidated financial statements for the fiscal year ended December 31, 2010 and in Note 1 to our condensed financial statements for the fiscal quarter ended September 30, 2011 included in this prospectus.
RESULTS OF OPERATIONS
Three Months Ended September 30, 2011 and September 30, 2010
Revenue
          We reported no licensing revenue for the three months ended September 30, 2011 and September 30, 2010. As of September 30, 2011, our only source of potential revenue was from the license to a third party of our formerly owned Nicoplex and Thiol nutritional and diagnostic technology. Future revenues from this license agreement, if any, are expected to be minimal. We do not expect to generate material revenue or fee income in the near future unless we enter into a major licensing arrangement.
Costs and expenses
Summary
          The following table summarizes our operating expenses for the periods indicated, in thousands and as a percentage of total expenses. This table also provides the changes in our operating components and their percentages:

	Three Months ended September 30,
	2011		2010
		% of Total		% of Total
		Operating		Operating	Increase (Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
Research and development	$1,098	31%	$2,379	65%	$(1,281)	-54%
General and administrative	1,309	37%	1,256	35%	53	4%
Restructuring	1,146	32%	—		1,146

Total operating expenses	$3,553	100%	$3,635	100%	$(82)	-2%

Research and development expenses
          The table below summarizes the most significant components of our research and development expenses for the periods indicated, in thousands and as a percentage of total research and development expenses. The table also provides the changes in these components and their percentages:

	Three Months ended September 30,
	2011		2010
		% of Total		% of Total	Increase (Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
External services	$500	46%	$1,510	63%	$(1,010)	-67%
Employee compensation and related	472	43%	644	27%	(172)	-27%
Employee stock-based compensation	5	0%	62	3%	(57)	-92%
Other	121	11%	163	7%	(42)	-26%

Total research and development	$1,098	100%	$2,379	100%	$(1,281)	-54%

          The reduction in external services expenses for the quarter ended September 30, 2011 compared to the same three month period in 2010 is primarily attributable to a reduction in spending on all of our clinical projects for the comparable periods with the majority of the reduction coming from ZYBRESTAT for oncology program, most prominently our anaplastic thyriod cancer and non-small cell lung cancer projects. These two major studies have been progressing to conclusion over the last 12 to 18 months. In addition, we experienced reductions in expenses on our OXi4503 and ZYBRESTAT for ophthalmology programs for the comparable 2011 period, primarily related to our decision in February 2010 to scale back efforts on some of our projects in these areas.
          The reduction in employee compensation and related expenses for the quarter ended September 30, 2011 compared to the same three month period of 2010 is due to the reductions in our clinical project expenses noted above. In February 2010, we implemented a Company wide restructuring plan due to our decision to scale back activities in some of our ongoing clinical projects.
          We continue to evaluate next steps in the development of our clinical programs. As a result, research and development expenses in the future could vary significantly from those incurred in the 2011 fiscal year.
General and administrative expenses
          The table below summarizes the most significant components of our general and administrative expenses for the periods indicated, in thousands and as a percentage of total general and administrative expenses. The table also provides the changes in these components and their percentages:

	Three Months ended September 30,
	2011		2010
		% of Total		% of Total	Increase (Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
Employee compensation and related	$410	31%	$456	36%	$(46)	-10%
Employee stock-based compensation	46	4%	85	7%	(39)	-46%
Consulting and professional services	494	38%	453	36%	41	9%
Other	359	27%	262	21%	97	37%

Total general and administrative	$1,309	100%	$1,256	100%	$53	4%

          General and administrative expenses remained fairly flat for the comparable three month periods ended September 30, 2011 and September 30, 2010. Employee stock-based compensation expense can vary significantly from period to period due to the timing and vesting of option grants. During fiscal 2011, there have not been any stock option grants to employees. The increase in other expense for the three month period ended September 30, 2011 compared to the same three month period ended September 30, 2010 is attributable to higher fees and taxes related to being a public company.

Restructuring Plan
          On September 1, 2011, we announced a restructuring plan designed to focus our capital resources on our most promising early-stage clinical programs and further reduce our cash utilization.
          We offered severance benefits to the terminated employees, and anticipate recording a total charge of approximately $1,200,000, primarily associated with personnel-related termination costs. In order to provide for an orderly transition, we are implementing the reduction in work force in a phased manner. We took a restructuring charge in the third quarter of 2011 of approximately $1,146,000, with the remainder expected to be taken over the following two quarters as the transition is effected. Substantially all of the charge is expected to represent cash expenditures.
Other Income and Expenses
          The table below summarizes Other Income and Expense in our Statements of Operations for the three month periods ended September 30, 2011 and September 30, 2010, in thousands:

	Three months ended September 30,		Increase (Decrease)
	2011	2010	Amount	%
Change in fair value of warrants and other financial instruments	$40	$(9,893)	$9,933	-100%
Investment income	1	3	(2)	-67%
Other (expense) income, net	(1)	(11)	10	-91%

Total	$40	$(9,901)	$9,941	-100%
          We recorded an unrealized (non cash) loss in 2011 and gain in 2010 as a result of the change in the estimated Fair Market Value of our common stock warrants issued in connection with the offerings of our common stock as discussed in the Warrants section of Note 5 to the financial statements.
          The table below summarizes the components of the change in fair value of warrants and other financial instruments for the three month periods ended September 30, 2011 and September 30, 2010, in thousands.

	Three months ended September 30,
	2011	2010
Committed Equity Financing Facility Warrants	$—	$5

Direct Registration Warrants	40	99

Private Placement Warrants	—	(9,997)

Total gain (loss) on change in fair market value of derivatives	$40	$(9,893)
Nine Months Ended September 30, 2011 and September 30, 2010
Revenue
     We reported no licensing revenue for the nine months ended September 30, 2011 and September 30, 2010. As of September 30, 2011, our only source of potential revenue is from the license to a third party of our formerly owned Nicoplex and Thiol nutritional and diagnostic technology. Future revenues from this license agreement, if any, are expected to be minimal. We do not expect to generate material revenue or fee income unless we enter into a major licensing arrangement.

Costs and expenses
Summary
     The following table summarizes our operating expenses for the periods indicated, in thousands and as a percentage of total expenses. This table also provides the changes in our operating components and their percentages:

	Nine Months ended September 30,
	2011		2010
		% of Total		% of Total
		Operating		Operating	Increase (Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
Research and development	$4,280	45%	$9,912	66%	$(5,632)	-57%
General and administrative	4,095	43%	4,637	31%	(542)	-12%
Restructuring	1,146	12%	510	3%	636	125%

Total operating expenses	$9,521	100%	$15,059	100%	$(5,538)	-37%

Research and development expenses
          The table below summarizes the most significant components of our research and development expenses for the periods indicated, in thousands and as a percentage of total research and development expenses. The table also provides the changes in these components and their percentages:

	Nine Months ended September 30,
	2011		2010
		% of Total		% of Total	Increase (Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
External services	$2,050	48%	$6,703	68%	$(4,653)	-69%
Employee compensation and related	1,664	39%	2,579	26%	(915)	-35%
Employee stock-based compensation	171	4%	109	1%	62	57%
Other	395	9%	521	5%	(126)	-24%

Total research and development	$4,280	100%	$9,912	100%	$(5,632)	-57%
          The reduction in external services expenses for the nine month period ended September 30, 2011 compared to the same nine month period in 2010 is primarily attributable to a reduction in spending on all of our clinical projects for the comparable periods with the majority of the reduction coming from ZYBRESTAT for oncology program, most prominently our anaplastic thyroid cancer and non-small cell lung cancer projects. These two major studies have been progressing to conclusion over the last 12 to 18 months. In addition, we experienced reductions in expenses on our OXi4503 and ZYBRESTAT for ophthalmology programs for the comparable 2011 period, primarily related to our decision in February 2010 to scale back efforts on some of our projects in these areas.
          The reduction in employee compensation and related expenses for the nine month period ended September 30, 2011 compared to the same nine month period of 2010 is due to the reductions in our clinical project expenses noted above. In February 2010, we implemented a Company wide restructuring plan due to our decision to scale back activities in some of our ongoing clinical projects.
          The increase in stock-based compensation expense for the nine month period ended September 30, 2011 compared to the same nine month period of 2010 is primarily due to the timing of issuance and vesting of stock options for the comparable periods.
          The reduction in other expenses for the nine month period ended September 30, 2011 compared to the same nine month period of 2010 is primarily due to a reduction in both our research and development facility related costs as well as program wide support costs for the comparable periods.
General and administrative expenses
          The table below summarizes the most significant components of our general and administrative expenses for the periods indicated, in thousands and as a percentage of total general and administrative expenses. The table also provides the changes in these components and their percentages:

	Nine Months ended September 30,
	2011		2010
		% of Total		% of Total	Increase (Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
Employee compensation and related	$1,395	34%	$1,591	34%	$(196)	-12%
Employee stock-based compensation	331	8%	312	7%	$19	6%
Consulting and professional services	1,460	36%	1,909	41%	$(449)	-24%
Other	909	22%	825	18%	$84	10%

Total general and administrative	$4,095	100%	$4,637	100%	$(542)	-12%

          The reduction in employee compensation and related expenses for the nine month period ended September 30, 2011 compared to the same nine month period of 2010 is due to a reduction in our average full time equivalents for the comparable periods. In February 2010, we implemented a Company wide restructuring plan due to our decision to scale back activities in some of our ongoing clinical projects.
          The reduction in consulting and professional services expenses for the nine month period ended September 30, 2011 compared to the same nine month period of 2010 is primarily due to one time costs incurred in our attempt to acquire Vaxgen Inc and due to the PIPE financing deal that did not recur in the 2011 period and lower board member compensation attributable to lower stock cost basis during the 2011 nine month period as board members are paid in the form of non-cash stock grants. In addition, we experienced lower legal, accounting and service provider expenses due to fewer significant transactions during the 2011 period.
          Restructuring Plan
          On September 1, 2011, we announced a restructuring plan designed to focus our capital resources on our most promising early-stage clinical programs and further reduce our cash utilization.
          We offered severance benefits to the terminated employees, and anticipate recording a total charge of approximately $1,200,000, primarily associated with personnel-related termination costs. In order to provide for an orderly transition, we are implementing the reduction in work force in a phased manner. We took a restructuring charge in the third quarter of 2011 of approximately $1,146,000, with the remainder expected to be taken over the following two quarters as the transition is effected. Substantially all of the charge is expected to represent cash expenditures.
          We also executed a restructuring in February 2010, designed to focus our existing resources on our highest-value clinical assets and reduce our cash utilization. We incurred a charge of $510,000, primarily associated with personnel-related termination costs in connection with this restructuring.
Other Income and Expenses
          The table below summarizes Other Income and Expense in our Statements of Operations for the nine month periods ended September 30, 2011 and September 30, 2010, in thousands:

	Nine months ended September 30,		Increase (Decrease)
	2011	2010	Amount	%
Change in fair value of warrants and other financial instruments	$2,219	$(6,987)	$9,206	-132%
Investment income	3	14	(11)	-79%
Other (expense) income, net	(9)	5	(14)	-280%

Total	$2,213	$(6,968)	$9,181	-132%

          We recorded an unrealized (non cash) gain in both the 2011 and 2010 periods as a result of the change in the estimated Fair Market Value of our common stock warrants issued in connection with the offerings as discussed in the Warrants section of Note 4 to the financial statements.
          The table below summarizes the components of the change in fair value of warrants for the nine month periods ended September 30, 2011 and September 30, 2010, in thousands.

	Nine months ended September 30,
	2011	2010
Committed Equity Financing Facility Warrants	$3	$95

Direct Registration Warrants	99	2,077

Excess of value of the Private Placement Warrants at issuance over the net proceeds of the offering	—	(4,433)

Gain recognized in connection with warrant exchange agreements	690	—

Private Placement Warrants	1,427	(4,726)

Total gain (loss) on change in fair market value of derivatives	$2,219	$(6,987)

Years ended December 31, 2010 and 2009
Revenues
          We did not recognize any license revenue in the years ended December 31, 2010 and 2009, in connection with the license of our nutritional and diagnostic technology or otherwise. Future revenues, if any, from this license agreement are expected to be minimal.
          Our future revenues will depend upon our ability to establish collaborations with respect to, and generate revenues from products currently under development by us. We expect that we will not generate meaningful revenue unless and until we enter into new collaborations providing for funding through the payment of licensing fees and up-front payments.
          Costs and Expenses
          The following table summarizes our operating expenses for the periods indicated, in thousands and as a percentage of total expenses:

	2010		2009
		% of Total		% of Total	Increase
		Operating		Operating	(Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
Research and development	$12,114	65%	$22,256	71%	$(10,142)	-46%
General and administrative	5,885	32%	8,900	29%	(3,015)	-34%
Restructuring	510	3%	—		510	N/A

Total operating expenses	$18,509	100%	$31,156	100%	$(12,647)	-41%

Research and development expenses
          The table below summarizes the most significant components of our research and development expenses for the periods indicated, in thousands and as a percentage of total research and development expenses and provides the changes in these components and their percentages:

	2010		2009		Increase
		% of Total		% of Total	(Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
External services	$7,944	66%	$13,233	59%	$(5,289)	-40%
Employee compensation and related	3,247	27%	7,692	35%	(4,445)	-58%
Stock-based compensation	241	1%	184	1%	57	31%
Other	682	6%	1,147	5%	(465)	-41%

Total research and development	$12,114	100%	$22,256	100%	$(10,142)	-46%

          The reduction in external services expenses for the year ended December 31, 2010 compared to the same twelve month period in 2009 is primarily attributable to a reduction in spending on our ZYBRESTAT for Oncology program of approximately $3.3 million. This reduction is primarily attributable to lower costs on our ATC study for the comparable 2010 period in connection with our decision to discontinue further recruitment of patients on this study in February 2010. In addition, we experienced reductions in expenses on both our OXi4503 and ZYBRESTAT for Ophthalmology programs for the comparable 2010 period, primarily related to our decision in February 2010 to scale back efforts in some of our projects in these areas as well.
          The reduction in employee compensation and related expenses for the year ended December 31, 2010 compared to the same twelve month period of 2009 is due to a 50% reduction in our average full time equivalents for the comparable 2010 period. In February 2010 we implemented a Company-wide restructuring plan due to our decision to scale back activities in some of our ongoing clinical projects.

          The reduction in other expenses for the year ended December 31, 2010 compared to the same twelve month period of 2009 is primarily due to a reduction in both our research and development facility related costs as well as program wide support costs for the comparable 2010 period.
          General and administrative expenses
          The table below summarizes the most significant components of our general and administrative expenses for the periods indicated, in thousands and as a percentage of total general and administrative expenses and provides the changes in these components and their percentages:

	2010		2009		Increase
		% of Total		% of Total	(Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
Employee compensation and related	$2,049	35%	$3,165	36%	$(1,116)	-35%
Stock-based compensation	453	8%	272	3%	$181	67%
Consulting and professional services	2,295	39%	4,409	50%	$(2,114)	-48%
Other	1,088	18%	1,054	11%	$34	3%

Total general and administrative	$5,885	100%	$8,900	100%	$(3,015)	-34%

          The reduction in employee compensation and related expenses for the year ended December 31, 2010 compared to the same twelve month period of 2009 is due to a reduction in both our average full time equivalents of 16% and expenses in the 2009 period for administrative costs associated with the Symphony ViDA entity that did not recur in the 2010 period. In February 2010, we implemented a Company-wide restructuring plan due to our decision to scale back activities in some of our ongoing clinical projects. The number and scope of our clinical development projects affects how we staff and support those projects.
          The increase in stock based compensation expense for the year ended December 31, 2010 compared to the same twelve month period of 2009 is due to timing and vesting periods of option awards to employees.
          The reduction in consulting and professional services expenses for the year ended December 31, 2010 compared to the same twelve month period of 2009 is primarily due to a reduction in both recurring professional services fees including director and audit fees for the comparable periods as well as one time costs incurred in the 2009 period for corporate wide quality systems reviews and costs incurred in our attempt to acquire VaxGen Inc. that did not recur in the 2010 period.
          On February 11, 2010, we announced a restructuring plan designed to focus resources on our highest-value clinical assets and reduce our cash utilization. Key aspects of the restructuring and its effects on our current clinical trials are as follows:
•	We continue to advance our high-priority Phase 2 ZYBRESTAT trial in non-small cell lung cancer (FALCON study), with updated safety and efficacy results anticipated for presentation at the upcoming American Society of Clinical Oncology (ASCO) meeting in June 2011.

•	We stopped further enrollment in the Phase 2/3 FACT clinical trial in anaplastic thyroid cancer (ATC), but have continued to treat and follow all patients who enrolled in the study. We expect this approach to optimize our ability to gain useful additional insight into ZYBRESTAT’s antitumor activity earlier than the previously anticipated timeline, while also reducing cash utilization in 2010 and beyond.

•	We discontinued enrolling patients in our OXi4503 Phase 1b trial in patients with hepatic tumors. We are evaluating the results received to date.

•	We discontinued enrollment in our Phase 2 FAVOR study of ZYBRESTAT in polypoidal choroidal vasculopathy (PCV), a form of macular degeneration. After completing enrollment in the fall of 2010, we are considering next steps for this program.

•	Future development decisions concerning the OXi4503 program and the ZYBRESTAT for ophthalmology program will be made following these analyses and additional review by our management and board of directors.

•	In addition, we reduced our workforce by 20 employees or approximately 49%.

Other Income and Expenses
          The table below summarizes Other Income and Expense in our Income Statement for the years 2010 and 2009, in thousands.

			Increase
			(Decrease)
	2010	2009	Amount	%
Change in fair value of warrants and other financial instruments	$(6,018)	$2,166	$(8,184)	-378%
Investment income	17	110	(93)	-85%
Other income (expense), net	740	(63)	803	1275%

Total	$(5,261)	$2,213	$(7,474)	-338%

          We record unrealized (non cash) gain/(loss) as a result of a change in the estimated Fair Market Value (“FMV”) of our Derivative Liabilities and the common stock warrants issued in connection with our equity offerings as discussed in Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in the Company’s Common Stock, Note 1 to our financial statements, Summary of Significant Accounting Policies. In 2010, the loss primarily relates to the triggering of the full-ratchet provisions of the PIPE warrants, where the exercise price of each warrant was decreased, causing a greater warrant liability. In 2009, the gain primarily relates to the decline in the underlying fair value of the common stock.
          The decrease in Investment income of $93,000 for fiscal 2010 compared to fiscal 2009 is primarily a result of a reduction in our average month end cash balance available for investment during the respective periods.
          The Other income (expense) amounts are derived from our gain and loss on foreign currency exchange and reflect both a change in number of foreign clinical trials and the fluctuation in exchange rates. Also included in the fiscal 2010 amount is our receipt of $733,000 in connection with qualified investments in a qualifying therapeutic discovery project under section 48D of the Internal Revenue Code in November 2010.
          Tax Matters
          At December 31, 2010, the Company had a net operating loss carry-forward of approximately $74,444,000 for U.S. income tax purposes, which begin to expire for U.S. purposes through 2021. Due to the degree of uncertainty related to the ultimate use of these loss carry-forwards, we have fully reserved this future benefit. Additionally, the future utilization of the U.S. net operating loss carry-forwards is subject to limitations under the change in stock ownership rules of the Internal Revenue Service. The valuation allowance increased by approximately $5,640,000 and approximately $8,466,000 for the years ended December 31, 2010 and 2009, respectively, due primarily to the increase in net operating loss carry-forwards.
Years ended December 31, 2009 and 2008
          Revenues
          We recognized approximately $12,000 in licensing revenue in the year ended December 31, 2008, in connection with the license of our nutritional and diagnostic technology. We did not recognize any license revenue in the year ended December 31, 2009.
          Costs and Expenses
          The following table summarizes our operating expenses for the periods indicated, in thousands and as a percentage of total expenses:

	2009		2008
		% of Total		% of Total	Increase
		Operating		Operating	(Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
Research and development	$22,256	71%	$18,995	73%	$3,261	17%
General and administrative	8,900	29%	6,957	27%	1,943	28%

Total operating expenses	$31,156	100%	$25,952	100%	$5,204	20%

          Research and development expenses
          The table below summarizes the most significant components of our research and development expenses for the periods indicated, in thousands and as a percentage of total research and development expenses and provides the changes in these components and their percentages:

	2009		2008
		% of Total		% of Total	Increase (Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
External services	$13,233	59%	$13,273	70%	$(40)	0%
Employee compensation and related	7,692	35%	4,490	24%	3,202	71%
Stock-based compensation	184	1%	337	2%	(153)	-45%
Other	1,147	5%	895	4%	252	28%

Total research and development	$22,256	100%	$18,995	100%	$3,261	17%

          The most significant component of the increase in research and development expenses in fiscal 2009 over fiscal 2008 of $3,261,000 was for employee compensation and related expenses. In fiscal 2009, in order to support our multiple worldwide clinical studies, one of which was a registrational study, we experienced an increase in our average headcount of approximately 13 R&D employees or approximately 66%. This resulted in increases in salaries, benefits, recruitment costs and travel costs in fiscal 2009 over fiscal 2008. In addition, we incurred one-time severance expenses of approximately $690,000 primarily associated with two executives who departed the Company in fiscal 2009. The increase in R&D headcount described above also contributed to the increase in Facilities and related costs of $165,000 in fiscal 2009 over fiscal 2008. The decrease in stock based compensation of $153,000 in fiscal 2009 from fiscal 2008 was as a result of forfeitures of grants by executives and non-recurring vesting expense in 2009 of restricted stock grants.
          With regards to the external services component of our research and development expenses, we experienced a decrease of approximately $1,000,000 on our ZYBRESTAT for oncology program in fiscal 2009 from fiscal 2008 as we concluded our Phase 2 trial for the treatment of platinum resistant ovarian cancer and a number of other smaller studies in fiscal 2009. We increased expenditures in fiscal 2009 versus fiscal 2008 by approximately $965,000 in our OXi4503 program which includes our Phase 1 trial of OXi4503 in solid tumors and our Phase 1 trial of ZYBRESTAT in combination with bevacizumab in solid tumors. We also increased expenditures in fiscal 2009 versus fiscal 2008 in our ZYBRESTAT for Ophthalmology program by approximately $1,369,000, primarily attributable to the initiation of our PCV study. The increases in expenditures on our OXi4503 and ZYBRESTAT for Ophthalmology programs were offset by a decrease in Non-clinical expenditures for those programs of approximately $800,000 in fiscal 2009 versus fiscal 2008.
          General and administrative expenses
          The table below summarizes the most significant components of our general and administrative expenses for the periods indicated, in thousands and as a percentage of total general and administrative expenses and provides the changes in these components and their percentages:

	2009		2008		Increase
		% of Total		% of Total	(Decrease)
	Amount	Expenses	Amount	Expenses	Amount	%
Employee compensation and related	$3,165	36%	$2,604	37%	$561	22%
Stock-based compensation	272	3%	663	10%	$(391)	-59%
Consulting and professional services	4,409	50%	2,498	36%	$1,911	77%
Other	1,054	11%	1,192	17%	$(138)	-12%

Total general and administrative	$8,900	100%	$6,957	100%	$1,943	28%

          In fiscal 2009 versus fiscal 2008 general and administrative costs increased $1,943,000. The most significant component of this increase was due primarily to an increase of $1,911,000 in consulting and professional services. In fiscal 2009, we incurred one-time costs of approximately $1,341,000 in connection with our proposed merger with VaxGen. These costs included accounting, legal and printing costs incurred in preparation for the acquisition. In addition, we experienced an increase in fiscal 2009 over fiscal 2008 in legal and other advisory consulting and professional services expenses of approximately $540,000 primarily attributable to an initiative we undertook to review and improve our quality, vendor oversight and regulatory compliance, as well as advisory services in connection with the management of the Symphony ViDA.
          Employee compensation and related expenses in fiscal 2009 versus fiscal 2008 increased by $561,000. This increase is primarily due to severance costs in connection with the departure of our former CEO of approximately $350,000. In addition, our average G&A headcount increased in fiscal 2009 over fiscal 2008 by approximately 1, or approximately 6%, which accounted for increases in salaries, benefits and travel costs in fiscal 2009 over fiscal 2008. The decrease in stock based compensation of $391,000 in fiscal 2009 versus fiscal 2008 is primarily a result of forfeitures of options by directors and executives who departed the company in fiscal 2009.
          Other Income and Expenses
          The table below summarizes Other Income and Expense in our Statement of Operations for the years 2009 and 2008, in thousands.

			Increase
			(Decrease)
	2009	2008	Amount	%
Change in fair value of warrants and other financial instruments	$2,166	$3,335	$(1,169)	-35%
Investment income	110	618	(508)	-82%
Other income (expense), net	(63)	66	(129)	-195%

Total	$2,213	$4,019	$(1,806)	-45%

          The decrease in Investment income of $508,000 for fiscal 2009 from fiscal 2008 is primarily a result of a reduction in our average month end cash balance available for investment and lower average rate of return.
          We record unrealized (non cash) gain/(loss) as a result of the change in the estimated Fair Market Value (“FMV”) of our Derivative Liabilities and the common stock warrants issued in connection with our equity offerings as discussed in Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in the Company’s Common Stock, Note 1 to the financial statements, Summary of Significant Accounting Policies.
          In fiscal 2009, we recorded a gain relating to the change in fair value of outstanding warrants which were accounted for as liabilities of $2,166,000. The change in the fair value of the short-term and long-term direct registration warrants from the date of issue of July 20, 2009 to December 31, 2009 was $1,855,000. The change in fair value of the CEFF Warrant and the additional investment warrants held by Symphony Capital from December 31, 2008 to July 20, 2009, the date on which both instruments were no longer treated as liabilities, was $311,000.
          In fiscal 2008, we recorded a gain of $3,335,000 relating to the change in fair value of outstanding warrants, which warrants were accounted for as liabilities. The majority of this gain, or $3,312,000, is due to the Direct Investment Warrant issued to Symphony Capital in October 2008 and exercised by them in December 2008 following the approval by our stockholders of the issuance of our common stock underlying the warrant at a special meeting of stockholders on December 9, 2008. The gain represents the change in value between the Direct Investment Warrant issue date and December 30, 2008, the date that the Direct Investment Warrant was exercised. The remainder of the gain reflects the change during the fourth quarter of 2008 in value of the CEFF Warrant issued to Kingsbridge Capital.
          The Other income (expense) amounts are derived from our gain and loss on foreign currency exchange and reflect both a change in number of foreign clinical trials and the fluctuation in exchange rates.
Liquidity and Capital Resources
          To date, we have financed our operations principally through net proceeds received from private and public equity financing and through our strategic development arrangement with Symphony. We have experienced negative cash flow from operations each year since our inception, except in fiscal 2000. As of September 30, 2011, we had an accumulated deficit of approximately $215,008,000. We expect to continue to incur ongoing losses, over at least the next several years due to, among other factors, our continuing and planned clinical trials and anticipated research and development activities. We had cash, cash equivalents and restricted cash of approximately $12,664,000 at September 30, 2011.

          The following table summarizes our cash flow activities for the periods indicated, in thousands:

	Nine months ended September 30,
	2011	2010
Operating activities:

Net loss	$(7,308)	$(22,027)
Non-cash adjustments to net loss	(1,552)	7,787
Changes in operating assets and liabilities	(117)	(3,703)

Net cash used in operating activities	(8,977)	(17,943)

Investing activities:
Change in other assets	—	40

Net cash provided by investing activities	—	40

Financing activities:
Proceeds from issuance of common stock	17,019	10,425

Net cash provided by financing activities	17,019	10,425

Increase (decrease) in cash and cash equivalents	8,042	(7,478)

Cash and cash equivalents at beginning of period	4,602	13,932

Cash and cash equivalents at end of period	$12,644	$6,454
          Non-cash adjustments to net loss in the nine month period ended September 30, 2011 consist primarily of a gain from a change in the fair value of warrants and other financial instruments of $2,219,000, offset in part by stock compensation expense of $550,000 related to the issuance of options to purchase our common stock. The net change in operating assets and liabilities is primarily attributable to a decrease in accounts payable, accrued expenses and other payables of $234,000, an increase in prepaid expenses and other current assets of $62,000 and a reduction in restricted cash of $55,000. Net cash provided by financing activities for the nine month period ended September 30, 2011 is primarily attributable to the sale of common stock under our “at the market” equity financing facility discussed below.
          On September 1, 2011, we announced a restructuring plan designed to focus our capital resources on the most promising early-stage clinical programs and further reduce our cash utilization.
          We offered severance benefits to the terminated employees, and anticipate recording a total charge of approximately $1,200,000, primarily associated with personnel-related termination costs. In order to provide for an orderly transition, we are implementing the reduction in work force in a phased manner. We took a restructuring charge in the third quarter of 2011 of approximately $1,146,000, with the remainder expected to be taken over the following two quarters as the transition is effected. Substantially all of the charge is expected to represent cash expenditures. Upon completion of the restructuring activities associated with the restructuring, we expect to reduce expenses from current levels by an annual amount of approximately $2,000,000.
          During the nine months ended September 30, 2011, we sold approximately 7,707,000 shares of common stock pursuant to an “at the market” (ATM) equity offering sales agreement with McNicoll, Lewis & Vlak LLC, or MLV, resulting in net proceeds to us of approximately $17,019,000. In October 2011, we sold approximately 86,000 shares of common stock pursuant to the ATM sales agreement resulting in net proceeds of approximately $128,000. We are currently unable to sell further shares using the ATM sales agreement due to the expiration of our Registration Statement on Form S-3. We intend to refile that Registration Statement in 2012. No assurance can be given that we will sell any additional shares under the ATM sales agreement, or, if we do, as to the price or amount of shares that we will sell, or the dates on which any such sales will take place.
          We expect cash on hand as of December 1, 2011 to fund our operations, supporting the projects we currently have ongoing and those costs we have committed to for future projects, through the first half of 2013. In order to remain a going concern beyond the first half of 2013, we will require significant additional funding. Should we be able to sell the shares included in this prospectus at a price equivalent to approximately $1.00 per share, we would be able to fund our operations through the entire 2013 fiscal year. Additional funds to finance our operations may not be available on terms that we deem acceptable, or at all. If we fail to secure financing before the end of the first half of 2013, we may be forced to cease all of our clinical and other activities.
          We are aggressively pursuing other forms of capital infusion including public or private financing, strategic partnerships or other arrangements with organizations that have capabilities and/or products that are complementary to our own capabilities and/or products, in order to continue the development of our product candidates. If we are unable to access additional funds when needed, we would not be able to continue the development of our product candidates or we could be required to delay, scale back or eliminate some or all of our development programs and other operations. Any additional equity financing, which may not be available to us or may not be available on favorable terms, will likely be dilutive to our current stockholders and debt financing, if available, may involve restrictive covenants. If we access funds through collaborative or licensing arrangements, we may be required to relinquish rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize on our own, on terms that are not favorable to us. Our ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm our business, financial condition and results of operations. As a result of this uncertainty and the substantial doubt about our ability to continue as a going concern as of December 31, 2010, the Report of Independent Registered Public Accounting Firm at the beginning of the Consolidated Financial Statements section in this prospectus includes a going concern explanatory paragraph.
          Our cash utilization amount is highly dependent on the progress of our potential-product development programs, particularly, the results of our pre-clinical projects and clinical trials, the cost, timing and outcomes of regulatory approvals for our product candidates, the terms and conditions of our contracts with service providers for these programs, and the rate of recruitment of patients in our human clinical trials much of which is not within our control as well as the timing of hiring development staff to support our product development plans. We anticipate a continued reduction in our cash utilization over the next several quarters resulting from the conclusion of a number of our clinical projects in 2011 and based on those future projects to which we are currently committed. We continue to evaluate our future potential product development options and our cash utilization may vary depending on conclusions made regarding those options.
          Our cash requirements may vary materially from those now planned for or anticipated by management due to numerous risks and uncertainties. These risks and uncertainties include, but are not limited to: the progress of and results of our pre-clinical testing and clinical trials of our VDA drug candidates under development, including ZYBRESTAT, our lead drug candidate, and OXi4503; the progress of our research and development programs; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources, if any, that we devote to developing manufacturing methods and advanced technologies; our ability to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable us to continue our development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing our patent claims, or defending ourselves against possible claims of infringement by us of third party patent or other technology rights; the costs of commercialization activities and arrangements, if any, undertaken by us; and, if and when approved, the demand for our products, which demand is dependent in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, for example the range of indications for which any product is granted approval.
          Contractual Obligations
          The following table presents information regarding our contractual obligations and commercial commitments as of December 31, 2010 in thousands:

		Less Than	1-3	4-5	After 5
	Total	1 Year	Years	Years	Years
Clinical development and related commitments	$4,921	$4,873	$45	$3	$—
Operating Leases	1,153	494	659	—	—

Total contractual cash obligations	$6,074	$5,367	$704	$3	$—

          Payments under clinical development and related commitments are based on the completion of activities as specified in the contract. The amounts in the table above assume the successful completion, by the third-party contractor, of all of the activities contemplated in the agreements.
          Our primary drug development programs are based on a series of natural products called Combretastatins. In August 1999, we entered into an exclusive license for the commercial development, use and sale of products or services covered by certain patent rights owned by Arizona State University. This agreement was subsequently amended in June 2002. From the inception of the agreement through December 31, 2010, we have paid a total of $2,500,000 in connection with this license. The agreement provides for additional payments in connection with the license arrangement upon the initiation of certain clinical trials or the completion of certain regulatory approvals, which payments could be accelerated upon the achievement of certain financial milestones, as defined in the agreement. The license agreement also provides for additional payments upon our election to develop certain additional compounds, as defined in the agreement. Future milestone payments under this agreement could total $200,000. We are also required to pay royalties on future net sales of products associated with these patent rights.
Quantitative and Qualitative Disclosures about Market Risk
          At September 30, 2011, we did not hold any derivative financial instruments. As of September 30, 2011 we did not hold any commodity-based instruments or other long-term debt obligations. We account for all of our other warrants issued in connection with our equity financings as liabilities.

          We have adopted an Investment Policy, the primary objectives of which are to preserve principal, maintain proper liquidity to meet operating needs and maximize yields while preserving principal. Although our investments are subject to credit risk, we follow procedures to limit the amount of credit exposure in any single issue, issuer or type of investment. Our investments are also subject to interest rate risk and will decrease in value if market interest rates increase. However, due to the conservative nature of our investments and relatively short duration, we believe that interest rate risk is mitigated. Our cash and cash equivalents are maintained in U.S. dollar accounts. Although we conduct a number of our trials and studies outside of the United States, we believe our exposure to foreign currency risk to be limited as the arrangements are in jurisdictions with relatively stable currencies.

BUSINESS
OVERVIEW
          We are a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. Our primary focus is the development of product candidates referred to as vascular disrupting agents, or VDAs, that selectively disable and destroy abnormal blood vessels that provide solid tumors a means of growth and survival and also are associated with visual impairment in a number of ophthalmological diseases and conditions.
          We intend to primarily target the development of our product candidates for the treatment of rare cancers that will be eligible for orphan drug status from the Food and Drug Administration, or FDA. By doing so, we believe we will be able to take advantage of significant benefits associated with orphan drug status, such as:
•	Study design assistance from the appropriate FDA center,
•	Exemption from application-filing fees,
•	Possible grant funding for Phase 1 and 2 clinical trials,
•	Tax credits for some clinical research expenses, and
•	Seven years of marketing exclusivity after the approval of the drug.
          The Orphan Drug Act was passed in January 1983 to stimulate the research, development, and approval of products that treat rare diseases. An orphan drug is defined as a product that treats a rare disease affecting fewer than 200,000 patients in the United States. Drugs are granted orphan status for a specific indication. Our lead candidate, ZYBRESTAT, has been awarded orphan drug status by the FDA and the European Commission in the European Union for the treatment of advanced anaplastic thyroid cancer, or ATC, and for the treatment of medullary, Stage IV papillary and Stage IV follicular thyroid cancers. The FDA has also granted Fast Track status to ZYBRESTAT for the treatment of regionally advanced and/or metastatic ATC.
          To date, more than 400 subjects have been treated with ZYBRESTAT in human clinical trials, and the drug candidate has generally been observed to be well-tolerated.
ZYBRESTAT for Oncology
          We are currently pursuing the clinical development of ZYBRESTAT. ZYBRESTAT is a reversible tubulin binding agent that works by disrupting the network of blood vessels, or vasculature, within solid tumors, also referred to as vascular disruption. Vascular disruption leads to tumor hypoxia, which refers to the process of starving the tumor of vitally necessary oxygen supply and subsequent tumor cell death. More specifically, ZYBRESTAT selectively targets the existing abnormal and largely immature vasculature found specifically in most solid tumors and causes endothelial cells that make up the walls of the blood vessels in that vasculature to lose their normally flat shape and to round up, thus blocking the flow of blood to the tumor. The downstream tumor environment is then deprived of oxygen and nutrients, and the resulting restriction in blood supply kills the cells in the central portion of the tumor. Based on ZYBRESTAT’s positive activity observed in animal models, we have conducted multiple clinical trials of ZYBRESTAT in a variety of tumor types.
          We have completed a Phase 2/3 clinical trial of ZYBRESTAT in patients with ATC. ATC is a very aggressive, rare but lethal cancer of the thyroid gland. Because of the rapid progression of the disease and the absence of effective therapies, median survival from the time of diagnosis is approximately 3-4 months. Furthermore, we have an ongoing clinical trial of ZYBRESTAT in patients with ovarian cancer, for which we were granted orphan drug status. We are currently planning a pivotal Phase 3 clinical trial of ZYBRESTAT in ATC, which we refer to as the FACT 2 trial, which we believe will be sufficient to obtain FDA approval and approval in Europe for the treatment of patients with advanced ATC.
Clinical Development of ZYBRESTAT in anaplastic thyroid cancer (ATC)
          In earlier Phase 1 studies of ZYBRESTAT in ATC, clinical investigators observed several objective responses in treatment with ZYBRESTAT, including a complete response lasting more than 13 years, in patients with ATC. A subsequent Phase 2 study in 26 ATC patients showed a 23% rate of one year survival in a disease where median expected survival of patients is approximately 3-4 months from the time of diagnosis and fewer than 10% of patients are typically alive at one year.
          We subsequently conducted the FACT (fosbretabulin in anaplastic cancer of the thyroid) trial, a randomized Phase 2/3 study in ATC, which enrolled 80 patients between July 2007 and February 2010. A total of 40 clinical sites in 11 countries participated in this clinical study, which was conducted in accordance with good clinical practice guidelines and a Special Protocol Assessment, or SPA, with the FDA. The trial was originally designed to evaluate ZYBRESTAT in 180 patients as a potential treatment for ATC.

          The primary endpoint for the FACT trial was overall survival. Eligible patients were randomized to receive either ZYBRESTAT in combination with the chemotherapeutic agents carboplatin and paclitaxel, or to the control arm of the study, in which they received only carboplatin and paclitaxel. Central pathology review by external pathologists not associated with the study was utilized to confirm the histological diagnosis prior to enrollment of patients.
          Due to the rarity of the disease and the fact that many of the patients screened for the study did not meet the trial’s inclusion criteria or either died or no longer met the trial’s inclusion criteria, the enrollment period spanned more than twice the planned 18 month period. As a result of both the length of the enrollment period and financial constraints affecting us, in February 2010, we chose to continue to treat and follow all 80 patients who were enrolled in the Phase 2/3 FACT clinical trial in ATC in accordance with the SPA, but to stop further enrollment.
          During a meeting on March 16, 2011, the FDA indicated that the data from the FACT trial are suggestive of possible clinical activity that may warrant continued development, and that to seek regulatory approval, we should plan to conduct an additional clinical trial with a survival endpoint. The FDA also confirmed that, as we expected, the SPA that had been agreed upon at the start of the study is no longer in effect.
          In June 2011, Julie Sosa, M.D., Associate Professor of Surgery and of Medicine at Yale University and principal investigator in the Phase 2/3 study, presented final data from the trial at the American Society of Clinical Oncology (ASCO) conference in Chicago, Illinois. Dr. Sosa presented data reflecting a median overall survival (OS) time of 5.2 months for patients who received ZYBRESTAT and chemotherapy compared with 4.0 months for patients receiving chemotherapy alone, representing a 28% reduction in the risk of death for patients receiving ZYBRESTAT and chemotherapy. For patients treated with ZYBRESTAT and chemotherapy, the data suggested that the likelihood of being alive at six months was 48% compared with 35% for patients treated with the control arm regimen. At one year, the data suggested that the likelihood of being alive was 26% for patients treated with ZYBRESTAT and chemotherapy compared with 9% for patients treated with chemotherapy alone. As in other studies, ZYBRESTAT appeared to be well tolerated.
          We are currently planning a second pivotal Phase 3 clinical trial of ZYBRESTAT in ATC, which we refer to as the FACT 2 trial, subject to obtaining sufficient financial resources in order to do so. In connection with the restructuring of our business that we announced on September 1, 2011, we determined that a Company-sponsored Phase 3 registrational study of ZYBRESTAT in patients with ATC, as suggested by the FDA, would require significant additional capital exceeding our existing resources. The purchase agreement with Lincoln Park Capital Fund, LLC (LPC) that we entered into in November 2011 provides for the sale, from time to time, of up to $20 million of our common stock. The proceeds from sales under this purchase agreement will be used to advance our efforts to conduct the FACT 2 registration trial in ATC, as well as to continue to support ongoing clinical programs in other tumor types and advance our earlier stage programs.
          In December 2011, we established a partnership agreement to provide access to ZYBRESTAT for the treatment of patients in Europe with ATC on a compassionate use basis. Our newly formed named patient program, to be managed by Azanta A/S, provides a regulatory mechanism to allow healthcare professionals in Europe to prescribe ZYBRESTAT to individual ATC patients while it is still in development. Under the terms of the agreement, we will provide ZYBRESTAT to Azanta, and Azanta will serve as our exclusive distributor for ZYBRESTAT in the specified territory for this purpose. Azanta will provide ZYBRESTAT to physicians solely to treat ATC on a compassionate use basis in the territory covered by the agreement until such time as ZYBRESTAT may obtain marketing approval in that territory. The territory includes the European Union, including the Nordic countries and Switzerland, and Canada, and the agreement may also be expanded to include other countries on a country-by-country basis. We and Azanta will cooperate on regulatory activities relating to ZYBRESTAT for the treatment of ATC within the territory.
FALCON (fosbretabulin in advanced lung oncology) trial — randomized, controlled Phase 2 study with ZYBRESTAT in non-small cell lung cancer
          We evaluated ZYBRESTAT in a randomized, controlled Phase 2 clinical trial, which we refer to as the FALCON trial, as a potential first-line treatment for stage IIIB/IV non-small cell lung cancer, or NSCLC. In the FALCON trial, patients were randomized either to the treatment arm of the study, in which they received ZYBRESTAT (CA4P) in combination with the chemotherapeutic agents, carboplatin and paclitaxel, and bevacizumab, a drug that interferes with blood vessel growth, or angiogenesis, or to the control arm of the study, in which they received a standard combination regimen of carboplatin, paclitaxel and bevacizumab. The objective of the study was to determine the safety, tolerability, and efficacy of ZYBRESTAT at a dose of 60 mg/m2 in combination with carboplatin, paclitaxel and bevacizumab in Stage IIIB or IV non-squamous NSCLC. Primary endpoints of this study were safety of the combination therapy and progression-free survival; secondary endpoints were overall survival and objective response rate.
          Edward Garon, M.D., Assistant Professor of Medicine at the University of California, Los Angeles and primary investigator in the study, presented the progression-free survival data from this study at the ASCO conference in Chicago, Illinois in June 2011. Dr. Garon’s updated analysis, conducted approximately 11 months after the enrollment of the last patient in June 2010, showed that the combination regimen of ZYBRESTAT plus bevacizumab, carboplatin and paclitaxel (ZYBRESTAT arm) appeared to be well-tolerated with no significant cumulative toxicities when compared with the control arm of the study. Dr. Garon’s presentation also included data on the achieved rate of objective response. In terms of Partial Response as Best Overall Tumor Response (Intent to Treat) patients on the active treatment arm including ZYBRESTAT achieved a 56% rate of objective response according to RECIST criteria, as compared to 36% on the control arm. Further analysis also suggested that the addition of ZYBRESTAT may benefit patients with a poorer performance status. Poor performance status in this context refers to patients who present with higher tumor burden or larger tumors, who have additional medical complications, who suffer from additional illnesses such as emphysema or diabetes, or who may be taking other medications.
          Since the initial presentation of the progression-free survival data at ASCO 2011, the overall survival follow-up has continued with each patient having been followed for survival for at least one year following the initiation of study therapy. The final results from this analysis were available in November 2011, and the analysis of the data showed that the combination regimen of ZYBRESTAT plus bevacizumab, carboplatin and paclitaxel (ZYBRESTAT arm) was observed to be well-tolerated with no significant cumulative toxicities or overlapping toxicities with bevacizumab when compared with the control arm of the study (standard chemotherapy plus bevacizumab). However, for the overall patient population, no survival benefit was observed for patients receiving ZYBRESTAT. Similar to the initial findings regarding progression-free survival, an analysis of patients with more advanced disease as indicated by a tumor burden greater than 10 cm or poor performance status suggested meaningful improvements in overall survival for patients receiving ZYBRESTAT in addition to bevacizumab and chemotherapy.
          While we believe that these data could be used to design a specific clinical program with ZYBRESTAT and more generally, provide clinical validation supporting further evaluation of ZYBRESTAT in patients with poor-prognosis NSCLC in combination with standard chemotherapy and anti-VEGF therapy, there is no precedent and no established regulatory pathway for such an approach. Therefore, we are not currently actively pursuing poor-prognosis NSCLC as a target indication.
ZYBRESTAT in ovarian cancer
          At the 2009 ASCO Annual Meeting, we reported positive final data from an investigator-sponsored Phase 2 study of ZYBRESTAT and carboplatin plus paclitaxel chemotherapy in patients with platinum-resistant ovarian cancer.
          Based on the results of this Phase 2, single-arm, two-stage study, in February 2011, we entered into a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute’s (NCI) Cancer Therapy Evaluation Program (CTEP) to collaborate on the conduct of a randomized Phase 2 trial of ZYBRESTAT in combination with bevacizumab in up to 110 patients with relapsed, platinum-sensitive ovarian cancer. Under the terms of the agreement, we are providing ZYBRESTAT to NCI for an NCI-sponsored study being conducted by the Gynecologic Oncology Group (GOG), an organization dedicated to clinical research in the field of gynecologic cancer. The aim of the trial will be to determine if the combination of ZYBRESTAT and bevacizumab will enhance anti-tumor effects and further delay tumor progression when compared to bevacizumab alone. Investigators initiated enrollment in this Phase 2 study in the first half of 2011, and this study is actively recruiting patients. The primary endpoint of the study will be progression-free survival, with results expected to become available in early 2013.
          The June 2011 ASCO meeting in Chicago, Illinois included an announcement that the addition of Avastin (bevacizumab) to a chemotherapy regimen reduces the risk of progression in patients with platinum-sensitive ovarian cancer. This is of particular interest to OXiGENE in view of the NCI / CTEP Phase 2 study of ZYBRESTAT in combination with bevacizumab for platinum-sensitive ovarian cancer patients, and we are encouraged to see additional data from other studies supporting use of bevacizumab in platinum-sensitive ovarian cancer patients.
          Further development of our ongoing clinical trials will depend on continuing analysis and results of these ongoing clinical studies and our cash resources at that time.
Possible areas for future development
          We believe that, if successful, the ongoing ZYBRESTAT for oncology clinical trial program will establish a compelling rationale for further development of ZYBRESTAT as a treatment for:
•	aggressive and difficult-to-treat solid tumors;
•	use in combination with chemotherapy in a variety of solid tumors, particularly those in which carboplatin and/or paclitaxel chemotherapy are commonly used; and
•	use in combination with commonly used drugs, such as bevacizumab, that interfere with blood vessel growth, or angiogenesis, in various solid tumor indications.

          We believe these areas for potential further development collectively represent a significant unmet medical need and thus a significant potential commercial market opportunity that includes cancers of the thyroid, ovary, kidney, liver, head and neck, breast, lung, skin, brain, colon and rectum.
OXi4503, a unique, second generation VDA for oncology indications
          We are currently pursuing development of OXi4503, a second-generation, dual-mechanism VDA, as a treatment for certain solid tumor types and, as a more recent development, for the treatment of myeloid leukemias. We believe that OXi4503 is differentiated from other VDAs by its dual-action activity: in addition to having potent vascular disrupting effects, OXi4503 is unique in that certain enzymes in the human body can help convert it to a form of chemical that has direct tumor cell killing effects. We believe this unique property may result in enhanced anti-tumor activity in certain tumor types as compared with other VDA drug candidates. Based on data from preclinical studies, we believe that OXi4503 may have enhanced activity in tumor types with relatively high levels of the enzymes that facilitate the conversion of OXi4503 to the form of chemical that kills tumor cells. These tumor types include hepatocellular carcinoma, melanoma, and leukemias of the myeloid lineage. In preclinical studies, OXi4503 has shown potent anti-tumor activity against solid tumors and acute myeloid leukemia models, both as a single agent and in combination with other cancer treatment modalities.
          We have completed a Phase 1 clinical trial of OXi4503 in patients with advanced solid tumors sponsored by Cancer Research United Kingdom. In collaboration with us, Professor Gordon Rustin and colleagues from the Mount Vernon Cancer Research Centre, UK and other institutions in the United Kingdom, reported positive final data from this study at the 2010 ASCO Annual Meeting. In this study, 45 patients with advanced solid tumors who had declined or were unresponsive to standard treatment were treated with escalating doses of OXi4503. Partial responses were observed in two patients with epithelial ovarian cancer and stable disease was observed in 9 patients. OXi4503 was also observed to be well-tolerated in this study. To date, OXi4503 has been observed to have a manageable side-effect profile similar to that of other agents in the VDA class, potential single-agent clinical activity, and effects on tumor blood flow and tumor metabolic activity, as determined with several imaging modalities. We also evaluated escalating doses of OXi4503 in an OXiGENE-sponsored Phase 1b trial, initiated in the first quarter of 2009 in patients with solid tumors with hepatic involvement. This study confirmed the recommended dose established in the first Phase 1 study. We have completed the final analysis of this study and look forward to either publishing the data or presenting it at an upcoming medical meeting.
          Currently, we are exploring possible clinical studies but we have no firm plans to continue the evaluation of OXi4503 in patients with solid tumors. A proposal to study the use of OXi4503 in combination with a tyrosine kinase inhibitor in patients with advanced ovarian cancer is in the evaluation stage.
          Based on the results of preclinical studies published in the journal Blood in September 2010 that show OXi4503 has potent activity against acute myelogenous leukemia (AML) in animal models, we entered into a clinical trial agreement pursuant to which investigators at the University of Florida initiated an investigator sponsored Phase 1 study of OXi4503 in patients with AML or myelodysplastic syndrome (MDS) in May 2011. This open-label, dose-escalating study for the treatment of up to 36 patients is being conducted in patients with relapsed or refractory AML and MDS and will evaluate the safety profile, maximum tolerated dose and biologic activity of OXi4503 in these patients. We expect that initial indications of biologic activity from this study may be available in 2012.
          The general direction of future development of OXi4503 for hematologic indications will depend on the outcome of the analysis of the study in AML, as well as available financial resources and potential partnering activities.
ZYBRESTAT for Ophthalmology
          In addition to developing ZYBRESTAT as an intravenously administered therapy for oncology indications, we have undertaken an ophthalmology research and development program with ZYBRESTAT with the ultimate goal of developing a topical formulation of ZYBRESTAT for ophthalmological diseases and conditions that are characterized by abnormal blood vessel growth within the eye that result in loss of vision. Previously, we reported results at the 2007 annual meeting of the Association for Research in Vision and Ophthalmology, or ARVO, from a Phase 2 study in patients with myopic macular degeneration in which all patients in the study met the primary clinical endpoint of vision stabilization at three months after study entry.
          In December 2010, we completed a randomized, double-masked, placebo-controlled Phase 2 proof-of-mechanism trial, which we refer to as the FAVOR trial, with a single dose of intravenously-administered ZYBRESTAT in patients with polypoidal choroidal vasculopathy (PCV), a form of choroidal neovascularization, which is a condition where new blood vessels form in the choroid, a part of the eye, and which can lead to vision loss and, ultimately, blindness. Current therapies, including approved drugs that interfere with blood vessel growth, known as anti-angiogenics, appear to provide limited benefit. We believe that the architecture of the abnormal vasculature in certain eye tissues, namely the retina and choroid, which contribute to PCV patients’ loss of vision, may be particularly susceptible to treatment with a VDA such as ZYBRESTAT.

          Data from the FAVOR trial, in which ZYBRESTAT at different doses was compared to placebo in patients with PCV, followed by imaging of the retina on days 2, 8, 15, and 28, were presented at the 6th Asia-Pacific VitreoRetina Society (APVRS) Congress in Hyderabad, India on December 2, 2011. The primary objective of the study was to observe the change in the number of polyps from baseline following administration of ZYBRESTAT. Although this number was essentially unchanged, there were some suggestions of activity with a decrease in polyp activity and a reduction in subretinal fluid and retinal edema in patients receiving ZYBRESTAT.
          We believe that PCV represents an attractive target indication and development pathway for ZYBRESTAT. Unlike wet age-related macular degeneration, an indication for which several anti-angiogenic drugs are approved or prescribed off-label, conducting clinical studies of ZYBRESTAT in patients with ophthalmologic indications not yet approved for treatment with such anti-angiogenic drugs could potentially prove to reduce development time and expense. The objectives of the FAVOR trial and the ongoing preclinical program of ZYBRESTAT in ophthalmology are to:
•	determine the therapeutic utility of ZYBRESTAT in PCV, and visualize the effect of ZYBRESTAT on the vasculature of the polyps associated with PCV;
•	determine blood concentrations of drug required for activity in humans and thereby estimate, with the benefit of preclinical data, an appropriate dose of topically-administered ZYBRESTAT to be evaluated in subsequent human clinical studies; and
•	further evaluate the feasibility of developing a topical formulation of ZYBRESTAT for ophthalmological indications.
          We believe that a safe, effective and convenient topically-administered anti-vascular therapeutic would have advantages over currently approved anti-vascular, ophthalmological therapeutics, many of which must be injected directly into patients’ eyes, in some cases on a chronic monthly basis.
          For this purpose we have been developing a potential “minitab” topical formulation of ZYBRESTAT which has demonstrated attractive pharmacokinetic and safety properties and efficacy in destroying abnormal vasculature in a rat choroidal melanoma model following administration in the eye. We believe that a topical formulation would enhance our partnering opportunities to further develop ZYBRESTAT in diseases of the eye.
          To date, we have completed preclinical testing that indicated that ZYBRESTAT has activity in six different preclinical ophthalmology models, including a model in which ZYBRESTAT was combined with an approved drug that interferes with blood vessel growth, or anti-angiogenic agents. We have also completed multiple preclinical studies suggesting that ZYBRESTAT, when applied topically to the surface of the eye at doses that appear to be well-tolerated, penetrates to the retina and choroid in quantities that we believe should be sufficient for therapeutic activity.
          We are also evaluating the requirements for additional preclinical toxicology and efficacy studies with ZYBRESTAT for topical ophthalmological formulations to better position the program for partnering. Further development of this program will depend on the outcome of our evaluation of these requirements and available financial resources.
Our Development Programs and Product Candidates
          The following table outlines the ongoing, recently completed and planned clinical development programs for our current product candidates:
ZYBRESTAT for Oncology

Study Design and
Indication	Number of Subjects (n)	Regimen	Sponsor	Status
Anaplastic Thyroid Cancer (ATC)	FACT Trial — Phase 2/3 Randomized, Controlled Pivotal Registration Study (n=180) Enrollment terminated at 80 patients in February 2010)	Carboplatin + paclitaxel ± ZYBRESTAT	OXiGENE	Complete

1st-line Non-small Cell Lung Cancer (NSCLC)	FALCON Trial — Phase 2 Randomized,	Bevacizumab ± ZYBRESTAT	OXiGENE	Complete
	Controlled Study (n=60)	Bevacizumab ± ZYBRESTAT

Study Design and
Indication	Number of Subjects (n)	Regimen	Sponsor	Status
Platinum-resistant Ovarian Cancer	Phase 2 Simon Two- Stage Design Study (n=44)	ZYBRESTAT + carboplatin + paclitaxel	Cancer Research UK	Complete results published

Platinum-relapsed but platinum sensitive Ovarian Cancer	Phase 2 Randomized Controlled Study (n=110)	ZYBRESTAT = bevacizumab	GOG and NCI/CTEP	Ongoing
OXi4503 for Oncology

Study Design and
Indication	Number of Subjects (n)	Regimen	Sponsor	Status
Acute Myelogenous Leukemia and Myelodysplastic Syndromes	Phase 1 dose- Escalation Study (n=36)	OXi4503	University of Florida	Ongoing

Solid Tumors with Hepatic	Phase 1b Dose- Ranging Study (n=18 in Phase 1b portion)	OXi4503	OXiGENE	Enrollment complete

Refractory Solid Tumors	Phase 1 Dose- Escalation Study	OXi4503	Cancer Research UK	Enrollment complete; results published
ZYBRESTAT for Ophthalmology

Study Design and
Indication	Number of Subjects (n)	Regimen	Sponsor	Status
Proof-of-mechanism Study in Polypoidal Choroidal Vasculopathy (PCV)	Phase 2 Randomized, Double-Masked,	ZYBRESTAT (intravenous-route)	OXiGENE	Enrollment complete

Placebo-controlled, Single-dose Study (n=20)
Corporate Information
          We are a Delaware corporation, incorporated in 1988 in the state of New York and reincorporated in 1992 in the state of Delaware, with our principal corporate office in the United States at 701 Gateway Boulevard, Suite 210, South San Francisco, California 94080 (telephone: (650) 635-7000, fax: (650) 635-7001). We also have an office at 300 Bear Hill Road, Waltham, Massachusetts 02451. Our Internet address is www.oxigene.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, are available to you free of charge through the “Investors” section of our web site as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the Securities and Exchange Commission. Information contained on our web site does not form a part of this prospectus.
VASCULAR DISRUPTING AGENTS: ANTI-VASCULAR THERAPEUTICS THAT ADDRESS A LARGE POTENTIAL MARKET OPPORTUNITY
          According to Cancer Research UK, a cancer organization in the United Kingdom, nearly 90% of all cancers, more than 200 types, are solid tumors, which are dependent upon a continually developing vascular supply for their growth and survival. Similarly, in the ophthalmology field, abnormal neovascularization characterizes a variety of ophthalmological diseases and conditions, including corneal neovascularization, central retinal vein occlusion, proliferative diabetic retinopathy, retinopathy of prematurity, sickle cell retinopathy, myopic macular degeneration (MMD), age-related macular degeneration (AMD), and neovascular glaucoma.
          Since 2004, multiple drugs that interfere with blood vessel growth, or anti-angiogenics (see table below), have been approved for a variety of cancer and ophthalmology indications, and development of approved anti-angiogenic drugs for new indications continues. Physician adoption of these first-generation anti-vascular drugs has been rapid and continues to accelerate.
          We believe that our VDA drug candidates are second-generation anti-vascular drugs that differ from and are complementary and non-competitive with anti-angiogenic agents. Similar to anti-angiogenic agents, our VDA drug candidates are anti-vascular drugs that exert therapeutic effects by depriving tumors and in the case of eye disease, ocular lesions of blood supply. We also believe that our VDA therapeutics may be better tolerated than anti-angiogenic drugs and may potentially have utility in later-stage tumors that have become unresponsive to anti-angiogenic therapies.
          In September 2006, we announced the publication of a research article in the journal Science that provided strong scientific evidence for combining VDAs with anti-angiogenic agents such as bevacizumab, a widely-used anti-angiogenic drug that acts by inhibiting VEGF, a pro-angiogenic growth factor. In this article, Professor Kerbel and Dr. Shaked from Sunnybrook Cancer Centre in Canada demonstrated that the combination of ZYBRESTAT and an anti-angiogenic agent (an anti-VEGF-receptor antibody) had synergistic effects on tumors.
          In December 2007, we completed a Phase 1b clinical trial to evaluate ZYBRESTAT in combination with bevacizumab (an approved and widely-used anti-VEGF monoclonal antibody) in patients with advanced solid tumors. This was the first human clinical trial to pair a vascular disrupting agent and an anti-angiogenic drug in the treatment of cancer, specifically in patients who had failed previous treatments and were in advanced stages of disease. The trial was an open-label, multi-center trial designed to determine the safety and tolerability of ascending doses of ZYBRESTAT administered intravenously in combination with bevacizumab. Three dose levels of ZYBRESTAT were evaluated in combination with an approved dose of bevacizumab. In May of 2008, we reported final data from the trial showing that the two-drug combination appeared to be well-tolerated with early signs of clinical efficacy (9 of 16 patients with stable disease responses with prolonged stable disease observed in several patients) and additive effects on tumor blood-flow inhibition.
          We believe that these pre-clinical and clinical research results suggest combining VDA and anti-angiogenic therapies may be a compelling strategy to maximize the therapeutic potential of VDAs and anti-angiogenic drugs in the treatment of solid tumors. We believe the potential ability to synergistically combine VDA drugs with anti-angiogenic therapeutics affords it a wide range of future development and commercialization options with our VDA drug candidates, including tumor types and treatment settings where anti-angiogenic drugs are commonly utilized, as well as those where anti-angiogenic agents are either poorly tolerated, ineffective, no longer effective, or not commonly utilized.
          As illustrated in the table below, VDA and anti-angiogenic drugs act via different mechanisms to produce complementary biological and anti-vascular effects with mostly non-overlapping side effects. In pre-clinical studies, VDA plus anti-angiogenic drug combinations demonstrate robust and additive anti-tumor effects. Results from initial human clinical studies conducted by us with combinations of ZYBRESTAT and the widely-used anti-angiogenic drug, bevacizumab, provide support and initial clinical validation for combining these agents to significantly increase clinical activity without significantly increasing side-effects.

	1ST-Generation Anti-Vascular Drugs	2ND-Generation Anti-Vascular Drugs
	Anti-Angiogenic Drugs (bevacizumab, ranibizumab, sorafenib, sunitinib, pegaptanib, etc.)	OXiGENE VDA Drug Candidates (ZYBRESTAT, OXi4503)

Biological Effect	Prevent formation and growth of new blood vessels throughout the body	Selectively occlude and collapse pre-existing tumor vessels

Mechanism	Continuously inhibit pro-angiogenic growth factor signaling (e.g., VEGF) Promiscuous for all angiogenesis	Intermittently and reversibly collapses abnormal blood vessels that feed tumors

Selectively blocks the formation of tumor vessel and other abnormal vessel tissue junctions by disrupting the cell junctional protein VE-cadherin

ZYBRESTAT half-life is approximately 4 hours

Selective for abnormal vasculature characteristic of tumors and certain eye lesions

Rapidity of Effect	Weeks	Hours

	1ST-Generation Anti-Vascular Drugs	2ND-Generation Anti-Vascular Drugs
Side Effects	Vascular and non-vascular side-effects, some of which are chronic in nature, e.g., chronic hypertension, wound-healing impairment, hemorrhage/ hemoptysis, gastrointestinal perforation, proteinuria/nephrotic syndrome, thromboembolic events, etc.	Transient and manageable, typical of a “vascularly active” chronic disease (e.g., transient and manageable hypertension)
Mostly non-overlapping with anti-angiogenics

Compare favorably with anti-angiogenics
          We believe our VDA drug candidates act on tumor blood vessels via two complementary mechanisms, tubulin depolymerization and disengagement of the junctional protein VE-cadherin, which cause shape change of tumor vascular endothelial cells, vessel occlusion and collapse, and the subsequent blockage of blood-flow to the tumor, which deprives it of oxygen and nutrients essential for survival.
          In vitro studies have demonstrated that our VDA drug candidates act in a reversible fashion on a protein called tubulin inside newly-formed and growing endothelial cells, such as the vascular endothelial cells comprising tumor vasculature. By binding to the tubulin, ZYBRESTAT is able to collapse the structural framework that maintains the cells’ flat shape. When this occurs, the shape of the cells changes from flat to round, initiating a cascade of events resulting in physical blockage of the blood vessels. The resulting shutdown in blood-flow then deprives tumor cells of the oxygen and nutrients necessary for maintenance and growth and also prevents tumor cells from being able to excrete toxic metabolic waste products. The consequence of the blockage is extensive tumor cell death, as demonstrated in animal studies and suggested in imaging studies of human patients treated with ZYBRESTAT and OXi4503.
          Pre-clinical research, published in the November 2005 issue of the Journal of Clinical Investigation, showed that ZYBRESTAT also disrupts the molecular engagement of VE-cadherin, a junctional protein important for endothelial cell survival and function. The authors of the research article conclude that this effect only occurs in endothelial cells which lack contact with smooth muscle cells, a known feature of abnormal vasculature associated with tumors and other disease processes. The disengagement of VE-cadherin leads to endothelial cell detachment, which in turn, can cause permanent physical blockage of vessels.
          Pre-clinical and clinical study results indicate that ZYBRESTAT exerts anti-vascular effects rapidly, within hours of administration, and the half-life of the active form of ZYBRESTAT in humans is approximately four hours. Because the half-life of the active form of ZYBRESTAT is relatively short, the effects of ZYBRESTAT on tubulin are reversible, and ZYBRESTAT is typically administered no more frequently than once per week, the side-effects of ZYBRESTAT are typically transient in nature, limited to the period of time following administration when the active form of ZYBRESTAT is in the body in significant concentrations. This contrasts with drugs that interfere with blood vessel growth, known as anti-angiogenic agents, which are typically administered on a chronic basis so as to constantly maintain levels of drug in the body, exert their tumor blood-vessel growth inhibiting effects over days to weeks, and as a result can cause a variety of chronic side-effects that are not limited to the immediate period following administration.
          In contrast with anti-angiogenic agents, which can cause a variety of chronic side-effects, side-effects associated with ZYBRESTAT are typically transient and manageable. The most frequent ZYBRESTAT side-effects include infusion-related side effects such as nausea, vomiting, headache and fatigue, and tumor pain, which is consistent with the drug’s mechanism-of-action. Like approved anti-angiogenic drugs, ZYBRESTAT also exhibits cardiovascular effects, which in the majority of patients are mild and transient in nature. Approximately 10-20% of patients treated with ZYBRESTAT experience clinically-significant and transient hypertension that can be readily managed and prevented after initial occurrence with straightforward oral anti-hypertensive therapy. In an analysis undertaken by us, the incidence of serious cardiovascular side-effects such as angina and myocardial ischemia observed across all studies to date (including early studies in which hypertension management and prevention was not employed) was less than 3%, a frequency comparable to that reported with approved anti-angiogenic agents such as bevacizumab, sunitinib and sorafenib.
     In September 2010, a research article published in the journal Blood demonstrated that, in a systemic model of human leukemia growing in mice, OXi4503 had significant anti-leukemic activity when used as single agent. In this article, Dr. Cogle and colleagues from the University of Florida in Gainesville provided evidence that the single agent activity of OXi4503 was greater than that obtained with the anti-angiogenic agent bevacizumab. In addition they attributed this anti-leukemic activity to several mechanisms including both its effect on blood vessels and a direct effect on leukemia cells mediated via its oxidation to a reactive quinine moiety and the associated production of oxygen radicals.

          Preclinical Discovery Research
          Under a sponsored research agreement with Baylor University, we are pursuing discovery and development of additional novel, small-molecule therapeutics for the treatment of cancer, including small-molecule cathepsin-L inhibitors and hypoxia-activated VDAs. Cathepsin-L is an enzyme involved in protein degradation and has been shown to be closely involved in the processes of angiogenesis and metastasis. Small molecule inhibitors may have the potential to slow tumor growth and metastasis in a manner we believe could be complementary with our VDA therapeutics. We also believe that our hypoxia-activated VDAs could serve as line-extension products to ZYBRESTAT and/or OXi4503.
          RESEARCH AND DEVELOPMENT AND COLLABORATIVE ARRANGEMENTS
          Our strategy is to develop innovative therapeutics for oncology and to leverage our drug candidates and technology in the field of ophthalmology. Our principal focus, in the foreseeable future, is to advance the clinical development of our drug candidates ZYBRESTAT and OXi4503 and to identify new pre-clinical candidates that are complementary to our VDAs. To advance its strategy, we have established relationships with universities, research organizations and other institutions in these fields.
          We intend to broaden these relationships, rather than expand our in-house research and development staff. In general, these programs are created, developed and controlled by our internal management. Currently, we have collaborative agreements and arrangements with a number of institutions in the United States and abroad, which we utilize to perform the day-to-day activities associated with drug development. In 2010, collaborations were ongoing with a variety of university and research institutions, including the following:
•	Baylor University, Waco, Texas;
•	Beth Israel Deaconess Medical Center, Boston, Massachusetts;
•	University of Oxford, Oxford, United Kingdom; and
•	University College London, London, United Kingdom.
          We have secured a technology license from Arizona State University (ASU). The ASU license is an exclusive, world-wide, royalty-bearing license for commercial development, use and sale of products or services covered by certain patent rights to particular combretastatins, including among others, OXi4503. Under the ASU license, we have the right to grant sublicenses. ASU is entitled to single-digit royalty and milestone payments under the license agreement. We bear the costs of preparing, filing, prosecuting and maintaining all patent applications under the ASU license. Under the license agreement, we have agreed to diligently proceed with the development, manufacture and sale of products using the licensed technology. ASU has the first responsibility of enforcing patents under the license agreement. Either party may terminate the license agreement upon material default or bankruptcy of the other party. Payments made to ASU to date have amounted to $2,500,000. The agreement is to terminate on December 31, 2014 or within two months of receipt of written notice of termination from us.
          We also have a license from Baylor University. The Baylor license is an exclusive license to all novel compositions developed for the treatment of vascular disorders, inflammation, parasitic diseases and infections, fungal diseases and infections and/or cancer. We have the right to grant sublicenses under the Baylor license. The agreement with Baylor stipulates that low-single-digit royalties will be paid by us should sales be generated through use of Baylor’s compounds, or a minimum annual royalty payment of $20,000. We are not required to pay Baylor for use of Baylor’s compounds other than pursuant to this royalty arrangement. We are entitled to file, prosecute and maintain patent applications on products for which it has a license under this agreement. We have made a one-time payment of $50,000 for the licensing fee that was used as a credit against research expenses generated by Baylor. Either party may terminate the license agreement upon material default of the other party. The term of the license shall end upon the expiration of the licensed patents.
          We also have an exclusive, world-wide, royalty-bearing license from Bristol-Myers Squibb (BMS) for commercial development, use and sale of products or services covered by certain patent rights to particular combretastatins, including among others, ZYBRESTAT. Under the BMS license, we have the right to grant sublicenses. BMS is entitled to low-single-digit royalty payments under the license agreement. All licensing fees and milestone payments under the license agreement, in the aggregate amount of $1,080,000, have been paid. We bear the costs of preparing, filing, prosecuting and maintaining all patent applications under the BMS license and have a right, but not a duty, of enforcing patents covered by the license. Either party may terminate the license upon material default of the other party. The term of the license shall end upon the expiration of the licensed patents. The latest United States patent licensed under this agreement is scheduled to expire in December 2021.

          REGULATORY MATTERS
          Government Regulation and Product Approval
          Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. Our drugs must be approved by FDA through the new drug application, or NDA, process before they may be legally marketed in the United States.
          U.S. Drug Development Process
          In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusal of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a drug may be marketed in the United States generally involves the following:
•	completion of pre-clinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;
•	submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;
•	performance of adequate and well-controlled human clinical trials according to Good Clinical Practices to establish the safety and efficacy of the proposed drug for its intended use;
•	submission to the FDA of an NDA;
•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practice, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;
•	satisfactory completion of FDA inspections of clinical sites and GLP toxicology studies; and
•	FDA review and approval of the NDA.
          The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.
          Once a pharmaceutical candidate is identified for development it enters the pre-clinical testing stage. Pre-clinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the pre-clinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. The sponsor will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the first phase lends itself to an efficacy evaluation. Pre-clinical testing continues even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during studies due to safety concerns or non-compliance.
          All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with Good Clinical Practice regulations. These regulations include the requirement that all research subjects provide informed consent. Further, an institutional review board, or IRB, must review and approve the plan for any clinical trial before it commences at any institution. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative and must monitor the study until completed.

     Each new clinical protocol must be submitted to the IND for FDA review, and to the IRBs for approval. Protocols detail, among other things, the objectives of the study, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety.
     Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:
•	Phase 1: The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

•	Phase 2: Involves studies in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•	Phase 3: Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide, if appropriate, an adequate basis for product labeling.
          During the development of a new drug, sponsors may, under certain circumstances request a special protocol assessment, or SPA, from the FDA. For example, a sponsor may request an SPA of a protocol for a clinical trial that will form the primary basis of an efficacy claim in an NDA. The request, which must be made prior to commencing the trial, must include the proposed protocol and protocol-specific questions that the sponsor would like the FDA to answer regarding the protocol design, study goals and data analysis for the proposed investigation. After receiving the request, the FDA will consider whether the submission is appropriate for an SPA. If an SPA is appropriate, the FDA will base its assessment on the questions posed by the sponsor. Comments from the FDA review team are supposed to be sent to the sponsor within 45 calendar days of receipt of the request. The sponsor may request a meeting to discuss the comments and any remaining issues and uncertainties regarding the protocol. If the sponsor and the FDA reach agreement regarding the protocol, the agreement will be documented and made part of the administrative record. This agreement may not be changed by the sponsor or the FDA after the trial begins, except (1) with the written agreement of the sponsor and the FDA or (2) if the FDA determines that a substantial scientific issue essential to determining the safety or effectiveness of the drug was identified after the testing began.
          Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA. IND Safety Reports must be submitted to the FDA, IRBs and the investigators for (a) any suspected adverse reaction that is both serious and unexpected; (b) any findings from epidemiological studies, pooled analysis of multiple studies, or clinical studies (other than those already reported in (a); (c) any findings from animal or in vitro testing, whether or not conducted by the sponsor, that suggest a significant risk in humans exposed to the drug, such as reports of mutagenicity, teratogenicity, or carcinogenicity or reports of significant organ toxicity at or near the expected human exposure; and (d) any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Phase 1, Phase 2, and Phase 3 testing may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.
          Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
          U.S. Review and Approval Processes
          The results of product development, pre-clinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling, and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees; a waiver of such fees may be obtained under certain limited circumstances.
          In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.
          The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. FDA may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The approval process is lengthy and difficult and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data and information. Even if such data and information are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. The FDA may issue a complete response letter, which may require additional clinical or other data or impose other conditions that must be met in order to secure final approval of the NDA. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality and purity. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured. The FDA will also inspect selected clinical sites that participated in the clinical studies and may inspect the testing facilities that performed the GLP toxicology studies cited in the NDA.
          NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. Priority review and accelerated approval do not change the standards for approval, but may expedite the approval process.
          If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. In addition, the FDA may require us to conduct Phase 4 testing, which involves clinical trials designed to further assess a drug’s safety and effectiveness after NDA approval, and may require testing and surveillance programs to monitor the safety of approved products which have been commercialized.
          Orphan Drug Designation
          Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.
          If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for seven years. Orphan drug exclusivity, however, also could block the approval of one of our products for seven years if a competitor obtains approval of the same drug as defined by the FDA or if our product candidate is determined to be contained within the competitor’s product for the same indication or disease.
          In the European Union and Japan, orphan drug exclusivity regulations provide for 10 years of marketing exclusivity for orphan drugs that are approved for the treatment of rare diseases or conditions.
          ZYBRESTAT was awarded orphan drug status by the FDA for the treatment of anaplastic, medullary, Stage IV papillary and Stage IV follicular thyroid cancers and by the European Commission in the European Union for the treatment of anaplastic thyroid cancer.

          Expedited Review and Approval
          The FDA has various programs, including Fast Track, priority review, and accelerated approval, which are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis of surrogate endpoints. Even if a drug qualifies for one or more of these programs, we cannot be sure that the FDA will not later decide that the drug no longer meets the conditions for qualification or that the time period for FDA review or approval will be shortened. Generally, drugs that may be eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that offer meaningful benefits over existing treatments. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. Although Fast Track and priority review do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track designated drug and expedite review of the application for a drug designated for priority review. Drugs that receive an accelerated approval may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect of a surrogate endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform post-marketing clinical trials.
          The FDA has granted Fast Track designation to ZYBRESTAT for the treatment of regionally advanced and/or metastatic ATC.
          Foreign Regulation
          Before our products can be marketed outside of the United States, they are subject to regulatory approval similar to that required in the United States, although the requirements governing the conduct of clinical trials, including additional clinical trials that may be required, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices may not be approved for such product.
          In Europe, marketing authorizations may be submitted at a centralized, a decentralized or national level. The centralized procedure is mandatory for the approval of biotechnology products and provides for the grant of a single marketing authorization that is valid in all European Union members’ states. As of January 1995, a mutual recognition procedure is available at the request of the applicant for all medicinal products that are not subject to the centralized procedure. There can be no assurance that the chosen regulatory strategy will secure regulatory approvals on a timely basis or at all.
          PATENTS AND PROPRIETARY RIGHTS
          We actively seeks to protect the proprietary technology that we consider important to our business, including chemical species, compositions and forms, their methods of use and processes for their manufacture, as well as modified forms of naturally-expressed receptors, in the United States and other jurisdictions internationally that it considers key pharmaceutical markets. We also rely upon trade secrets and contracts to protect our proprietary information.
          As of December 1, 2011, we were the exclusive licensee, sole assignee or co-assignee of twenty-eight (28) granted United States patents, fifteen (15) pending United States patent applications, three (3) pending Patent Cooperation Treaty international patent applications and granted patents and/or pending applications in several other major markets, including the European Union, Canada and Japan. Our policy is to file United States and foreign patent applications to protect technology, inventions and improvements to inventions that are commercially important to the development of our business. There can be no assurance that any of these patent applications will result in the grant of a patent either in the United States or elsewhere, or that any patents granted will be valid and enforceable, or will provide a competitive advantage or will afford protection against competitors with similar technologies. We also intend to rely upon trade secret rights to protect other technologies that may be used to discover and validate targets and that may be used to identify and develop novel drugs. We seek protection, in part, through confidentiality and proprietary information agreements.
          We consider the following United States patents owned by or exclusively licensed to us to be particularly important to the protection of our most advanced product candidates.

Product Candidate	Patent Scope	Patent Expiration
ZYBRESTAT*	Methods of modulating tumor growth or metastasis by administration of combretastatin A-4 phosphate and paclitaxel	December 2021

	Lyophilized or crystalline combretastatin A-4 phosphate tromethamine	September 2021

OXi4503**	Composition of matter for	April 2012

Product Candidate	Patent Scope	Patent Expiration
combretastatin A-1 (active)

	Composition of matter for OXi4503 (combretastatin-A1-disodium-phosphate (OXi4503) pro-drug)	October 2021

*	In-licensed from Bristol-Myers Squibb

**	In-licensed from Arizona State University
          In addition to these patents, for some of our product candidates, we have patents and/or applications that cover a particular form or composition, used as part of combination therapy or method of preparation or use, as well as other pending patent applications. These issued patents, including any patents that issue from pending applications, could provide additional or a longer period of protection. We also have patent applications pending that seek equivalent or substantially comparable protection for our product candidates in jurisdictions internationally that we consider key pharmaceutical markets.
          The patent expiration dates referenced above do not reflect any potential patent term extension that we may receive under the federal Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act. The Hatch-Waxman Act generally permits a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years. The patent term restoration period is generally one-half of the time between the effective date of an investigational new drug application, or IND, and the submission date of a new drug application, or NDA, plus the time between the submission date and approval date of an NDA. Only one patent applicable to an approved drug is eligible for the extension, and the extension must be applied for prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves applications for patent term extension.
          COMPETITION
          The industry in which we are engaged is characterized by rapidly evolving technology and intense competition. Our competitors include, among others, major pharmaceutical, biopharmaceutical and biotechnology companies, many of which have financial, technical and marketing resources significantly greater than ours. In addition, many of the small companies that compete with us have also formed collaborative relationships with large, established companies to support research, development, clinical trials and commercialization of products that may be competitive with ours. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint ventures or other collaborations.
          We are aware of a limited number of companies involved in the development of VDAs. Such companies include Sanofi-Aventis, Myrexis, Nereus and MediciNova, all of which have VDAs that management believes are at an earlier or similar stage of clinical development than our lead drug candidate, ZYBRESTAT.
          We expect that, if any of our products gain regulatory approval for sale, they will compete primarily on the basis of product efficacy, safety, patient convenience, reliability, price and patent protection. Our competitive position will also depend on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products and implement joint ventures or other alliances with large pharmaceutical companies in order to jointly market and manufacture its products.
          EMPLOYEES
          We expect to continue to maintain a relatively small number of executives and other employees. We rely on outsourcing much of our research, development, pre-clinical testing and clinical trial activity, although we maintain managerial and quality control over its clinical trials. As of December 1, 2011, we had a total of six full-time employees.
          PROPERTIES
          Our corporate headquarters is located in South San Francisco, California. In November 2008, we executed a lease for 7,038 square feet (Suite 210) of office space located in South San Francisco, California. We agreed to lease an additional 5,275 square feet (Suite 270) of office space in the same building beginning in the first quarter of 2009. The lease agreement is for an estimated 52 months. In April 2009, we executed a lease for 3,891 square feet of office space located in Waltham, Massachusetts. In October 2011, we reduced the number of square feet leased in the Waltham location to approximately 2,500 square feet. The lease term expires on May 31, 2012.

          LEGAL PROCEEDINGS
          We are not a party to any material litigation in any court, and management is not aware of any contemplated proceeding by any governmental authority against us.
MANAGEMENT
Directors and Executive Officers
          The following information with respect to our current directors and executive officers has been furnished to us by the directors and executive officers. The ages of the directors and executive officers are as of December 1, 2011. We currently employ Dr. Langecker as our Chief Executive Officer.
Directors
TAMAR D. HOWSON

Age:	62

Director Since:	2010

Principal Occupation:	Ms. Howson is currently a Partner with JSB-Partners, a transaction advisory firm serving the life sciences industry.

Business Experience:
Ms. Howson formerly served as Executive Vice President of Corporate Development for Lexicon Pharmaceuticals. Prior to Lexicon, she served as Senior Vice President of Corporate and Business Development and was a member of the executive committee at Bristol-Myers Squibb. During her tenure there, Ms. Howson was responsible for leading the company’s efforts in external alliances, licensing and acquisitions. Earlier, Ms. Howson served as Senior Vice President and Director of Business Development at SmithKline Beecham. She also managed SR One Ltd., the $100 million venture capital fund of SmithKline Beecham. Ms. Howson has served as an independent business consultant and adviser to companies both in the United States and in Europe. She held the position of Vice President, Venture Investments at Johnston Associates, a venture capital firm, and earlier as Director of Worldwide Business Development and Licensing for Squibb Corporation. Ms. Howson received her M.B.A. in finance and international business from Columbia University. Educated as a chemical engineer, she holds a M.S. from the City College of New York and a B.S. from the Technion in Israel.

Other Directorships:
Ms. Howson currently serves on the boards of Idenix Pharmaceuticals, Inc. (Nasdaq:IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, Soligenix, Inc., a biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, Aradigm Corporation, a specialty pharmaceutical company developing and commercializing drugs delivered by inhalation for the treatment of severe respiratory disease, and S*Bio Pte Ltd, a company engaged in the discovery and development of drugs for the treatment of cancer. She also serves as a consultant to Pitango Venture Fund and is a member of the advisory board to Triana Venture Partners. She previously served on the boards of Ariad Pharmaceuticals, SkyePharma, NPS Pharma, Targacept, and HBA.

Director Qualifications:
The Board highly values Ms. Howson’s significant business development and life sciences industry expertise, developed through her career as a senior professional at several leading pharmaceutical companies. The Board believes that these characteristics uniquely qualify Ms. Howson to serve as a director of the Company and led to the Board’s conclusion that she should be a member of the Board of Directors.

PETER J. LANGECKER, M.D., PH.D.

Age:	60

Director Since:	2010

Principal Occupation:
Dr. Langecker joined OXiGENE as Executive Vice President and Chief Development Officer in June 2009 and was appointed Chief Executive Officer in October 2009. He became Chairman of our Board of Directors in October 2011.

Business Experience:
Dr. Langecker served as Chief Medical Officer of DURECT Corporation from May 2006 until June 2009. Prior to joining DURECT, Dr. Langecker served as Chief Medical Officer and Vice President of Clinical Affairs at Intarcia Therapeutics, Inc. from October 1999 to April 2006. Prior to that, Dr. Langecker was Vice President of Clinical Affairs at Sugen, Inc. from 1997 to 1999, Vice President, Clinical Research at Coulter Pharmaceuticals from 1995 to 1997 and Director of Clinical Research, Oncology, at Schering-Plough from 1992 to 1995. Previously, Dr. Langecker worked as a Project Physician-Central Medical Advisor, Oncology at Ciba-Geigy (now Novartis) in Basel, Switzerland. He received his M.D. degree and his doctorate in medical sciences from the Ludwig-Maximilians University in Munich.

Director Qualifications:
The Board believes that Dr. Langecker’s medical and scientific training, developed through his extensive career as a life sciences industry executive, uniquely qualify Dr. Langecker to serve as a director of the Company and led to the Board’s conclusion that Dr. Langecker should be a member of the Board of Directors.

GERALD MCMAHON, PH.D.

Age:	57

Director Since:	2011

Principal Occupation:	Dr. McMahon is Senior Vice President and Oncology Innovative Medicines Unit Leader of Medimmune LLC, a wholly owned subsidiary of Astra Zeneca PLC, a position which he has held since 2010.

Business Experience:
Dr. McMahon served as the Chief Executive Officer of Poniard Pharmaceuticals, Inc. from May 2004 to February 2010 and as the Chairman of the Board of Directors of Poniard from May 2004 to May 2011. He was a Venture Partner at Bay City Capital, LLC from February 2010 to October 2010. Dr. McMahon has spent more than 20 years as a business executive in the healthcare and biotech industries where he held various roles at Pfizer, Pharmacia, and Sandoz. In addition, Dr. McMahon was employed for 10 years at SUGEN where he was instrumental to build the business leading to the successful discovery, development, and regulatory approvals of novel oncology drugs. Since his role as President of SUGEN in 2003, he served as a Venture Partner with Bay City Capital and also has served as CEO and in various board of director roles for public and private healthcare companies. Dr. McMahon holds a B.S. in biology and earned a Ph.D. in 1980 in biochemistry from Rensselaer Polytechnic Institute and held post-graduate appointments at Tufts Medical School in Boston and the Massachusetts Institute of Technology in Cambridge, Massachusetts.

Director Qualifications:
The Board believes that Dr. McMahon’s scientific training, developed through his extensive career as a life sciences industry executive at several leading pharmaceutical companies, coupled with his specific experience, qualifications, and skills in the life sciences industry, uniquely qualify Dr. McMahon to serve as a director of the Company and led to the Board’s conclusion that Dr. McMahon should be a member of the Board of Directors.

WILLIAM D. SCHWIETERMAN, M.D.

Age:	53

Director Since:	2007

Principal Occupation:
Dr. Schwieterman has been the Chief Medical Officer of Chelsea Therapeutics, a biopharmaceutical development company, since November 2009. He has been an independent consultant to biotech and pharmaceutical companies specializing in clinical development since July 2002.

Business Experience:
Dr. Schwieterman is a board-certified internist and a rheumatologist who was formerly Chief of the Medicine Branch and Chief of the Immunology and Infectious Disease Branch in the Division of Clinical Trials at the FDA. In these capacities and others, Dr. Schwieterman spent 10 years at the FDA in the Center for Biologics overseeing a wide range of clinical development plans for a large number of different types of molecules. Dr. Schwieterman holds a B.S. and M.D. from the University of Cincinnati.

Director Qualifications:
The Board believes that Dr. Schwieterman’s medical training and his expertise with regulatory matters involving the Food and Drug Administration and the clinical trials process are invaluable skills that Dr. Schwieterman brings to his Board service and led to the Board’s conclusion that Dr. Schwieterman should be a member of the Board of Directors.

ALASTAIR J.J. WOOD, M.D.

Age:	64

Director Since:	2008

Principal Occupation:
Dr. Wood, a partner of Symphony Capital LLC, has worked with Symphony since its inception, initially as Chairman of Symphony’s Clinical Advisory Council, and joined the firm full-time in September 2006 as a Managing Director.

Business Experience:
Prior to joining Symphony Capital LLC full-time, Dr. Wood completed more than 30 years at Vanderbilt University School of Medicine, most recently as Associate Dean of External Affairs, where he was also Attending Physician and Tenured Professor of Medicine and Pharmacology. Dr. Wood is currently Professor of Medicine (courtesy appointment) and Professor of Pharmacology (courtesy appointment) at Weill Cornell Medical School, appointments served in an unpaid capacity. Dr. Wood has written or co-authored more than 300 scientific papers and won numerous honors including election to the National Academy of Sciences’ Institute of Medicine. He was until 2006 the chairman of the FDA’s Nonprescription Drugs Advisory Committee. He previously served as a member of the Cardiovascular and Renal Advisory Committee of the FDA, and the FDA’s Nonprescription Drugs Advisory Committee. Dr. Wood has been a member of and chaired National Institutes of Health study sections, served on the editorial boards of four major journals, and between 1992 and 2004 was the Drug Therapy Editor of The New England Journal of Medicine. Most recently, he was named to the Board of the Critical Path Institute. He earned his medical degree at the University of St. Andrews.

Other Directorships:	Dr. Wood is a director of Symphony Evolution, Inc., a Symphony portfolio company. He was previously a director of Antigenics, Inc., a publicly traded drug development company.

Director Qualifications:
The Board believes that Dr. Wood’s medical training and expertise in drug development, combined with his prior service as a member of several advisory committees to the Food and Drug Administration, uniquely qualify Dr. Wood to serve as a director of the Company and led to the Board’s conclusion that Dr. Wood should be a member of the Board of Directors.

Executive Officers
          See above for biographical information pertaining to Peter J. Langecker, our Chief Executive Officer.
          James B. Murphy, 54, was appointed as our Vice President and Chief Financial Officer in March 2004. From 2001 until May 2003, Mr. Murphy was Vice President of Finance for Whatman Inc., of Marlborough, Massachusetts, a subsidiary of U.K.-based Whatman plc (LSE: WHM), a publicly traded manufacturer of filtration and separation products for the pharmaceutical industry. From 1994 through 2001, Mr. Murphy worked at HemaSure (NASDAQ: HMSR), a spin-off of Sepracor, Inc., serving as the company’s Senior Vice President of Finance and Administration, and later as Senior Vice President and Chief Financial Officer. From 1990 to 1994, he was Corporate Controller at Sepracor (NASDAQ: SEPR), a diversified pharmaceutical, medical device and biotechnology products company based in Marlborough, Massachusetts. Mr. Murphy holds a B.A. in economics and accounting from the College of the Holy Cross and is registered as a Certified Public Accountant.
Board Composition
          Our Board of Directors currently consists of five members. Each member of the Compensation Committee of our Board of Directors qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Under our by-laws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors, and directors serve in office until the next annual meeting of stockholders and until their successors have been elected and qualified.

Board and Committee Meetings
          During 2010, the Board of Directors held nineteen meetings. The Board of Directors has established three committees whose functions and current members are noted below. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee (collectively, the “Board Committees”) are committees of the Board of Directors and consist solely of members of the Board of Directors. The Board Committees met a total of seven times in 2010. Each director during 2010 attended 75% or more of the aggregate number of meetings of the Board of Directors and Board Committees on which he or she served during 2010. The Board has also adopted a policy under which each member of the Board is required to make every effort to attend each annual meeting of our stockholders. Mr. Bill Shiebler, whose term as a Director expired on October 31, 2011, and Dr. Langecker attended our annual meeting of stockholders in 2010.
          Audit Committee. From January 1 through March 11, 2010, the Audit Committee consisted of Messrs. Arthur B. Laffer (Chairman), Roy H. Fickling and William N. Shiebler. During 2010, the Audit Committee held five meetings. Dr. Laffer resigned from the Board of Directors on March 11, 2010. Ms. Howson was appointed to the Audit Committee on April 2, 2010. Mr. Fickling resigned from the Board of Directors on March 31, 2011. Dr. McMahon was appointed to the Audit Committee on September 2, 2011. Currently, the Audit Committee consists of William D. Schwieterman, Tamar D. Howson and Gerald McMahon (Chairman). Our Audit Committee has the authority to retain and terminate the services of our independent registered public accounting firm, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. The Board of Directors has adopted a charter for the Audit Committee, which is reviewed and reassessed annually by the Audit Committee. A copy of the Audit Committee’s written charter is publicly available on our website at www.oxigene.com.
          Securities and Exchange Commission rules require that we disclose our compliance with NASDAQ listing standards regarding the independence of our Audit Committee members and inclusion in the Audit Committee of any non-independent director. Currently, all of our Audit Committee members are independent as defined under NASDAQ listing standards.
          Compensation Committee. From January 1 through March 11, 2010, the Compensation Committee consisted of Messrs. Arthur B. Laffer (Chairman), Roy H. Fickling, William N. Shiebler and William D. Schwieterman. Dr. Laffer resigned from the Board of Directors on March 11, 2010. On April 27, 2010, Mr. Fickling was appointed Chairman of the Compensation Committee. Mr. Fickling resigned from our Board of Directors on March 31, 2011. Dr. McMahon was appointed to the Compensation Committee on September 2, 2011. Currently, the Compensation Committee consists of William D. Schwieterman, Tamar D. Howson (Chair) and Gerald McMahon.
          During 2010, the Compensation Committee held one meeting. The Compensation Committee makes recommendations to the Board of Directors regarding the compensation philosophy and compensation guidelines for our executives, the role and performance of our executive officers, appropriate compensation levels for our Chief Executive Officer, which are determined without the Chief Executive Officer present, and other executives based on a comparative review of compensation practices of similarly situated businesses. The Compensation Committee also makes recommendations to the Board regarding the design and implementation of our compensation plans and the establishment of criteria and the approval of performance results relative to our incentive plans. The Compensation Committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation. Each year, the Compensation Committee reviews and assesses the three main components of each named executive officer’s compensation: base salary, incentive compensation and equity compensation. Adjustments to base salary are generally only made when there has been a change in the scope of the responsibilities of the named executive officer or when, based on a review of the base salary component of executive officers in companies of a similar size and stage of development, the Committee members believe that an adjustment is warranted in order to remain competitive. Each year, the executive management of the Company determines and agrees with the Compensation Committee on its corporate goals and objectives for the ensuing year. At the end of each year, the attainment of each objective is assessed and incentive awards are made to each executive based on his contribution to achieving the objectives and at a percentage of base salary outlined in the executive’s employment agreement. In addition, equity compensation is reviewed annually. Awards are made based on either provisions of an executive’s employment agreement, or an assessment of each executive’s equity compensation position relative to the Company’s other executives. All members of the Compensation Committee qualify as independent under the definition promulgated by NASDAQ. A copy of the Compensation Committee’s written charter is publicly available on our website at www.oxigene.com.
          Compensation Committee Interlocks and Insider Participation. Our Compensation Committee currently consists of Tamar D. Howson (Chair), William D. Schwieterman and Dr. Gerald McMahon. None of the members of our Compensation Committee is or has been employed by us. From January 1 through March 11, 2010, the Compensation Committee consisted of Messrs. Arthur B. Laffer, Roy H. Fickling, William N. Shiebler and William D. Schwieterman. Dr. Laffer resigned from the Board of Directors on March 11, 2010. On April 27, 2010, Mr. Fickling was appointed Chairman of the Compensation Committee. Mr. Fickling resigned from our Board of Directors on March 31, 2011. During 2010, no member of our Compensation Committee served as an officer or was employed by us.

          Nominating and Governance Committee. From January 1 through March 11, 2010, the Nominating and Governance Committee consisted of Messrs. William N. Shiebler (Chairman), Roy H. Fickling and Arthur B. Laffer. Dr. Laffer resigned from the Board of Directors on March 11, 2010. On April 27, 2010, Dr. Schweiterman (Chairman) and Ms. Howson were appointed to the Nominating and Governance Committee and Mr. Shiebler was re-nominated to this committee. During 2010, the Nominating and Governance Committee met once. Currently, the Nominating and Governance Committee consists of Dr. Schwieterman (Chairman), Ms. Howson and Dr. McMahon. This committee’s role is to make recommendations to the full Board as to the size and composition of the Board and to make recommendations as to particular nominees. All members of the Nominating and Governance Committee qualify as independent under the definition promulgated by NASDAQ. The Nominating and Governance Committee may consider candidates recommended by stockholders, as well as from other sources, such as current directors or officers, third-party search firms or other appropriate sources. For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the biotechnology industry, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2012 annual meeting of stockholders using the procedures set forth in the Company’s by-laws, it must follow the procedures described under “Stockholder Proposals and Nominations for Director” set forth in our proxy statement for our 2011 Annual Meeting of Stockholders filed with the SEC on September 22, 2011. If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Nominating and Governance Committee, it should submit any pertinent information regarding the candidate to the Chairman of the Nominating and Governance Committee by mail at 701 Gateway Boulevard, Suite 210, South San Francisco, California 94080. The Nominating and Governance Committee considers issues of diversity among its members in identifying and considering nominees for director, and strives where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship of the Board and its committees. A copy of the Nominating and Governance Committee’s written charter is publicly available on our website at www.oxigene.com.
Board of Directors Leadership Structure
          The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having the Chief Executive Officer serve as Chairman is in the best interest of the Company’s stockholders at this time. The Board believes this leadership structure is appropriate in light of the small size of the Company’s Board and the expertise that Dr. Langecker brings to his role as both Chairman and Chief Executive Officer.
          Dr. Langecker has served as Chairman of the Board of Directors since the 2011 Annual Meeting. The Chairman of the Board of Directors provides leadership to the Board and works with the Board to define its activities and the calendar for fulfillment of its responsibilities. The Chairman of the Board of Directors approves the meeting agendas after input from management, facilitates communication among members of the Board and presides at meetings of our Board and stockholders.
          The Chairman of the Board of Directors, the Chairman of the Audit Committee, and the other members of the Board work in concert to provide oversight of our management and affairs. We believe that the leadership of the Chairman fosters a culture of open discussion and deliberation, with a thoughtful evaluation of risk, to support our decision-making. Our Board encourages communication among its members and between management and the Board to facilitate productive working relationships. Working with the other members of the Board, the Chairman also works to ensure that there is an appropriate balance and focus among key board responsibilities such as strategic development, review of operations and risk oversight.
The Board of Directors’ Role in Risk Oversight
          The Board plays an important role in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees. In particular, the Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that we face, (2) the required approval by the Board (or a committee of the Board) of significant transactions and other decisions, (3) the direct oversight of specific areas of our business by the Audit and Compensation committees, and (4) regular periodic reports from our auditors and outside advisors regarding various areas of potential risk, including, among others, those relating to our internal control over financial reporting. The Board also relies on management to bring significant matters impacting us to the Board’s attention.
          Pursuant to the Audit Committee’s charter, the Audit Committee is responsible for discussing the guidelines and policies that govern the process by which our exposure to risk is assessed and managed by management. As part of this process, the Audit Committee discusses our major financial risk exposures and steps that management has taken to monitor and control such exposure. In addition, we, under the supervision of the Audit Committee, have established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to our senior management and the Audit Committee.
          Because of the role of the Board in risk oversight, the Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. The Board recognizes that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to our operations. The Board believes its current leadership structure enables it to effectively provide oversight with respect to such risks.
Director Independence
          Our Board has determined that the following members of the Board qualify as independent directors under the current independence standards promulgated by the Securities and Exchange Commission and The NASDAQ Stock Market: Tamar D. Howson, Gerald McMahon and William D. Schwieterman.
Stockholder Communications to the Board
          Generally, stockholders who have questions or concerns should contact our Investor Relations department at (650) 635-7000. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should submit his or her questions to the appropriate director using the contact information and instructions for this purpose set forth on the Company’s website at www.oxigene.com. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:
•	junk mail and mass mailings

•	resumes and other forms of job inquiries

•	surveys

•	solicitations or advertisements.
In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission and us initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock and other of our equity securities. For these purposes, the term “other equity securities” would include options granted under our 2005 Stock Plan, as amended. To our knowledge, based solely on a review of the forms and written representations received by us from our Section 16 reporting persons, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to the reporting persons were properly and timely satisfied.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table shows the total compensation paid or accrued during the fiscal years ended December 31, 2010 and December 31, 2009 to (1) our Chief Executive Officer, (2) our Chief Financial Officer and, (3) our next most highly compensated executive officer who earned more than $100,000 during the fiscal year ended December 31, 2010.

						All Other
				Stock Awards	Option Awards	Compensation
Name	Year	Salary ($)	Bonus ($)	($)(1)	($)(1)	($)

David Chaplin(2)	2010	$278,124	$—	$—	$74,966	$—
Former Vice President and	2009	$282,220	$—	$74,298	$27,530	$—
Chief Scientific Officer
Peter Langecker(3)	2010	$350,000	$—	$—	$132,825	$929
Chief Executive Officer	2009	$236,923	$—	$—	$41,926	$464
James Murphy(4)	2010	$245,000	$—	$—	$101,759	$690
Vice President and Chief Financial Officer	2009	$245,000	$—	$37,151	$63,244	$663

(1)	See Note 5 to our Condensed Consolidated Financial Statements included in this prospectus for details as to the assumptions used to determine the fair value of each of the stock awards and option awards set forth in this table, as well as a description of all forfeitures during fiscal year 2010.

(2)	Dr. Chaplin’s employment agreement provides that his salary be paid in British Pounds. The salary amounts presented above represent his annual salary of £180,257 converted into U.S. dollars at the average monthly conversion rate for the year presented. Dr. Chaplin’s employment with the Company ended on August 30, 2011. The Company entered into a separation agreement with Dr. Chaplin in connection with his departure. The terms of Dr. Chaplin’s separation arrangement are consistent with the severance benefits provided for in his employment agreement.

(3)	Dr. Langecker commenced employment in June 2009 as Executive Vice President and Chief Development Officer. In October 2009, he was appointed as Chief Executive Officer.

(4)	Mr. Murphy’s permanent employment with the Company ended on October 31, 2011; however, Mr. Murphy continues to serve as the Company’s Chief Financial Officer on a temporary basis until his replacement is hired. The Company entered into a separation agreement with Mr. Murphy in connection with his departure. The terms of Mr. Murphy’s separation arrangement are consistent with the severance benefits provided for in his employment agreement.
Narrative Disclosure to Summary Compensation Table
          Dr. Peter J. Langecker, M.D., Ph.D.
          Employment Agreement with Dr. Peter J. Langecker. In June 2009, we entered into an employment agreement with Dr. Langecker with respect to his service as our Executive Vice President and Chief Development Officer. In October 2009, Dr. Langecker was appointed our Chief Executive Officer, and in October 2011, Dr. Langecker was named as the Chairman of our Board of Directors. Pursuant to his agreement, Dr. Langecker currently receives an annual base salary of $350,000 per year. In addition, Dr. Langecker may be awarded an annual bonus of up to 40% of his then-current annual base salary, at the sole discretion of OXiGENE, based on our assessment of his and OXiGENE’s performance. Pursuant to his employment agreement, on June 29, 2009, we granted to Dr. Langecker options to purchase 250,000 shares of the Company’s common stock at an exercise price of $2.32 per share. The options shall vest in equal annual installments over four years beginning one year from the date of grant.
          Dr. Langecker may terminate the agreement upon written notice to us. We may also terminate the agreement without prior written notice for cause, as defined in the agreement, as long as, in certain circumstances, we give Dr. Langecker a minimum period of 30 days to cure the act or omission constituting cause (if reasonably subject to cure), as described in the agreement. If Dr. Langecker’s employment is terminated by us for cause, or by Dr. Langecker without good reason (as defined in the agreement), we will pay to Dr. Langecker the amount of accrued obligations as of the date of such termination, consisting of accrued and unpaid salary, value of accrued vacation days, annual bonus related to the most recently completed calendar year if not already paid and amount of unreimbursed and incurred expenses. If Dr. Langecker’s employment is terminated by us other than for cause or Dr. Langecker’s disability, we will pay to Dr. Langecker the accrued obligations, as described above, an amount equal to 12 months of his then-current base salary, the annual bonus related to the most recently completed calendar year, if not already paid, and will also pay COBRA premiums, should Dr. Langecker timely elect and be eligible for COBRA coverage, for Dr. Langecker and his immediate family for 12 months (provided that OXiGENE shall have no obligation to provide such coverage if Dr. Langecker becomes eligible for medical and dental coverage with another employer).

          If Dr. Langecker’s employment is terminated by us (other than for cause or Dr. Langecker’s disability) within one year following a change in control of the Company (as defined in the agreement), or by Dr. Langecker with good reason within one year following a change in control of the Company, we will pay to Dr. Langecker the accrued obligations, as described above, an amount equal to 12 months of his then-current base salary, the annual bonus related to the most recently completed calendar year, if not already paid, and will also pay COBRA premiums for a period of 12 months on the same conditions as described above. In addition, all of Dr. Langecker’ unvested equity compensation outstanding on the date of termination shall vest and remain exercisable in accordance with the terms of the applicable plan and related agreements. Dr. Langecker has also agreed not to engage in activities competitive with the Company during his employment and for a 12 month period following the termination of his employment. All payments made and benefits available to Dr. Langecker in connection with his employment agreement will comply with Internal Revenue Code Section 409A in accordance with the terms of his employment agreement.
Outstanding Equity Awards at Fiscal Year-End
          The following table shows grants of stock options and grants of unvested stock awards outstanding on the last day of the fiscal year ended December 31, 2010, including both awards subject to performance conditions and non-performance-based awards, to each of the executive officers named in the Summary Compensation Table.

					Stock Awards
						Market
	Option Awards(1)				Number of	Value of
	Number of	Number of			shares or	Shares or
	Securities	Securities			Units of	Units of
	Underlying	Underlying			Stock That	Stock That
	Unexercised	Unexercised	Option	Option	Have Not	Have Not
	Options	Options	Exercise	Expiration	Vested	Vested
Name	Exerciseable #	Unexerciseable #	Price $	Date	#	(2) $
David Chaplin	2,250	—	$101.20	7/12/2010	—	$—
Former Vice President and	5,000	—	$44.80	3/15/2012
Chief Scientific Officer	5,000	—	$158.80	7/24/2013
	2,500	—	$100.60	7/28/2014
	938	313	$83.60	1/25/2017
	1,500	4,500	$13.00	1/20/2019
	2,500	17,500	$21.20	4/27/2020
	3,438	6,563	$5.60	9/15/2020
Peter Langecker	3,125	9,375	$46.40	6/29/2019	—	$—
Chief Executive Officer	2,500	17,500	$21.20	4/27/2020
	3,438	6,563	$5.60	9/15/2020
James Murphy	3,750	—	$181.00	2/23/2014	—	$—
Vice President and	1,000	—	$100.60	7/28/2014
Chief Financial Officer	1,250	—	$70.20	6/14/2016
	1,875	625	$83.60	1/25/2017
	1,563	4,688	$13.00	1/20/2019
	2,500	17,500	$21.20	4/27/2020
	3,438	6,563	$5.60	9/15/2020

(1)	Generally, option awards vest in equal annual installments over four years beginning on the first anniversary of the date of grant and the exercise price is the closing price of our common stock as quoted on The NASDAQ Capital Market on the date of grant. On September 15, 2010, we granted options to each of the named executive officers included in the table above that vest in equal annual installments over two years beginning on the first anniversary of the date of grant.

(2)	The market value of the stock awards is determined by multiplying the number of shares times $4.60, the closing price of our common stock on The NASDAQ Global Market on December 31, 2010, the last day of our fiscal year.
Pension Benefits
          We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation
     We do not have any non-qualified defined contribution plans or other deferred compensation plans.
Potential Payments Upon Termination or Change-In-Control
     We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to our named executive officers in the event of a termination of employment or a change of control of the Company. The following tables summarize the potential payments to each named executive officer assuming that one of the described termination events occurs. The tables assume that the event occurred on December 31, 2010, the last day of our fiscal year. On December 31, 2010, the last trading day of 2010, the closing price of our common stock as listed on The NASDAQ Global Market was $4.60 per share.
Peter J. Langecker

	Termination	Voluntary	Cause Termination or
	within 12 months	Termination by	Termination by
Executive Benefits and	Following Change	Executive or	Executive with Good	For Cause
Payments Upon Termination	in Control	Death	Reason	Termination	Disability
Base Salary	$350,000	$—	$350,000	$—	$—

Annual Bonus (x% of	Executive entitled to	Executive entitled to	Executive entitled to
Base Salary)	Annual Bonus related	Annual Bonus related	Annual Bonus related		Executive entitled to
	to most recently	to most recently	to most recently		Annual Bonus related
	completed calendar	completed calendar	completed calendar		to most recently
	year if not already	year if not already	year if not already		completed calendar
	paid	paid	paid	N/A	year if not already paid

Acceleration of Vesting of Equity	100%	0%	0%	0%	0

Stock Options:

Number of Stock Options	42,500	9,063	9,063	9,063	—

Value upon Termination	$195,500	$41,688	$41,688	$41,688	$—

Vested Stock Received:

Number of Shares	—	—	—	—	—

Value upon Termination	$—	$—	$—	$—	$—

Relocation Reimbursement	N/A	N/A	N/A	N/A	N/A

Deferred Compensation Payout	N/A	N/A	N/A	N/A	N/A

Post-Term Health Care	Up to 12months for		Up to 12months for
	Executive and family	N/A	Executive and family	N/A	N/A

	$37,044	$—	$37,044	$—	$—
Excise Tax Gross Up	N/A	N/A	N/A	N/A	N/A
The information set forth above is described in more detail in the narrative following the Summary Compensation Table.
A “Change in Control” as defined in Dr. Langecker’s employment agreement shall mean the occurrence during the term of his employment of the following:
(i)	Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of OXiGENE representing 50% or more of the total voting power represented by OXiGENE’s then outstanding voting securities (excluding for this purpose any such voting securities held by OXiGENE or its affiliates or by any employee benefit plan of OXiGENE) pursuant to a transaction or a series of related transaction which the Board of Directors does not approve; or

(ii)	Merger/Sale of Assets. (A) A merger or consolidation of OXiGENE whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of OXiGENE outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of OXiGENE or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the stockholders of OXiGENE approve an agreement for the sale or disposition by OXiGENE of all or substantially all of OXiGENE’s assets; or

(iii)	Change in Board Composition. A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of OXiGENE as of the date of this Agreement, or

(B)	are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to OXiGENE).
          Dr. Langecker will be entitled to certain benefits as described in the table above if his employment is terminated by the Company for reasons other than cause or by him with good reason. “Cause” shall mean any of the following:
          (a) the Executive’s substantial failure to perform any of his duties hereunder or to follow reasonable, lawful directions of the Board or any officer to whom the Executive reports;
          (b) the Executive’s willful misconduct or willful malfeasance in connection with his employment;
          (c) the Executive’s conviction of, or plea of nolo contendre to, any crime constituting a felony under the laws of the United States or any state thereof, or any other crime involving moral turpitude;
          (d) the Executive’s material breach of any of the provisions of this Agreement, OXiGENE’s bylaws or any other agreement with OXiGENE; or
          (e) the Executive’s engaging in misconduct which has caused significant injury to OXiGENE, financial or otherwise, or to OXiGENE’s reputation; or
          (f) any act, omission or circumstance constituting cause under the law governing this Agreement. “Termination with Good Reason” shall mean:
          (i) without the Executive’s express written consent, any material reduction in Executive’s title, or responsibilities compared to those prior to a Change in Control (as such term is defined in the employment agreement);
          (ii) relocation of more than 60 miles;
          (iii) without the Executive’s express written consent, a material reduction by OXiGENE in the Executive’s total compensation as in effect on the date hereof or as the same may be increased from time to time, provided that it shall not be deemed a material reduction if (a) the amount of Executive’s Annual Bonus is less than the amount of any previously awarded Annual Bonuses or (b) a benefit is amended and such amendment affects all eligible executive participants; or
          (iv) OXiGENE breaches a material term of this Agreement and such breach has remained uncured for a minimum of thirty (30) days after Executive has notified OXiGENE of breach. To be effective, such notice must be in writing and set forth the specific alleged Good Reason for termination and the factual basis supporting the alleged Good Reason.
          All payments made and benefits available to Dr. Langecker in connection with his employment agreement will comply with Internal Revenue Code Section 409A in accordance with the terms of his employment agreement.
     David Chaplin, Ph.D.
          As announced on September 1, 2011, Dr. Chaplin’s employment with the Company ended on August 30, 2011. The Company entered into a separation agreement with Dr. Chaplin in connection with his departure. The terms of Dr. Chaplin’s separation arrangement are consistent with the severance benefits provided for in his employment agreement.
          Employment Agreement with David Chaplin. In July 2000, we entered into an employment agreement with Dr. Chaplin to serve as our Chief Scientific Officer and Head of Research and Development. Effective in January 2007, Dr. Chaplin’s employment agreement was amended such that he received an annual base salary of £180,257 per year (or $279,398, using January 3, 2011 exchange rates). In 2009, Dr. Chaplin’s employment agreement was further amended to (1) set the period for which Dr. Chaplin would be paid in the event of his termination of employment other than for cause of with good reason at sixteen (16) months and (2) provide for the immediate vesting of all stock options, stock appreciation rights, restricted stock and other incentive compensation granted to him in the event of a change in control. Dr. Chaplin’s employment was terminated by OXiGENE other than for cause, and therefore, Dr. Chaplin will be entitled to receive a payment of sixteen (16) months of his current base salary, and all stock options and other incentive compensation granted to Dr. Chaplin by OXiGENE shall, to the extent vested, remain exercisable in accordance with the 2005 Plan and any related agreements. All payments made and benefits available to Dr. Chaplin in connection with his separation agreement will comply with Internal Revenue Code Section 409A in accordance with the terms of his employment agreement.

James B. Murphy
          As announced on September 1, 2011, Mr. Murphy’s permanent employment with the Company ended on October 31, 2011. Mr. Murphy continues to serve as the Company’s Chief Financial Officer on a temporary basis until his replacement is hired. The Company entered into a separation agreement with Mr. Murphy in connection with his departure. The terms of Mr. Murphy’s separation arrangement are consistent with the severance benefits provided for in his employment agreement.
          Employment Agreement with James B. Murphy. In February 2004, we entered into an employment agreement with Mr. Murphy to serve as our Vice President and Chief Financial Officer. We amended the agreement in January 2009. Pursuant to the agreement as amended, Mr. Murphy receives a base salary of $245,000 per year. Mr. Murphy’s employment will be terminated by OXiGENE other than for cause, and therefore, Mr. Murphy will be entitled to receive a payment of twelve months’ current base salary and the Company will also pay COBRA premiums, should Mr. Murphy timely elect and be eligible for COBRA coverage, for Mr. Murphy and his immediate family for 12 months (provided that OXiGENE shall have no obligation to provide such coverage if Mr. Murphy becomes eligible for medical and dental coverage with another employer). In addition, all stock options and other incentive compensation granted to Mr. Murphy by OXiGENE shall, to the extent vested, remain exercisable in accordance with the 2005 Plan and any related agreements. All payments made and benefits available to Mr. Murphy in connection with his separation agreement will comply with Internal Revenue Code Section 409A in accordance with the terms of his employment agreement.
Director Compensation
          The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2010 to each of our non-employee directors.

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation
Name	($)	($) (1)	($)	($)
Roy H. Fickling (2)	$—	$53,303	$—	$—
Tamar Howson	$—	$38,753	$—	$—
Mark Kessel (3)	$—	$49,403	$—	$—
Arthur Laffer (4)	$—	$39,900	$—	$—
William D. Schwieterman	$—	$53,303	$—	$—
William Shiebler (5)	$95,000	$49,403	$—	$—
Alastair J.J. Wood	$—	$49,403	$—	$—

(1)	See Note 1 to our Consolidated Financial Statements for the year ended December 31, 2010 in this prospectus for details as to the assumptions used to determine the fair value of each of the stock awards set forth in this table, and Note 3 describing all forfeitures during fiscal year 2010.

(2)	Effective March 31, 2011, Mr. Fickling resigned as a member of the Company’s Board of Directors.

(3)	Mr. Kessel’s term expired at the 2011 Annual Meeting of Stockholders.

(4)	Effective March 11, 2010, Dr. Laffer resigned as a member of the Company’s Board of Directors.

(5)	Mr. Shiebler’s term expired at the 2011 Annual Meeting of Stockholders.
          The following is a description of the standard compensation arrangements under which our non-employee directors are compensated for their service as directors, including as members of the various Committees of our Board.
          Fees. The Board of Directors adopted an amended and restated director compensation policy, effective January 1, 2010. In accordance with the policy, prior to the commencement of each calendar year, the Board of Directors established the number of shares of our common stock to be granted as the annual retainer for the upcoming calendar year for all non-employee directors. The annual retainer was paid in the form of semi-annual grants, under the 2005 Plan, of fully-vested shares of our common stock in the amount established by the Board of Directors for such calendar year. Shares of common stock to be issued to each non-employee director on the date of grant were automatically granted without further action by the Board of Directors or the Compensation Committee semi-annually on and as of January 2 and July 1, or the first business day thereafter. Shares granted pursuant to the policy have a purchase price equal to the par value of our common stock on the date of grant and are subject to the terms and conditions of the 2005 Plan.
          The Board of Directors adopted a revised amended and restated non-employee director compensation policy, effective September 20, 2011. In accordance with the revised policy, prior to the commencement of each calendar year, the Board of Directors establishes the dollar value of the retainer to be paid for the upcoming calendar year for all non-employee directors. For 2011, the retainer has been set at $80,000. Once a year, prior to December 31, each non-employee director makes an election for the next calendar year to receive his or her retainer in the form of options to purchase shares of our common stock, shares of our common stock, or a combination of options and/or stock and up to 50% cash. Any cash election must be in whole $10,000 amounts. A new non-employee director joining the Board during the course of the year would make an election for the calendar year within 30 days of joining the Board, and his or her retainer will be pro-rated. In the absence of an election, a non-employee director will receive 50% of the retainer as cash and 50% as shares of our common stock. Shares and options comprising the annual retainer are granted under the 2005 Plan. The shares of common stock are fully-vested as of the grant date and have a purchase price equal to the par value of our common stock on the grant date. The options are fully vested as of the grant date, have a six-year term and an exercise price equal to the closing price of our common stock on its principal trading market on the grant date. The number of options to be granted is calculated using the Black-Scholes valuation method. Shares of common stock, options to purchase shares of common stock and/or cash to be paid to each non-employee director on the date of grant are automatically granted without further action by the Board of Directors or the Compensation Committee semi-annually on and as of January 2 and July 1, or the first business day thereafter. Shares and options granted pursuant to the policy are subject to the terms and conditions of the 2005 Plan.
          Pursuant to the amendments to the 2005 Plan, which were approved by our stockholders at the 2011 Annual Meeting of Stockholders, each of our non-employee directors whose term continued after the Annual Meeting received an equity grant of up to $40,000 in value as compensation for Board of Directors service for the period of July 1 to December 31, 2011, in accordance with our revised non-employee director compensation policy described above, provided that no such grant shall be made to Dr. Gerald McMahon in 2011 in light of the grant made to him at the time of his joining the Board in September 2011. We were unable to make these director compensation grants on July 1, 2011 due to the insufficient number of shares of our common stock available for award issuances under the 2005 Plan at that time. Mark Kessel and Bill Shiebler received a cash payment of $26,667 each for their service on the Board of Directors during the period from July 1, 2011 to October 31, 2011.
          During an interim period beginning in May 2009 and ending on January 31, 2010, following his assumption of the duties of Chairman, Mr. Shiebler received: $40,000 in cash for the first month of service; $20,000 in cash for each month thereafter during such interim period; $1,200 per month for secretarial expenses to be incurred by him; and an option to purchase 100,000 shares of our common stock, vesting in equal amounts over four years, starting one year from the date of grant, at an exercise price of $2.23 per share. Mr. Shiebler received these amounts in connection with the services he provided as Chairman, and in recognition of the level of services he provided in that capacity. Mr. Shiebler did not receive any separate compensation under the director compensation policy in addition to these amounts. Effective February 2010, Mr. Shiebler’s cash compensation was reduced to $10,000 per month. Effective June 2010, Mr. Shiebler’s cash compensation was reduced further to $5,000 per month.
          Equity Incentives. Under the terms of the 2005 Plan, directors may be granted shares of common stock, stock-based awards and/or stock options to purchase shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following tables set forth certain information with respect to the beneficial ownership of our common stock as of December 1, 2011, for (a) (1) our Chief Executive Officer, (2) our Chief Financial Officer and (3) our next most highly compensated executive officer who earned more than $100,000 during the fiscal year ended December 31, 2010, (b) each of our directors, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of December 1, 2011 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the tables. Except as indicated in footnotes to these tables, we believe that the stockholders named in these tables have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 15,181,094 shares of common stock outstanding on December 1, 2011.

	Number of Shares
	Beneficially Owned
	and Nature of	Percent of
	Ownership	Class %
David Chaplin(1)	6,655	*
Tamar Howson(2)	18,411	*
Peter Langecker(3)	21,249	*
Gerald McMahon(4)	17,000	*
James Murphy(5)	27,685	*
William Schwieterman(6)	26,260	*
Alastair J.J. Wood	17,871	*
All current directors and executive officers as a group (6 persons)(7)	128,476	*	%

*	Less than 1%.

(1)	Mr. Chaplin’s employment with the Company ended on August 30, 2011.

(2)	Includes options to purchase 8,600 shares of common stock, which are exercisable within 60 days of December 1, 2011 (January 30, 2012).

(3)	Represents options to purchase 21,249 shares of common stock, which are exercisable within 60 days of December 1, 2011 (January 30, 2012).

(4)	Represents options to purchase 17,000 shares of common stock, which are exercisable within 60 days of December 1, 2011 (January 30, 2012).

(5)	Includes options to purchase 25,685 shares of common stock, which are exercisable within 60 days of December 1, 2011 (January 30, 2012).

(6)	Includes options to purchase 17,300 shares of common stock, which are exercisable within 60 days of December 1, 2011 (January 30, 2012).

(7)	Includes 2,000 shares of common stock subject to transfer restrictions and options to purchase 89,834 shares of common stock held by the directors and executive officers as a group and which are exercisable within 60 days of December 1, 2011 (January 30, 2012).
          As of December 1, 2011, the following is the only entity known to us to be the beneficial owner of more than 5% of our outstanding common stock.
Number of Shares

	Beneficially Owned
	and Nature of	Percent of
Name and Address of Beneficial Owner	Ownership	Class

Symphony ViDA Holdings LLC	1,361,606	8.97%
875 Third Avenue 18th Floor New York, NY 10022

          The determination that there were no other persons, entities or groups known to us to beneficially own more than 5% of our outstanding common stock was based on a review of all statements filed with respect to us since the beginning of the past fiscal year with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Exchange Act.
LIMITATION OF DIRECTORS’ LIABILITY AND INDEMNIFICATION
          The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.
          We have obtained director and officer liability insurance to cover liabilities our directors and officers may occur in connection with their services to us, including matters arising under the Securities Act. Our restated certificate of incorporation and restated bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). These indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest. In addition, we have entered into agreements to indemnify our directors and officers. These agreements, among other things, will indemnify and advance expenses to our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
          There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification under the agreements described in this section.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Our Audit Committee reviews and approves in advance all related-person transactions.
          We did not engage in any related person transactions during the year ended December 31, 2010.
          Symphony Transaction
          In October 2008, we announced a strategic collaboration with Symphony Capital Partners, L.P. (Symphony), a private-equity firm, under which Symphony agreed to provide up to $40 million in funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. In connection with the collaboration, we granted Symphony ViDA, Inc., a newly-created drug development company, exclusive licenses to ZYBRESTAT for use in ophthalmologic indications and OXi4503. As part of this transaction, we maintained the exclusive purchase option, but not the obligation, to purchase all of the equity of Symphony ViDA (Purchase Option) at any time between October 2, 2009 and March 31, 2012 for an amount equal to two times the amount of capital actually invested by Holdings in Symphony ViDA, less certain amounts.
          Under the collaboration, we entered into a series of related agreements with Symphony Capital LLC, Symphony ViDA, Symphony ViDA Holdings LLC (Holdings) and related entities, including a Purchase Option Agreement, a Research and Development Agreement, a Technology License Agreement and an Additional Funding Agreement. In addition, we entered into a series of related agreements with Holdings, including a Stock and Warrant Purchase Agreement and a Registration Rights Agreement.
          Pursuant to these agreements, Holdings formed and capitalized Symphony ViDA in order (a) to hold certain intellectual property related to the programs which were exclusively licensed to Symphony ViDA under the Technology License Agreement and (b) to fund commitments of up to $25 million. The funding was intended to support preclinical and clinical development by us, on behalf of Symphony ViDA, of the programs.
          We issued to Holdings, pursuant to the Stock and Warrant Purchase Agreement, an aggregate of 675,675 shares of our common stock and warrants at a price of $22.20 per share, which was the closing price of our common stock on The NASDAQ Global Market on September 30, 2008, the day before we entered into the Symphony transaction. In addition, pursuant to the Purchase Option Agreement, we issued to Holdings an aggregate of 180,180 shares of our common stock with a fair value of $4 million as consideration for the Purchase Option.
          On July 2, 2009, OXiGENE, Holdings and Symphony ViDA entered into a series of related agreements pursuant to which we exercised the Purchase Option under terms set forth in an amended and restated purchase option agreement (the Amended Purchase Option Agreement), and OXiGENE and Holdings also entered into an amended and restated registration rights agreement.
          We closed on the amended Purchase Option on July 20, 2009 and issued 500,000 shares of our common stock to Holdings at the closing in exchange for all of the equity of Symphony ViDA, subject to further adjustment under the rights described in the paragraph above. In addition, upon the closing of the Purchase Option, we re-acquired all of the rights to the programs, and the approximately $12,400,000 in cash held by Symphony ViDA at the time of the closing became available for use for our general corporate purposes.

DESCRIPTION OF CAPITAL STOCK
          The following description of our capital stock and certain provisions of our restated certificate of incorporation, as amended, and our amended and restated by-laws is a summary and is qualified in its entirety by the provisions of our restated certificate of incorporation, as amended, and our amended and restated by-laws.
          Our authorized capital stock consists of 300,000,000 shares of common stock, par value of $0.01 per share, and 15,000,000 shares of preferred stock, par value of $0.01 per share.
Common Stock
          We are authorized to issue 300,000,000 shares of common stock. Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Holders of common stock are entitled to any dividend declared by our board of directors out of funds legally available for that purpose. Holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock.
Preferred Stock
          We are authorized to issue 15,000,000 shares of preferred stock, par value $0.01 per share. As of December 1, 2011, no shares of our preferred stock were outstanding. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our restated certificate of incorporation, as amended, and our amended and restated by-laws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.
          Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with conversion rights which could adversely affect the holders of shares of our common stock.
Listing
          Our common stock is listed on The NASDAQ Capital Market under the symbol “OXGN.”
Transfer Agent and Registrar
          American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock and preferred stock.
Delaware Law, Certain Charter and By-Law Provisions and Stockholder Rights Agreement
          The provisions of Delaware law and of our restated certificate of incorporation, as amended, and amended and restated by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of OXiGENE.
          Delaware Statutory Business Combinations Provision. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within the prior three years, did own) 15% or more of the corporation’s voting stock.

          Special Meetings of Stockholders. Special meetings of the stockholders may be called by the chairman of our board of directors, the president, or the entire board of directors pursuant to a resolution adopted by a majority of directors present at a meeting at which a quorum is present. The president or secretary shall also call special meetings upon the written request of not less than 10% in interest of the stockholders entitled to vote at the meeting.
          Stockholder Rights Agreement. On March 24, 2005 our board of directors declared a dividend of one common stock purchase right for each outstanding share of our voting common stock, $0.01 par value per share, to stockholders of record at the close of business on April 4, 2005. Each right entitles the registered holder to purchase from us one-fifth of a share of common stock, at a purchase price of $1,000.00 in cash, subject to adjustment. The description and terms of the rights are set forth in a Stockholder Rights Agreement between us and American Stock Transfer & Trust Company, LLC, as Rights Agent.
          Initially, the rights will be attached to all common stock certificates representing shares then outstanding, and no separate certificates for rights will be distributed. The rights will separate from the common stock and a “Distribution Date” will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock or (ii) 10 business days following the commencement of a tender offer or exchange offer that may result in a person or group beneficially owning 15% or more of the outstanding shares of our common stock.
          Until the distribution date (or earlier redemption or expiration of the rights), (i) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after the record date will contain a notation incorporating the Stockholder Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for common stock outstanding, even without such notation, will also constitute the transfer of the rights associated with the common stock represented by such certificate.
LEGAL MATTERS
          Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will provide us with an opinion as to the legal matters in connection with the securities we are offering.
EXPERTS
          The consolidated financial statements of OXiGENE, Inc. at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov, and on our web site at www.oxigene.com. The information contained on our web site is not included or incorporated by reference into this prospectus. In addition, our common stock is listed for trading on The NASDAQ Capital Market under the symbol “OXGN.” You can read and copy reports and other information concerning us at the offices of the Financial Industry Reporting Authority located at 1735 K Street, N.W., Washington, D.C. 20006.
          This prospectus is only part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:
•	inspect a copy of the registration statement, including the exhibits and schedules, without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.

OXiGENE, Inc.

Index to Financial Statements

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of
OXiGENE, Inc.
          We have audited the accompanying consolidated balance sheets of OXiGENE, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OXiGENE, Inc. at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.
          The accompanying consolidated financial statements have been prepared assuming that OXiGENE, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and will be required to raise additional capital, alternative means of financial support, or both, prior to January 1, 2012 in order to sustain operations. The ability of the Company to raise additional capital or alternative sources of financing is uncertain. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The 2010 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 16, 2011

OXiGENE, Inc.
Consolidated Balance Sheets
(All Amounts in thousands
except per share amounts)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$4,602	$13,932
Restricted cash	75	140
Prepaid expenses	256	644
Other current assets	75	108

Total current assets	5,008	14,824
Furniture and fixtures, equipment and leasehold improvements	1,512	1,515
Accumulated depreciation	(1,425)	(1,332)

	87	183

License agreements, net of accumulated amortization of $1,114 and $1,016 at December 31, 2010 and December 31, 2009, respectively	386	484
Other assets	86	126

Total assets	$5,567	$15,617

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$458	$1,181
Accrued research and development	2,125	4,753
Accrued other	628	1,684
Derivative liability short term	—	850

Total current liabilities	3,211	8,468
Derivative liability long term	7,611	1,350

Total liabilities	10,822	9,818

Commitments and contingencies (Note 11)
Stockholders’ (deficit) equity:
Preferred Stock, $.01 par value, 15,000 shares authorized; 0 shares issued and outstanding at December 31, 2010 and December 31, 2009	—	—
Common stock, $.01 par value, 300,000 shares authorized and 5,501 shares issued and outstanding at December 31, 2010; 150,000 shares authorized and 3,137 shares issued and outstanding at December 31, 2009	55	31
Additional paid-in capital	202,390	189,698
Accumulated deficit	(207,700)	(183,930)

Total stockholders’ (deficit) equity	(5,255)	5,799

Total liabilities and stockholders’ (deficit) equity	$5,567	$15,617

See accompanying notes.

OXiGENE, Inc.
Consolidated Statements of Operations
(All amounts in thousands
except per share amounts)

	Years Ended December 31,
	2010	2009	2008
License Revenue:	$—	$—	$12
Operating costs and expenses(1):
Research and development	12,114	22,256	18,995
General and administrative	5,885	8,900	6,957
Restructuring (Note 6)	510	—	—

Total operating costs and expenses	18,509	31,156	25,952

Loss from operations	(18,509)	(31,156)	(25,940)
Change in fair value of warrants and other financial instruments (Note 5)	(6,018)	2,166	3,335
Investment income	17	110	618
Other income (expense), net	740	(63)	66

Consolidated net loss	$(23,770)	$(28,943)	$(21,921)

Less: net loss attributed to non controlling interest (Note 7)	$—	$(4,215)	$(520)

Net loss attributed to OXiGENE, Inc.	$(23,770)	$(24,728)	$(21,401)

Excess purchase price over carrying value of noncontrolling interest acquired in Symphony ViDA, Inc (Note 7)	$—	$(10,383)	$—

Net loss applicable to common stock	$(23,770)	$(35,111)	$(21,401)

Basic and diluted net loss per share attributed to OXiGENE, Inc. common shares (Note 8)	$(5.96)	$(13.15)	$(13.96)
Weighted-average number of common shares outstanding	3,988	2,671	1,533

(1) Includes share based compensation expense as follows:
Research and development	$245	$206	$328
General and administrative	707	324	671

Total share based compensation expense	$952	$530	$999

See accompanying notes.

OXiGENE, Inc.
Consolidated Statements of Stockholders’ (Deficit) Equity
(All amounts in thousands)

					Accumulated	Total	Non
					Other	OXiGENE, Inc.	Controlling
	Common		Additional		Comprehensive	Stockholders’	Interest in	Total
	Stock		Paid-In	Accumulated	Income/	(Deficit)/	Symphony	(Deficit) /
	Shares	$	Capital	Deficit	(Loss)	Equity	ViDA, Inc.	Equity
Balance December 31, 2007	1,425	$14	$162,629	$(137,801)	$15	$24,857	$—	$24,857
Formulation of Symphony ViDA, Inc.	—	—	—	—	—	—	9,952	9,952
Unrealized loss from available-for-sale securities	—	—	—	—	(125)	(125)		(125)
Net loss	—	—	—	(21,401)	—	(21,401)	(520)	(21,921)

Comprehensive loss						(21,526)	9,432	(12,094)
Issuance of common stock for executive incentive compensation	2	—	87	—	—	87	—	87
Issuance of common stock related to CEFF, net of costs	32	—	740	—	—	740	—	740
Stock-based compensation expense	—	—	999	—	—	999	—	999
Issuance of warrants to purchase common stock to Symphony ViDA Holdings, LLC	—	—	(8,935)	—	—	(8,935)	—	(8,935)
Settlement of Symphony warrant upon exercise	—	—	5,622	—	—	5,622	—	5,622
Accounting for additional CEFF investment and warrant as a liability	—	—	(489)	—	—	(489)	—	(489)
Issuance of common stock to Symphony as direct investment, net of costs	112	1	1,428	—	—	1,429	—	1,429
Exercise of Symphony warrant issuance of shares of common stock	564	6	12,517	—	—	12,523	—	12,523
Issuance of common stock as compensation for purchase option	180	2	3,998	—	—	4,000	—	4,000

Balance December 31, 2008	2,315	23	178,596	(159,202)	(110)	19,307	9,432	28,739
Unrealized gain from available-for-sale securities	—	—	—	—	110	110	—	110
Net loss	—	—	—	(24,728)	—	(24,728)	(4,215)	(28,943)

Comprehensive loss						(24,618)	(4,215)	(28,833)
Issuance of common stock for Symphony ViDA, Inc. acquisition (including $10.4 million of excess purchase price over carrying value of non controlling interest)	500	5	5,125	—	—	5,130	(5,217)	(87)
Issuance of common stock in lieu of compensation for the Board of Directors	15	—	321	—	—	321	—	321
Elimination of the CEFF warrant derivative liability due to the Symphony ViDA, Inc. acquisition	—	—	155	—	—	155	—	155
Issuance of common stock in direct registration net of costs and fair value of warrants issued of $4,055	313	3	4,971	—	—	4,974	—	4,974
Issuance of common stock under employee stock purchase plan	3	—	125	—	—	125	—	125
Stock based compensation expense	—	—	407	—	—	407	—	407
Forfeiture of restricted stock	(9)	—	(2)	—	—	(2)	—	(2)

Balance December 31, 2009	3,137	31	189,698	(183,930)	—	5,799	—	5,799
Net loss	—	—	—	(23,770)	—	(23,770)	—	(23,770)
Issuance of common stock and common stock warrants in connection with the private placement financing, net of expenses of $877	329	3	(316)	—	—	(313)	—	(313)
Reclass of CEFF warrants to derivative liability in March 2010 due to private placement warrants	—	—	(103)	—	—	(103)	—	(103)
Exercise of warrants issued in private placement financing	1,347	14	8,241	—	—	8,255	—	8,255
Issuance of common stock under ATM, net of expenses of $288	664	7	3,799	—	—	3,806	—	3,806
Issuance of common stock in lieu of compensation to Board of Directors	19	—	325	—	—	325	—	325
Issuance of common stock under employee stock purchase plan	4	—	33	—	—	33	—	33
Stock based compensation expense	—	—	687	—	—	687	—	687
Exercise of stock options	1	—	26	—	—	26	—	26

Balance December 31, 2010	5,501	$55	$202,390	$(207,700)	$—	$(5,255)	$—	$(5,255)

See accompanying notes.

OXiGENE, Inc
Consolidated Statements of Cash Flows
(Amounts in thousands)

	Years Ended December 31,
	2010	2009	2008
Operating activities:
Net loss attributed to OXiGENE, Inc.	$(23,770)	$(24,728)	$(21,401)
Loss attributed to noncontrolling interests		(4,215)	(520)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants and other financial instruments	6,018	(2,166)	(3,335)
Depreciation	96	123	133
Amortization of license agreement	98	97	98
Rent loss accrual	—	(60)	(163)
Stock-based compensation	952	778	1,086
Changes in operating assets and liabilities:
Restricted cash	65	(140)	—
Prepaid expenses and other current assets	457	(210)	(78)
Accounts payable, accrued expenses and other payables	(4,343)	1,852	782

Net cash used in operating activities	(20,427)	(28,669)	(23,398)
Investing activities:
Proceeds from sale of available-for-sale securities	—	753	23,456
Purchase of available-for-sale securities	—	—	(4,314)
Proceeds from sale of marketable securities held by Symphony ViDA, Inc	—	2,286	(14,663)
Purchase of furniture, fixtures and equipment	—	(109)	(113)
Proceeds from sale of fixed assets	—	4	—
Change in other assets	3	—	137

Net cash provided by investing activities	3	2,934	4,503
Financing activities:
Proceeds from issuance of common stock, net of acquisition costs	11,044	9,029	14,691
Proceeds from Symphony ViDA acquisition, net of acquisition costs	—	12,289	—
Proceeds from purchase of noncontrolling interest by shareholders in Symphony ViDA, Inc., net of fees	—	—	13,952
Proceeds from exercise of employee stock plans	50	74	—

Net cash provided by financing activities	11,094	21,392	28,643

(Decrease) increase in cash and cash equivalents	(9,330)	(4,343)	9,748
Cash and cash equivalents at beginning of period	13,932	18,275	8,527

Cash and cash equivalents at end of period	$4,602	$13,932	$18,275

Non- cash Disclosures:
Fair market value of private placement warrants at issuance	$11,868	$4,055	$6,111
Fair market value of warrants at exercise	$7,645	$—	$—
Fair market value reclassification of CEFF warrants to liabilities in connection with private placement	$103	$155	$—
Stock issued as consideration for Symphony ViDA, Inc. purchase options	$—	$—	$4,000
See accompanying notes.

OXiGENE, INC.
Notes to Consolidated Financial Statements
December 31, 2010
1. Description of Business and Significant Accounting Policies
          Description of Business
          OXiGENE, Inc. (the “Company”), incorporated in 1988 in the state of New York and reincorporated in 1992 in the state of Delaware, is a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. OXiGENE’s primary focus is the development and commercialization of product candidates referred to as vascular disrupting agents, or VDAs, that selectively disable and destroy abnormal blood vessels that provide solid tumors a means of growth and survival and also are associated with visual impairment in a number of ophthalmological diseases and conditions. To date, more than 400 subjects have been treated with ZYBRESTAT in human clinical trials, and the drug candidate has generally been observed to be well-tolerated. Currently, the Company does not have any products available for sale; however, it has two therapeutic product candidates in various stages of clinical and pre-clinical development, as well as additional product candidates currently in research and development.
          OXiGENE’s primary drug development candidates, ZYBRESTAT and OXi4503, are based on a series of natural products called Combretastatins, and are VDAs. The Company is currently developing its VDA drug candidates for indications in both oncology and ophthalmology. OXiGENE’s most advanced drug candidate is ZYBRESTAT, a VDA, which is being evaluated in multiple ongoing and planned clinical trials in various oncology and ophthalmic indications. The Company conducts scientific activities pursuant to collaborative arrangements with universities. Regulatory and clinical testing functions are generally contracted out to third-party, specialty organizations.
          In February 2011, the Company’s board of directors voted unanimously to implement a 1:20 reverse stock split of the Company’s common stock, following authorization of the reverse split by a shareholder vote on December 21, 2010. The reverse split became effective on February 22, 2011. All of the share and per share amounts, except for the per share fair value amounts, discussed and shown in the consolidated financial statements and notes have been adjusted to reflect the effect of this reverse split. In the first quarter of OXiGENE’s fiscal 2011, the Company will revalue all of its derivative liability and equity instruments that use the Black Scholes method of valuation effective as of the date of the reverse split. The change in value of such instruments will be recorded as a gain or loss in the Company’s statement of operations in the first quarter. These gains or losses could be substantial.
          To date, OXiGENE has financed its operations principally through net proceeds received from private and public equity financings. The Company’s cash, restricted cash and cash equivalents balance as of December 31, 2010 was $4,677,000.
          On March 11, 2010 the Company completed a definitive agreement with certain institutional investors to sell 328,947 shares of its common stock and four separate series of warrants to purchase common stock in a private placement. Gross proceeds of the financing were approximately $7,500,000, before deducting placement agent fees and offering expenses, and excluding the subsequent exercises of the warrants.
          On July 21, 2010, the Company entered into an “at the market” (ATM) equity offering sales agreement with McNicoll, Lewis & Vlak LLC, or MLV, pursuant to which it may issue and sell shares of its common stock from time to time through MLV acting as sales agent and underwriter. Sales of the Company’s common stock through MLV, if any, are made on the Company’s principal trading market by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by MLV and the Company. MLV uses its commercially reasonable efforts to sell the Company’s common stock from time to time, based upon instructions from the Company (including any price, time or size limits the Company may impose). The Company pays MLV a commission rate of up to 7.0% of the gross sales price per share of any common stock sold through MLV as agent under the sales agreement. The Company has also provided MLV with customary indemnification rights. During the year ended December 31, 2010, the Company sold 664,150 shares of common stock pursuant to the ATM sales agreement resulting in net proceeds to the Company of approximately $3,806,000. As of December 31, 2010, there were 48,350 shares remaining available for sale under the ATM, based on the number of shares registered to be sold. In January 2011, OXiGENE sold the remaining 48,350 shares resulting in net proceeds to the Company of approximately $180,000. On January 31, 2011, the Company filed a prospectus supplement pursuant to which it may issue and sell additional shares of its common stock having an aggregate offering price of up to $4,790,000 under the ATM.
          In November 2010, the Company received $732,000 for qualified investments in a qualifying therapeutic discovery project under section 48D of the Internal Revenue Code. This amount is recorded within Other income in the 2010 Consolidated Statement of Operations.

          OXiGENE’s ongoing capital requirements will depend on numerous factors, including: the progress and results of preclinical testing and clinical trials of its product candidates under development, including ZYBRESTAT and OXi4503; the progress of its research and development programs; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources, if any, that the Company devotes to develop manufacturing methods and advanced technologies; OXiGENE’s ability to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable it to continue the Company’s development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing OXiGENE’s patent claims, or defending against possible claims of infringement by third-party patent or other technology rights; the cost of commercialization activities and arrangements, if any, undertaken by the Company; and, if and when approved, the demand for OXiGENE’s products, which demand depends in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, including the range of indications for which any product is granted approval.
          The Company expects its existing cash and cash equivalents to support the Company’s operations through the first quarter of 2011. Assuming that net proceeds from the potential sale of shares at current market prices under the ATM sales agreement described above are received ratably over the March 2011 to June 2011 timeframe, the Company expects that its existing financial resources, together with the expected net proceeds from the ATM, would be sufficient to fund its operations through the second quarter of 2011. No assurance can be given that the Company will sell any additional shares under the ATM sales agreement, or, if it does, as to the price or amount of shares that it will sell, or the dates on which any such sales will take place. The Company is aggressively pursuing other forms of capital infusion including public or private financing, strategic partnerships or other arrangements with organizations that have capabilities and/or products that are complementary to the Company’s own capabilities and/or products, in order to continue the development of its product candidates.
          OXiGENE will need to access additional funds to remain a going concern beyond the first quarter of 2011 or, if funds are raised through the ATM sales agreement as described above, beyond the second quarter of 2011. Such funding may not be available to OXiGENE on acceptable terms, or at all. If the Company is unable to access additional funds when needed, it may not be able to continue the development of its product candidates or the Company could be required to delay, scale back or eliminate some or all of its development programs and other operations. Any additional equity financing, if available to the Company, may not be available on favorable terms, most likely will be dilutive to its current stockholders and debt financing, if available, may involve restrictive covenants. If the Company accesses funds through collaborative or licensing arrangements, it may be required to relinquish rights to some of its technologies or product candidates that it would otherwise seek to develop or commercialize on its own, on terms that are not favorable to the Company. The Company’s ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm its business, financial condition and results of operations. The Company’s ability to raise additional capital could also be impaired if its common shares lose their status on The NASDAQ Capital Market, and trade in the over-the-counter market. These uncertainties create substantial doubt about the Company’s ability to continue as a going concern. The Report of Independent Registered Accounting Firm at the beginning of the Consolidated Financial Statements section of this Form 10-K includes a going concern explanatory paragraph.
          The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.
          Significant Accounting Policies
          Use of Estimates
          The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.
          Concentration of Credit Risk
          The Company has no significant off balance sheet concentrations of credit risk. Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents. The Company holds its cash and cash equivalents at one financial institution.
          Cash, Restricted Cash and Cash Equivalents
          The Company considers all highly liquid financial instruments with maturities of three months or less when purchased to be cash equivalents. The Company has $75,000 and $140,000 of restricted cash as of December 31, 2010 and 2009, respectively that is used to secure financing through a Company credit card. This amount is separated from cash and cash equivalents on the Consolidated Balance Sheet.
          Available-for-Sale Securities
          In accordance with the Company’s investment policy, surplus cash may be invested primarily in commercial paper, obligations issued by the U.S. Treasury/ federal agencies or guaranteed by the U.S. government, money market instruments, repurchase agreements, bankers’ acceptances, certificates of deposit, time deposits and bank notes. In accordance with financial accounting standards, the Company separately discloses cash and cash equivalents from investments in marketable securities. The Company designates its marketable securities as available-for-sale securities. Available-for-sale securities are carried at fair value with the unrealized gains and losses, net of tax, if any, reported as accumulated other comprehensive income (loss) in stockholders’ equity. The Company reviews the status of the unrealized gains and losses of its available-for-sale marketable securities on a regular basis. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment income. Interest and dividends on securities classified as available-for-sale are included in investment income. Securities with maturation greater than twelve months, are classified as long-term assets.
          The Company’s investment objectives are to preserve principal, maintain a high degree of liquidity to meet operating needs and obtain competitive returns subject to prevailing market conditions. The Company assesses the market risk of its investments on an ongoing basis so as to avert risk of loss. The Company assesses the market risk of its investments by continuously monitoring the market prices of its investments and related rates of return, and continuously looking for the safest, most risk-averse investments that will yield the highest rates of return in their category.
          The Company did not hold any available-for-sale securities as of December 31, 2010 or 2009.
          Fair Value
          The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. Fair value hierarchy is now established that prioritizes valuation inputs based on the observable nature of those inputs. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of our investments and is not a measure of the investment credit quality. The hierarchy defines three levels of valuation inputs:

Level 1 inputs	Quoted prices in active markets;

Level 2 inputs	Generally include inputs with other observable qualities, such as quoted prices in active markets for similar assets or quoted prices for identical assets in inactive markets; and

Level 3 inputs	Valuations based on unobservable inputs.
          As of December 31, 2010 and 2009, OXiGENE did not hold any assets or liabilities subject to these standards, except the derivative liabilities and other financial instruments discussed below in “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in the Company’s Common stock” which are level 3 inputs. Effective January 1, 2009, the Company adopted the fair value standards as they relate to non-recurring fair value measurements, such as the assessment of goodwill and other long-lived assets for impairment.
          Furniture and Fixtures, Equipment and Leasehold Improvements
          Furniture and fixtures, equipment and leasehold improvements are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, which range from three to five years.
          License Agreements
          The present value of the amount paid under the license agreement with Arizona State University (see Note 3) has been capitalized and is being amortized over the term of the agreement (approximately 15.5 years). The Company is required to perform an impairment analysis of its long-lived assets if triggering events occur. The Company reviews for such triggering events periodically such as a going concern opinion and continuing losses. The license agreement provides for additional payments in connection with the license arrangement upon the initiation of certain clinical trials or the completion of certain regulatory approvals, which payments could be accelerated upon the achievement of certain financial milestones as defined in the agreement. The Company expenses these payments to research and development in the period the obligation becomes both probable and estimable.

          Accrued Research and Development
          The Company charges all research and development expenses, both internal and external costs, to operations as incurred. The Company’s research and development costs represent expenses incurred from the engagement of outside professional service organizations, product manufacturers and consultants associated with the development of the Company’s potential product candidates. The Company recognizes expenses associated with these arrangements based on the completion of activities as specified in the applicable contracts. Costs incurred under fixed-fee contracts are expensed ratably over the contract period absent any knowledge that the services will be performed other than ratably. Costs incurred under contracts with clinical trial sites and principal investigators are generally accrued on a patient-treated basis consistent with the terms outlined in the contract. In determining costs incurred on some of these programs, the Company takes into consideration a number of factors, including estimates and input provided by internal program managers. Upon termination of such contracts, the Company is normally only liable for costs incurred and committed to date. As a result, accrued research and development expenses represent the Company’s reasonably estimated contractual liability to outside service providers at any particular point in time.
          Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in the Company’s Common stock
          The Company evaluates all derivative financial instruments issued in connection with its equity offerings when determining the proper accounting treatment for such instruments in the Company’s financial statements. The Company considers a number of generally accepted accounting principles to determine such treatment. The Company performs a number of steps to evaluate the features of the instrument against the guidance provided in the accounting pronouncements in order to determine the appropriate accounting treatment. The Company’s policy with regard to settling outstanding financial instruments is to settle those with the earliest maturity date first which essentially sets the order of preference for settling the awards. In the majority of circumstances, the Company utilizes the Black Scholes method to determine the fair value of its derivative financial instruments. In some cases, where appropriate, the Company utilizes the Binomial method to determine the fair value of such derivative financial instruments. Key valuation factors in determining the fair value include the current stock price as of the date of measurement, the exercise price, the remaining contractual life, expected volatility for the instrument and the risk-free interest rate. Changes in fair value are recorded as a gain or loss in the Company’s Statement of Operations with the corresponding amount recorded as an adjustment to liability on its Balance Sheet. The expected volatility factor, in particular, is subject to significant variability from measurement period to measurement period and can result in large gains or losses from period to period.
          Revenue Recognition
          Currently, the Company does not have any products available for sale. The only source of potential revenue at this time is from the license to a third party of the Company’s formerly owned Nicoplex and Thiol Test technology. Revenue in connection with this license arrangement is earned based on sales of products or services utilizing this technology. Revenue is recognized under this agreement when payments are received due to the uncertainty of the timing of sales of products or services.
          Stock-based Compensation
          The Company expenses the estimated fair value of all share-based payments issued to employees over the vesting period. The Company has a 2005 Stock Plan (“2005 Plan”), which superseded its 1996 Stock Option Plan that provides for the award of stock options, restricted stock and stock appreciation rights to employees, directors and consultants to the Company. The Company also has a 2009 Employee Stock Purchase Plan (“2009 ESPP”).
          Consolidation of Variable Interest Entity (VIE)
          A variable interest entity (VIE) is (1) an entity that has equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or (2) an entity that has equity investors that cannot make significant decisions about the entity’s operations or that do not absorb their proportionate share of the expected losses or do not receive the expected residual returns of the entity. A VIE should be consolidated by the party that is deemed to be the primary beneficiary, which is the party that has exposure to a majority of the potential variability in the VIE’s outcomes. The application of accounting policy to a given arrangement requires significant management judgment.
          The Company consolidated the financial position and results of operations of ViDA (See Note 7) in accordance with proper accounting guidance. OXiGENE believes ViDA was by design a VIE because OXIGENE had a purchase option to acquire its outstanding voting stock at prices that are fixed based upon the date the option is exercised. The fixed nature of the purchase option price limited Symphony’s returns, as the investor in ViDA. Further, due to the direct investment from Holdings in OXiGENE common stock, as a related party ViDA was a VIE of which OXiGENE was the primary beneficiary. Upon OXiGENE exercising the purchase option in 2009, ViDA became a wholly-owned subsidiary of OXiGENE and ceased being a VIE.

          Accounting and Reporting of Noncontrolling Interests
          On January 1, 2009, the Company adopted (retrospectively for all periods presented) the new presentation requirements for noncontrolling interests required by ASC 810 Consolidations. Under ASC 810, earnings or losses attributed to the noncontrolling interests are reported as part of consolidated earnings and not as a separate component of income or expense. Accordingly, the Company reported the consolidated earnings of ViDA in its consolidated statement of operations from October 2008, when it entered into a strategic collaboration with Symphony, until July 20, 2009, when OXiGENE acquired 100% of the equity of ViDA pursuant to the Amended and Restated Purchase Option Agreement. Once becoming the Company’s wholly-owned subsidiary, the operating results of ViDA continued to be included in the Company’s consolidated statement of operations but were no longer subject to the presentation requirements applicable to noncontrolling interests. Losses incurred by ViDA prior to July 20, 2009 and attributable to Symphony, were charged to noncontrolling interest.
          Patents and Patent Applications
          The Company has filed applications for patents in connection with technologies being developed. The patent applications and any patents issued as a result of these applications are important to the protection of the Company’s technologies that may result from its research and development efforts. Costs associated with patent applications and maintaining patents are expensed as general and administrative expense as incurred.
          Income Taxes
          The Company accounts for income taxes based upon the provisions of ASC 740 Income Taxes. Under ASC 740, deferred taxes are recognized using the liability method whereby tax rates are applied to cumulative temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes based on when and how they are expected to affect the tax return.
          Subsequent Events
          The Company reviews all activity subsequent to year end but prior to the issuance of the financial statements for events that could require disclosure or which could impact the carrying value of assets or liabilities as of the balance sheet date.
2. Furniture and Fixtures, Equipment and Leasehold Improvements
          Furniture and fixtures, equipment and leasehold improvements consisted of the following at the dates indicated below:

	December 31, 2010	December 31, 2009
	(In thousands)
Leasehold improvements	$449	$449
Equipment	647	650
Furniture and fixtures	416	416

Total gross assets	1,512	1,515
Less accumulated depreciation	(1,425)	(1,332)

Total property and equipment	$87	$183

3. License agreements
          In August 1999, the Company entered into an exclusive license agreement for the commercial development, use and sale of products or services covered by certain patent rights owned by Arizona State University. From the inception of the agreement through December 31, 2010, the Company has paid a total of $2,500,000 in connection with this license. The Company capitalized the net present value of the total amount paid under the initial terms of the license, or $1,500,000, and is amortizing this amount over the patent life or 15.5 years.
          The Company expects to record amortization expense related to this license agreement of approximately $8,100 per month through November 2014. The net book value at December 31, 2010 and 2009, was $386,000 and 484,000 respectively.

4. Accrued other
          Accrued other consisted of the following at the dates indicated below:

	December 31, 2010	December 31, 2009
	(In thousands)
Accounting and Legal	$206	$436
Payroll	251	612
Other	171	636

Total Accrued other	$628	$1,684

5. Stockholder’s (Deficit) Equity — Common and Preferred Shares
          The Company had 300,000,000 and 150,000,000 shares of common stock authorized as of December 31, 2010 and December 31, 2009, respectively. As of December 31, 2010, the Company had 5,500,600 shares of common stock issued and outstanding.
          On March 11, 2010, the Company completed a private placement of common stock with certain institutional investors to sell 328,947 shares of OXiGENE common stock and four separate series of warrants to purchase common stock. Gross proceeds of the financing were approximately $7,500,000, before deducting placement agent fees and estimated offering expenses, and assuming no exercise of the warrants. On the date of issuance, these warrants were initially valued at $11,868,000. The approximately $4,933,000 excess of the fair value of the liability recorded for these warrants over the proceeds received was recorded as a charge to earnings in the first quarter of 2010 and is included in “Change in fair value of warrants and other financial instruments” within the Statement of Operations.
          On July 21, 2010, the Company entered into an “at the market” (ATM) equity offering sales agreement with McNicoll, Lewis & Vlak LLC, or MLV, pursuant to which it may issue and sell shares of its common stock from time to time through MLV acting as sales agent and underwriter. Sales of the Company’s common stock through MLV are made on the Company’s principal trading market by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by MLV and the Company. MLV uses its commercially reasonable efforts to sell the Company’s common stock from time to time, based upon instructions from the Company (including any price, time or size limits the Company may impose). The Company pays MLV a commission rate of up to 7.0% of the gross sales price per share of any common stock sold through MLV as agent under the sales agreement. The Company has also provided MLV with customary indemnification rights. During the year ended December 31, 2010, the Company sold 664,150 shares of common stock pursuant to the ATM sales agreement resulting in net proceeds to the Company of approximately $3,806,000. As of December 31, 2010, there were 48,350 shares remaining available for sale under the ATM, based on the number of shares registered to be sold. In January 2011, OXiGENE sold the remaining 48,350 shares resulting in net proceeds to the Company of approximately $180,000. On January 31, 2011, the Company filed a prospectus supplement pursuant to which it may issue and sell additional shares of its common stock having an aggregate offering price of up to $4,790,000 under the ATM.
          Warrants, Options, Non-Vested Stock, 2009 ESPP and Director Compensation Policy
          Warrants
          The following is a summary of the Company’s Derivative liability activity for the year ended December 31, 2010 (in 000’s):

Derivative liability outstanding at December 31, 2009	$2,200
Private placement warrants— fair value at issuance	11,868
CEFF warrants— amounts reclassified to derivative liability based upon the fair value at the issuance date of the Private placement warrants	103
Net increase in fair value of all warrants	1,085
Amount reclassified to equity based upon the fair value at the date of exercise of warrants	(7,645)

Derivative liability outstanding at December 31, 2010	$7,611

          The table below summarizes the value (in thousands) of the warrant-related liabilities recorded on the Company’s balance sheet.

Warrants Issued in	As of December 31, 2010		As of December 31, 2009
Connection with:	Current	Long-term	Current	Long-term
Committed Equity Financing Facility		$6		$—
Direct Registration Series I Warrants		107		1,350
Direct Registration Series II Warrants	—		850
PIPE Series A Warrants		4,143		—

PIPE Series C Warrants		3,355		—

Total derivative liability	$—	$7,611	$850	$1,350

          The (loss) gain from the change in fair value of warrants and other financial instruments for the years ended December 31, 2010, 2009 and 2008 is summarized below (in thousands).

	2010	2009	2008
Symphony Additional Investment Shares	$—	$416	$3,312
Committed Equity Financing Facility Warrants	96	(105)	23
Direct Registration Warrants	2,093	1,855	—
Excess of value of the Private Placement Warrants at issuance over the net proceeds of the offering	(4,933)	—	—
Private Placement Warrants	(3,274)	—	—

Total (loss) gain on change in fair market value of derivatives	$(6,018)	$2,166	$3,335

          The following is a summary of the Company’s outstanding common stock warrants as of December 31, 2010 and 2009:

		Weighted
Warrants Issued in		Average	Number of Warrants Outstanding as of:
Connection with:	Date of Issue	Exercise Price	December 31, 2010	December 31, 2009
			(In thousands)
Committed Equity Financing Facility	February 19, 2008	$54.80	13	13
Direct Registration Series I Warrants	July 20, 2009	$42.00	141	141
Direct Registration Series II Warrants	July 20, 2009	$32.00	—	141
Private Placement Series A Warrants	March 11, 2010	$5.60	1,536	—
Private Placement Series C Warrants	March 11, 2010	$5.60	1,229	—

Total Warrants outstanding			2,919	295

Private Issuance of Public Equity “PIPE” Warrants
          On March 11, 2010, the Company completed a definitive agreement with certain institutional investors to sell shares of its Common stock and four separate series of warrants to purchase Common stock in a private placement. Gross proceeds of the financing were approximately $7,500,000, before deducting placement agent fees and estimated offering expenses, and excluding the subsequent exercises of the warrants.
          The four separate series of warrants consisted of the following:
     (A) Series A Warrants to initially purchase 328,947 shares of common stock, which were exercisable immediately after issuance, had a 5-year term and had an initial per share exercise price of $30.40;
     (B) Series B Warrants to initially purchase 328,947 shares of common stock, which were initially exercisable at a per share exercise price of $22.80, on the earlier of the six month anniversary of the closing date or the date on which the Company’s stockholders approve the issuance of shares in the transaction, and expired on the later of three months from the effective date of the resale registration statement covering such shares and seven months from the closing date. These warrants expired on October 12, 2010;
     (C) Series C Warrants to initially purchase 328,947 shares of common stock, and which would be exercisable upon the exercise of the Series B Warrants and on the earlier of the six month anniversary of the closing date or the date on which the Company’s stockholders approve the issuance of shares in the transaction, would expire five years after the date on which they become exercisable, and had an initial per share exercise price of $22.80; and
     (D) Series D Warrants to purchase shares of common stock. The Series D Warrants were not immediately exercisable. The Company registered for resale 337,757 shares of common stock issuable upon exercise of the Series D Warrants pursuant to an agreement with the warrant holders. All of the Series D Warrants were exercised by November 4, 2010 and there are no Series D Warrants outstanding after that date.

          The Series A, B and C warrants listed above contained full ratchet anti-dilution features based on the price and terms of any financings completed after March 11, 2010 as described in the warrant agreements. As set forth in the table below, the number of shares issuable upon exercise of the Series A, B and C Warrants has increased substantially and the per share exercise price has decreased substantially, as a result of the operation of these features. The final number of shares of common stock issuable upon exercise of the Series D Warrants was determined following two pricing periods, each of no less than seven trading days and no more than thirty trading days, as determined individually by each holder of Series D Warrants. The first of these pricing periods occurred from July 1, 2010 to August 11, 2010. The second of these pricing periods occurred from September 11, 2010 to October 22, 2010. The series D Warrants provided that if during the applicable pricing period, the arithmetic average of the seven lowest closing bid prices of the common stock (as reported on the NASDAQ Stock Market) was less than the purchase price in the offering ($22.80), each holder’s Series D Warrants shall become exercisable for an additional number of shares pursuant to a formula set forth in the Purchase Agreement. Since the arithmetic average of such prices was below $22.80 per share during the applicable pricing periods, the number of shares issuable upon exercise of the Series D Warrants has increased substantially as set forth in the table below. All of the warrants listed above contained a cashless exercise feature as described in the warrant agreements.
          The following is a summary of the adjusted number of warrants from the original amounts issued for each of the series of warrants during the year ended December 31, 2010 as a result of the operation of the full ratchet anti-dilution provisions of such warrants (in thousands, except for the Adjusted Exercise Price):

	Original
	Number of	Adjusted	Adjusted
	Warrants	Number of	Exercise
Warrant Series:	Issued	Warrants	Price
Series A Warrants	329	1,786	$5.60
Series B Warrants	329	1,339	$5.60
Series C Warrants	329	1,339	$5.60
Series D Warrants	338	1,028	$0.02

Total	1,325	5,492

          The Company determined that in accordance with Accounting Standards Codification (ASC) 480, Distinguishing Liabilities from Equity, the Series A, B, and C warrants qualify for treatment as liabilities due to provisions of the related warrant agreements that call for the number of warrants and their exercise price to be adjusted in the event that the Company issues additional shares of common stock, options or convertible instruments at a price that is less than the initial exercise price of the warrants. The Company also determined that, in accordance with ASC 815, Derivatives and Hedging, the Series D Warrants meet the definition of a derivative. The issuance date fair market value of the Series A, B, C and D warrants of $11,868,000 was recorded as a liability. The approximately $4,933,000 excess of the fair value of the liability recorded for these warrants over the net proceeds received was recorded as a charge to earnings and is included in “Change in fair value of warrants and other financial instruments” within the Statement of Operations. During the quarter ended December 31, 2010, approximately $500,000 of the total issuance costs of $877,000 associated with the March 2010 private placement was allocated to the warrants and is included within this $4,933,000 charge. These allocated issuance costs were initially recorded as a charge against additional paid-in-capital during the quarter ended March 31, 2010. Changes in the fair market value from the date of issuance to the exercise date and reporting date, until exercised or cancelled will be recorded as a gain or loss in the statement of operations.
          The following is a summary of the warrants exercised during the year ended December 31, 2010 and the fair value of those warrants. The Company established the fair value at each exercise date of the Series A and B warrants using the Black-Scholes option valuation model and the fair value at each exercise date of the Series D warrants using the Binomial option valuation model (in thousands):

	Summary of the Valuation of Warrants Exercised as of
	December 31, 2010
	Series A	Series B	Series C	Series D	Total
Warrants exercised	250	1,229	—	1,028	2,507
Fair market value at exercise date	$811	$1,257	$—	$5,577	$7,645

Number of shares Issued for Warrants Exercised	70	253	—	1,024	1,347
          The Company reduced the respective derivative liability for the fair market value of the warrants exercised with the offset being recorded as an increase to Additional paid-in capital.

          The table below summarizes the factors used to determine the value of warrants outstanding as of December 31, 2010 and March 11, 2010, the date of issuance of the warrants. The Company established the fair value of the Series A, B and C warrants using the Black-Scholes option valuation model and the fair value of the Series D warrants using the Binomial option valuation model applying the following assumptions:

	Warrant Valuation as of				Total Fair
	December 31, 2010				Market
	Series A	Series B	Series C	Series D	Value
Stock Price	$4.60		$4.60
Exercise Price	$5.60		$5.60
Contractual life (in Years)	4.2 years		4.5 years
Expected volatility	81%		80%
Risk-free interest rate	2.01%		2.01%
Fair market value (in thousands)	$4,143	$—	$3,355	$—	$7,498

	Warrant Valuation on Date of Issuance				Total Fair
	March 11, 2010				Market
	Series A	Series B	Series C	Series D	Value
Stock Price	$24.80	$24.80	$24.80	$24.80
Exercise Price	$30.40	$22.80	$22.80	$0.02
Contractual life (in Years)	5.0 years	0.6 years	5.3 years	0.3 years
Expected volatility	67%	60%	67%	62%
Risk-free interest rate	2.43%	0.22%	2.43%	0.22%
Fair market value (in thousands)	$4,331	$1,774	$4,930	$833	$11,868

          As of October 12, 2010, consistent with the terms of the Series B warrant agreements, the Series B warrants expired. As of October 22, 2010, consistent with the terms of the Series D warrant agreements, the Series D warrants expired. The effective arithmetic average of the seven lowest closing bid prices of the Company’s common stock resulting in the final number of adjusted Series D warrants was $5.52.
          See Note 13 for a discussion of the warrant exchange agreements that were executed in January 2011 relative to the remaining Series A and Series C warrants.
Committed Equity Financing Facility (“CEFF”) with Kingsbridge Capital Limited
          In February 2008, OXiGENE entered into a Committed Equity Financing Facility (“CEFF”) with Kingsbridge Capital Limited (“Kingsbridge”), which was subsequently amended in February 2010 to increase the commitment period, increase the draw down discount price and increase the maximum draw period.
          Under the terms of the amended CEFF, Kingsbridge committed to purchase, subject to certain conditions, up to 285,401 shares of the Company’s common stock during the period which ends May 15, 2012. Under the CEFF, OXiGENE is able to draw down in tranches of the lesser of (i) $10,000,000 or (ii) a maximum of 3.75 percent of its closing market value at the time of the draw down or the alternative draw down amount calculated pursuant to the common stock purchase agreement, whichever is less, subject to certain conditions. The purchase price of these shares is discounted between 5 and 14 percent from the volume weighted average price of our common stock for each of the eight trading days following the election to sell shares. Kingsbridge is not obligated to purchase shares at prices below $0.75 per share or at a price below 85% of the closing share price of OXiGENE stock in the trading day immediately preceding the commencement of the draw down, whichever is higher. In connection with the CEFF, the Company issued a warrant to Kingsbridge to purchase 12,500 shares of its common stock at a price of $54.80 per share exercisable beginning six months after February 19, 2008 and for a period of five years thereafter. As of December 31, 2010, there remain a total of 253,671 shares available for sale under the CEFF.
          Due to the initially indeterminate number of shares of common stock underlying the warrants issued in connection with the Company’s private placement on March 11, 2010, OXiGENE concluded that the CEFF warrants should be recorded as a liability effective with the date of the private placement. The fair value of the warrants on this date was reclassified from equity to derivative liabilities. Changes in the fair market value from the date of the private placement to the reporting date were recorded as a gain or loss in “Change in fair value of warrants and other financial instruments” in the Statement of Operations. The Company established the fair value of the CEFF warrants using the Black-Scholes option valuation model as reflected in the table below:

		Warrant
		Valuation on
		Date of
	Warrant Valuation	Designation as a
	as of	Liability
	December 31, 2010	March 11, 2010
Stock Price	$4.60	$24.80
Exercise Price	$54.80	$54.80
Contractual life (in Years)	2.6 years	3.4 years
Expected volatility	96%	75%
Risk-free interest rate	1.02%	1.50%
Fair market value (in thousands)	$6	$103

          Direct Registration Warrants
          On July 20, 2009, OXiGENE raised approximately $10,000,000 in gross proceeds, before deducting placement agents’ fees and other offering expenses, in a registered direct offering (the “Offering”) relating to the sale of 312,500 units, each unit consisting of (i) one share of common stock, (ii) a five-year warrant (“Direct Registration Series I”) to purchase 0.45 shares of common stock at an exercise price of $42.00 per share of common stock and (iii) a short-term warrant (“Direct Registration Series II”) to purchase 0.45 shares of common stock at an exercise price of $32.00 per share of common stock (the “Units”). The short-term warrants were exercisable during a period beginning on the date of issuance until the later of (a) nine months from the date of issuance and (b) ten trading days after the earlier of (i) the public announcement of the outcome of the planned interim analysis by the Independent Data Safety Monitoring Committee of data from the Company’s Phase 2/3 pivotal clinical trial regarding ZYBRESTAT™ as a treatment for anaplastic thyroid cancer or (ii) the public announcement of the suspension, termination or abandonment of such trial for any reason. On September 12, 2010, the Company announced interim results from its anaplastic thyroid cancer study and therefore the short-term Direct Registration Series II warrants expired ten trading days later on September 24, 2010, without being exercised.
          The units were offered and sold pursuant to (i) a prospectus dated December 1, 2008 and (ii) a prospectus supplement dated July 15, 2009, pursuant to and forming a part of the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-155371). The net proceeds to the Company from the sale of the Units, after deducting the fees of the placement agents and other offering expenses, were approximately $9,029,000. OXiGENE determined that the Direct Registration Series I and II warrants should be classified as a liability as they require delivery of registered shares of common stock and thus could require net-cash settlement in certain circumstances. Accordingly, these warrants were recorded as a liability at their fair value as of the date of their issuance and are revalued at each subsequent reporting date.
          The fair value of the direct registration warrants was determined using the Black-Scholes option valuation model applying the following assumptions:

	Warrant Valuation as of		Total Fair
	December 31, 2010		Market
	Series I	Series II	Value
Stock Price	$4.60
Exercise Price	$42.00
Contractual life (in Years)	3.6 years
Expected volatility	86%
Risk-free interest rate	1.02%
Fair market value (in thousands)	$107	$—	$107

	Warrant Valuation as of		Total Fair
	December 31, 2009		Market
	Series I	Series II	Value
Stock Price	$22.80	$22.80
Exercise Price	$42.00	$32.00
Contractual life (in Years)	4.6 years	0.9 years
Expected volatility	69%	100%
Risk-free interest rate	2.60%	0.40%
Fair market value (in thousands)	$1,350	$850	$2,200

          Options
          The Company’s 2005 Stock Plan provides for the award of options, restricted stock and stock appreciation rights to acquire up to 375,000 shares of the Company’s common stock. This number includes shares of its common stock, if any, that were subject to awards under the Company’s 1996 Plan as of the date of adoption of the 2005 Plan but which became or will become unissued upon the cancellation, surrender or termination of such award. Currently, the 2005 Plan allows for awards of up to 37,500 shares that may be granted to any participant in any fiscal year. Options are granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant, generally vest over a period of two to four years and expire ten years from the date of grant. For options subject to graded vesting, the Company elected the straight-line method of expensing these awards over the service period.
          The following is a summary of the Company’s stock option activity under its 1996 Plan and 2005 Plan for the year ended December 31, 2010:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Shares	Exercise Price	Contractual Life	Intrinsic Value
	(In thousands)		(Years)	(In thousands)
Options outstanding at December 31, 2009	95	$72.00	6.85
Granted	257	$16.20
Exercised	(1)	$15.07		$11
Forfeited and expired	(25)	$67.80

Options outstanding at December 31, 2010	326	$28.39	8.63

Option exercisable at December 31, 2010	93	$52.40	7.05
Options vested or expected to vest at December 31, 2010	233	$32.48	8.37
          During the year ended December 31, 2010, 9,800 options expired. As of December 31, 2010 there was approximately $10,146,000 of unrecognized compensation cost related to stock option awards that is expected to be recognized as expense over a weighted average period of 3.15 years.
          The following stock options were granted during the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Options Granted (In thousands)	257	73	18
Weighted average fair value	$0.45	$0.59	$0.89
     The fair values for the stock options granted were estimated at the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions for the three years ended December 31, 2010, 2009 and 2008:

Weighted Average Assumptions	2010	2009	2008
Risk-free interest rate	1.83%	1.99%	2.13%
Expected life	4 years	5 years	5 years
Expected volatility	70%	58%	55%
Dividend yield	0.00%	0.00%	0.00%
     In calculating the estimated fair value of our stock options, the Company used the Black-Scholes option pricing model which requires the consideration of the following six variables for purposes of estimating fair value:
•	the stock option exercise price,

•	the expected term of the option,

•	the grant date price of OXiGENE’s common stock, which is issuable upon exercise of the option,

•	the expected volatility of OXiGENE’s common stock,

•	the expected dividends on OXiGENE’s common stock (the Company does not anticipate paying dividends in the foreseeable future), and

•	the risk free interest rate for the expected option term.
          Stock Option Exercise Price and Grant Date Price of OXiGENE’s common stock — The closing market price of its common stock on the date of grant.
          Expected Term — The expected term of options represents the period of time for which the options are expected to be outstanding and is based on an analysis of historical behavior of participants over time.
          Expected Volatility — The expected volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate during the term of the option granted. OXiGENE determines the expected volatility based on the historical volatility of its common stock over a period commensurate with the option’s expected term.
          Expected Dividends — Because OXiGENE has never declared or paid any cash dividends on any of its common stock and does not expect to do so in the foreseeable future, the Company uses an expected dividend yield of zero to calculate the grant date fair value of a stock option.
          Risk-Free Interest Rate — The risk-free interest rate is the implied yield available on U.S. Treasury issues with a remaining life consistent with the option’s expected term on the date of grant.
          The Company is required to estimate the level of award forfeitures expected to occur and record compensation expense only for those awards that are ultimately expected to vest. This requirement applies to all awards that are not yet vested, including awards granted prior to January 1, 2006. Accordingly, OXiGENE performed a historical analysis of option awards that were forfeited prior to vesting, and ultimately recorded total stock option expense that reflected this estimated forfeiture rate. In the Company’s calculation, it segregated participants into two distinct groups, (1) directors and officers and (2) employees, and OXiGENE’s estimated forfeiture rates were calculated at 25% and 50%, respectively using the straight line method. This analysis will be re-evaluated quarterly and the forfeiture rate will be adjusted as necessary.
          Non-Vested Restricted Stock
          As of December 31, 2010, the Company had 1,000 shares of non-vested restricted common stock outstanding, issued at a grant price of $81.80.
          The Company recorded expense of approximately $82,000, $242,000 and $393,000 related to outstanding restricted stock awards during the years ended December 31, 2010, 2009 and 2008, respectively. The 1,000 shares of unvested restricted common stock at December 31, 2010 will vest in June 2011. The restricted stock awards were valued based on the closing price of the Company’s common stock on their respective grant dates. Compensation expense is being recognized on a straight -line basis over the 4 year vesting period of the awards.
          Employee Stock Purchase Plan (2009 ESPP)
          In May 2009, the Company’s stockholders approved the 2009 Employee Stock Purchase Plan (the “2009 ESPP”). Under the 2009 ESPP, employees have the option to purchase shares of the Company’s common stock at 85% of the closing price on the first day of each purchase period or the last day of each purchase period (as defined in the 2009 ESPP), whichever is lower, up to specified limits. Eligible employees are given the option to purchase shares of the Company’s common stock, on a tax-favored basis, through regular payroll deductions in compliance with Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Currently, an aggregate of 125,000 shares of common stock may be issued under the 2009 ESPP, subject to adjustment each year pursuant to the terms of the 2009 ESPP. The Company recorded expense relating to the 2009 ESPP for years ended December 31, 2010 and 2009 of $8,000 and $50,000, respectively. Pursuant to the 2009 ESPP provisions, each year beginning in 2010 there will be an annual increase in the number of shares available for issuance under the ESPP on the first day of the new year in an amount equal to the lesser of: 25,000 shares or 5% of the shares of Common stock outstanding on the last day of the preceding fiscal year.

          Director Compensation Policy
          In December 2009, the Board of Directors approved the amended and restated director compensation policy, effective as of January 1, 2010 which established compensation to be paid to non employee directors of the Company, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors. Under this plan, the Company issued 180,000 shares as compensation for Board and committee service in 2009 to each member of the Board. Each of the Company’s non-employee Directors was also granted 500 fully vested shares of common stock on January 2, 2010 as additional compensation for services previously rendered to the Company during 2009, and 1,250 fully vested shares of common stock on each of January 2, 2010 and July 1, 2010 as compensation for services rendered in 2010. The Company recorded expense for the years ended December 31, 2010 and 2009, of $257,000 and $321,000, respectively for these shares.
          6. Restructuring
          In February 2010, the Company implemented a restructuring plan in which it terminated 20 full-time employees, or approximately 49% of its work force. The purpose of the restructuring was to focus the Company’s resources on its highest-value clinical assets and reduce its cash utilization. The restructuring expenses include severance payments, health and medical benefits and related taxes, which were paid through August 2010. No amounts remain outstanding as of December 31, 2010. The Company incurred severance and related costs of $458,000 for research and development employees and $52,000 for administrative employees in connection with this restructuring in fiscal 2010.
          7. Symphony Transaction
          On October 1, 2008, OXiGENE announced a strategic collaboration with Symphony Capital Partners, L.P. a private-equity firm that agreed to provide funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. Under this collaboration, the Company entered into a series of related agreements with Symphony Capital LLC, or Symphony, Symphony ViDA, Inc., or ViDA, Symphony ViDA Holdings LLC, or Holdings, and related entities.
          Pursuant to these agreements, Holdings had formed and capitalized ViDA, a Delaware corporation, in order (a) to hold certain intellectual property related to two of OXiGENE’s product candidates, ZYBRESTAT for use in ophthalmologic indications and OXi4503, referred to as the “Programs,” which were exclusively licensed to ViDA under the Novated and Restated Technology License Agreement and (b) to fund commitments of up to $25,000,000. The funding supported pre-clinical and clinical development by OXiGENE, on behalf of ViDA, for the Programs.
          As part of a series of related agreements with Holdings, on October 1, 2008, Holdings purchased $15,000,000 worth of shares of common stock at a price of $22.20 per share, which was equal to the closing price of the Company’s common stock on The NASDAQ Global Market on September 30, 2008, via a direct investment.
          On July 2, 2009, the Company, Holdings and ViDA entered into a series of related agreements pursuant to which such parties agreed to amend the terms of the purchase option, as set forth in an amended and restated purchase option agreement (the “Amended Purchase Option Agreement”). In connection with such amendment, OXiGENE and Holdings also entered into an amended and restated registration rights agreement.
          Under the Amended Purchase Option Agreement, OXiGENE issued 500,000 newly-issued shares of OXiGENE common stock in exchange for all of the equity of ViDA which included further consideration for additional securities issued in connection with the July 2009 Registered Direct Offering. The Company re-acquired all of the rights to the Programs that had been licensed in 2008 to ViDA. In addition, the approximately $12,400,000 in cash and marketable securities held by ViDA was transferred to OXiGENE.
          OXiGENE recorded the acquisition of ViDA as a capital transaction and the $10,383,000 excess of the fair market value of the common shares issued by OXiGENE ($15,600,000) over the carrying value of the noncontrolling interest ($5,217,000) was reflected directly in equity as a reduction to Additional paid-in capital. As a result, the noncontrolling interest balance was eliminated. The reduction to Additional paid-in capital was also presented as an increase in the loss applicable to common stock within the calculation of basic and diluted earnings per share.
          OXiGENE consolidated the financial position and results of operations of Symphony ViDA, Inc. from October 2008, when it entered into a strategic collaboration with Symphony ViDA Holdings, LLC, until July 20, 2009 when OXiGENE acquired 100% of ViDA pursuant to an Amended and Restated Purchase Option Agreement. The funding supported pre-clinical and clinical development by OXiGENE, on behalf of ViDA, for ZYBRESTAT for ophthalmology and OXi4503.

          8. Net Loss Per Share
          Basic and diluted net loss per share was calculated by dividing the net loss per share attributed to OXIGENE common shares by the weighted-average number of common shares outstanding. Diluted net loss per share includes the effect of all dilutive, potentially issuable common equivalent shares as defined using the treasury stock method. All of the Company’s common stock equivalents are anti-dilutive due to the Company’s net loss position for all periods presented. Accordingly, common stock equivalents of approximately 3,354,000, 391,000 and 136,000 at December 31, 2010, 2009 and 2008, respectively, were excluded from the calculation of weighted average shares for diluted net loss per share.
          During 2009, the Company recorded the excess of the purchase price over the carrying value of the noncontrolling interest in ViDA as an increase in the loss applicable to common stock (See Symphony Transaction above).
          Comprehensive (Loss)
          ASC 220, Comprehensive Income, establishes rules for the reporting and display of comprehensive loss and its components and requires unrealized gains or losses on the Company’s available-for-sale securities and the foreign currency translation adjustments to be included in other comprehensive loss. Comprehensive loss was the same as the reported net loss for the year ended December 31, 2010.
          A reconciliation of comprehensive loss for the years ended December 31, 2009 and 2008 is as follows:

	Year Ended December 31,
	2009	2008
	(In thousands)
Consolidated net loss as reported	$(28,943)	$(21,921)
Unrealized gains	110	(125)

Total comprehensive income (loss)	(28,833)	(22,046)
Less comprehensive loss attributable to noncontrolling interest	(4,215)	(520)

Comprehensive loss attributable to OXiGENE, Inc.	$(24,618)	$(21,526)

9. Agreements
          In October 2008, the Board of Directors accepted the resignation of Dr. Richard Chin from his position as President and Chief Executive Officer and member of the Board of Directors. All unvested options held by Dr. Chin were forfeited as of January 22, 2009 and no further severance payments were required.
          In April 2009, the Company entered into a separation agreement with Patricia Walicke, M.D., Ph.D., its former Vice President and Chief Medical Officer. Pursuant to the separation agreement, Dr. Walicke, received severance payments in the amount of $300,000 made in equal installments over one year. All unvested options held by Dr. Walicke were forfeited as of July 29, 2009 and no further severance payments are required.
          In October 2009, the Board of Directors accepted the resignation of John A. Kollins as Chief Executive Officer and as a member of the Board of Directors. The Company entered into a separation agreement with Mr. Kollins effective as of November 5, 2009. Mr. Kollins received his base salary of $350,000 made in equal installments for one year plus health benefits for up to 2 years, and a one time $20,000 payment. All unvested options held by Mr. Kollins were forfeited as of January 8, 2010.
10. Income Taxes
          The components of the Company’s deferred tax assets (liabilities) at December 31, 2010 and 2009 are as follows: (Amounts in thousands)

	2010	2009
Deferred Tax Assets:
Net operating loss carry-forwards	$74,444	$67,923
Stock-based awards	324	1,205
Research& development credits	2,444	2,183
Capital loss carry forward	1,575	1,592
Other	201	445

Total Deferred tax assets	78,988	73,348
Valuation allowance	(78,988)	(73,348)

Net deferred tax asset	$—	$—

          After consideration of the available evidence, both positive and negative, the Company has determined that a full valuation allowance at December 31, 2010 and 2009, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The valuation allowance increased by approximately $5,640,000 and approximately $8,466,000 for the years ended December 31, 2010 and 2009, respectively, due primarily to the increase in federal and state net operating loss carry-forwards.
          At December 31, 2010, the Company had net operating loss carry-forwards of approximately $203,314,000 for U.S. income tax purposes, which will begin to expire in 2021 and state operating loss carry-forwards of $66,723,000 in Massachusetts that begin expiring in 2011 and $32,163,000 in California that begin to expire in 2028. The Company also had tax credits of $2,687,000 related to federal and state research and development activities which begin to expire in 2021. The Company recorded a capital loss carryover of approximately $4,000,000 in 2009 that generated a deferred tax asset of $1,575,000.
          The future utilization of the net operating loss carry-forwards and credit carry-forwards may be subject to an annual limitation due to ownership changes that could have occurred in the past or that may occur in the future under the provisions of IRC Section 382 or 383 of the internal revenue code.
          The Company has not, as yet, conducted a study of its research and development credit carry-forwards. This study may result in an adjustment to the Company’s research and development credit carry-forwards, however, until a study is completed and any adjustment is known, no amounts are presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s research and development credits and if an adjustment is required, this adjustment would be offset by any adjustment to the deferred tax asset established for the research and development credit carry-forward and the valuation allowance.
          In 2010, the Company received $733,000 in tax credit grants under the U.S. Government’s Qualifying Therapeutic Discovery Project for qualified research and development expenses. These proceeds have been recognized as other income.
          The Company provides for income taxes under the liability method in accordance with the FASB’s guidance on accounting for income taxes. As all of the Company’s deferred tax assets have been reserved for in a valuation allowance, no provision for (benefit from) income taxes have been recorded in the accompanying consolidated financial statements.
          A reconciliation of the federal statutory rate to the Company’s effective tax rate is as follows:

	Years Ended December 31,
	2010	2009
Income tax benefit at federal statutory rate	34.0%	34.0%
Increase (decrease) in tax resulting from:
State income taxes	3.6	6.4
State rate change	(1.6)	—
Federal research credits	1.2	1.0
Warrants	(8.6)	3.0
Federal Net Operating Loss adjustment	6.7	(38.2)
State Net Operating Loss expired and adjusted	(6.9)	21.7
Stock Compensation Adjustment	(4.1)	—
Capital Loss	—	6.4
Permanent items	(0.6)	(0.1)
Change In Valuation Allowance	(23.7)	(34.2)

Provision for income taxes	—%	—%

          The provisions of FIN 48 (as codified under ASC 740), were adopted by the Company on January 1, 2007. ASC 740 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. ASC 740 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The implementation of ASC 740 did not have a material impact on the Company’s financial position, cash flows or results of operations. At December 31, 2010 and 2009, the Company had no unrecognized tax benefits.
          There are currently no federal or state audits in progress, tax years still subject to examination for Federal and the State of Massachusetts and California authorities include all prior years due to the existence of net operating loss carry-forwards. However, the statute of limitation for assessment by the internal revenue service and state authorities is only open for tax years ended December 31, 2007, 2008 and 2009.
11. Commitments and Contingencies
          Leases
          In November 2008, the Company executed a lease for a total of approximately 12,300 square feet of office space located in South San Francisco, California. The lease agreement is for an estimated 52 months. In May 2010, the Company executed a lease for approximately 3,900 square feet in Waltham, Massachusetts.
          During 2008, 2009 and for the first five months of 2010, the Company occupied approximately 11,000 square feet in Waltham, Massachusetts and approximately 600 square feet in Oxford, UK.
          The following table summarizes the rent expense by location for the years ended December 31, 2010, 2009 and 2008 (Amounts in thousands).

	2010	2009	2008
California	$512	$442	$311
Massachusetts	76	170	480
Oxford, UK	18	50	46

Total rent	$606	$662	$837

          The minimum annual rent commitments for the above leases are as follows: (Amounts in thousands)

2011	2012	2013	2014	Thereafter	Total
$494	$525	$134	$—	$—	$1,153
12. Retirement Savings Plan
          The Company sponsors a savings plan available to all domestic employees, which qualifies under Section 401(k) of the Internal Revenue Code. Employees may contribute to the plan from 1% to 20% of their pre-tax salary subject to statutory limitations. Annually the Board of Directors determines the amount of the Company match. The Company provided a match of $92,000, for the year ended December 31, 2008 only.
13. Subsequent Events
          Warrant Exchange Agreements
          On January 18, 2011, OXiGENE, entered into separate Warrant Exchange Agreements with each of the holders of warrants to purchase shares of common stock, issued in March 2010, pursuant to which, at the initial closing, the warrant holders exchanged their outstanding Series A and Series C warrants having “ratchet” price-based anti-dilution protections for (A) an aggregate of 1,096,933 shares of common stock and (B) Series E Warrants to purchase an aggregate of 1,222,623 shares of common stock. The Series E Warrants are not exercisable for six months, have an exercise price of $4.60 per share (reflecting the market value of the shares of common stock as of the close of trading on January 18, 2011, prior to the entry into the Warrant Exchange Agreements), and do not contain any price-based anti-dilution protections. In addition, the Company agreed to seek shareholder approval to issue up to 457,544 additional shares of common stock to the warrant holders in a subsequent closing. In the event such shareholder approval is obtained, the Series E Warrants issued at the initial closing shall be exchanged for the additional 457,544 shares of common stock. The initial closing occurred on January 20, 2011, and the subsequent closing is expected to take place on or about March 18, 2011, following the stockholder meeting that has been scheduled for that date to approve the additional share issuance. This activity will result in equity instrument modification accounting and could result in a significant charge to the Statement of Operations.

          In connection with the warrant exchange, the Company also amended its Stockholder Rights Agreement with American Stock Transfer & Trust Company, LLC, dated as of March 24, 2005, as amended as of October 1, 2008, October 14, 2009 and March 10, 2010, in connection with the warrant exchange, to provide that the provisions of the Stockholder Rights Agreement shall not apply to the transactions contemplated by the Warrant Exchange Agreements.
          Reverse Stock Split
          In February 2011, the Company’s board of directors voted unanimously to implement a 1:20 reverse stock split of the Company’s common stock, following authorization of the reverse split by a shareholder vote on December 21, 2010. The reverse split became effective on February 22, 2011. This activity will result in equity instrument modification accounting and could result in a significant charge to the Statement of Operations.
          Activity Under the At-the-Market Arrangement
          Subsequent to December 31, 2010, the Company has sold 315,000 shares of its common stock under the At-the-Market Offering arrangement, for gross proceeds of $888,000.
          The Listing of OXiGENE’s common stock
          Prior to March 3, 2011, the Company’s stock was listed on the NASDAQ Global Market. During 2010 the Company failed to maintain compliance with two of the NASDAQ Global Market’s minimum listing requirements. NASDAQ granted the Company a grace period to regain compliance. The Company was not able to regain compliance with those two minimum listing requirements by the established deadline date and at a meeting with NASDAQ in January 2011, requested that the listing of the Company’s stock be transferred from the NASDAQ Global Market to The NASDAQ Capital Market.
          On March 1, 2011, a NASDAQ Stock Market Hearings Panel advised the Company of its decision to transfer the listing of the Company’s common stock from The NASDAQ Global Market to The NASDAQ Capital Market effective March 3, 2011, and continue its listing on that market, provided that the Company regain compliance by June 13, 2011 with all continued listing standards of The NASDAQ Capital Market and have evidenced a closing bid price of $1.00 or more for a minimum of ten prior consecutive trading days.

OXiGENE, Inc.
Condensed Balance Sheets
(All amounts in thousands, except per share data)
(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$12,644	$4,602
Restricted cash	20	75
Prepaid expenses	195	256
Other current assets	74	75

Total current assets	12,933	5,008

Furniture and fixtures, equipment and leasehold improvements	836	1,512
Accumulated depreciation	(793)	(1,425)

	43	87

License agreements, net of accumulated amortization of $1,187 and $1,114 at September 30, 2011 and December 31, 2010, respectively	313	386
Other assets	86	86

Total assets	$13,375	$5,567

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$473	$458
Accrued research and development	1,171	2,125
Accrued restructuring	1,113	—
Accrued other	212	628

Total current liabilities	2,969	3,211

Derivative liability long term	9	7,611

Total liabilities	2,978	10,822

Commitments and contingencies
Stockholders’ equity (deficit)

Preferred Stock, $.01 par value, 15,000 shares authorized; 0 shares issued and outstanding at September 30, 2011 and December 31, 2010	—	—
Common stock, $.01 par value, 300,000 shares authorized and 14,771 shares issued and outstanding at September 30, 2011; 300,000 shares authorized and 5,501 shares issued and outstanding at December 31, 2010	148	55
Additional paid-in capital	225,257	202,390
Accumulated deficit	(215,008)	(207,700)

Total stockholders’ equity (deficit)	10,397	(5,255)

Total liabilities and stockholders’ equity (deficit)	$13,375	$5,567

See accompanying notes.

OXiGENE, Inc.
Condensed Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Operating costs and expenses(1) :
Research and development	$1,098	$2,379	$4,280	$9,912
General and administrative	1,309	1,256	4,095	4,637
Restructuring	1,146	—	1,146	510

Total operating costs and expenses	3,553	3,635	9,521	15,059

Loss from operations	(3,553)	(3,635)	(9,521)	(15,059)

Change in fair value of warrants and other financial instruments	40	(9,893)	2,219	(6,987)
Investment income	1	3	3	14
Other (expense) income, net	(1)	(11)	(9)	5

Net loss	$(3,513)	$(13,536)	$(7,308)	$(22,027)

Basic and diluted net loss per share	$(0.25)	$(3.47)	$(0.74)	$(6.24)

Weighted-average number of common shares outstanding — Basic and diluted	13,969	3,896	9,870	3,530

(1) Includes share based compensation expense as follows:

Research and development	$5	$62	$171	$109
General and administrative	59	114	$379	$541

Total share based compensation expense	$64	$176	$550	$650

See accompanying notes.

OXiGENE, Inc.
Condensed Statements of Cash Flows
(All amounts in thousands)
(Unaudited)

	Nine months ended September 30,
	2011	2010
Operating activities:
Net loss	$(7,308)	$(22,027)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants and other financial instruments	(2,219)	6,987
Depreciation	44	77
Amortization of license agreement	73	73
Stock-based compensation	550	650
Changes in operating assets and liabilities:

Restricted cash	55	65
Prepaid expenses and other current assets	62	232
Accounts payable, accrued expenses and other payables	(234)	(4,000)

Net cash used in operating activities	(8,977)	(17,943)
Investing activities:
Changes in other assets	—	40

Net cash provided by investing activities	—	40
Financing activities:
Proceeds from issuance of common stock, net of acquisition costs	17,019	10,380
Proceeds from exercise of employee stock plans	—	45

Net cash provided by financing activities	17,019	10,425

Increase (decrease) in cash and cash equivalents	8,042	(7,478)

Cash and cash equivalents at beginning of period	4,602	13,932

Cash and cash equivalents at end of period	$12,644	$6,454

Non- cash Disclosures:

Fair market value of stock issued in exchange for warrants	$5,381	$—

Fair market value reclassification of CEFF warrants to equity in connection with warrant exchange	$3	$—
Fair market value of private placement warrants at issuance	$—	$11,868

Fair market value reclassification of CEFF warrants to liabilities in connection with private placement	$—	$103

Fair market value of warrants at exercise	$—	$5,043
See accompanying notes.

OXiGENE, Inc.
Notes to Condensed Financial Statements
September 30, 2011
(Unaudited)
1. Summary of Significant Accounting Policies
Basis of Presentation
     The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. They have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, however, all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.
     The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Annual Report on Form 10-K for OXiGENE, Inc. (the “Company”) for the year ended December 31, 2010, which can be found at www.oxigene.com. The Report of Independent Registered Public Accounting Firm at the beginning of the Consolidated Financial Statements section in our Annual Report on Form 10-K for the year ended December 31, 2010 includes a going concern explanatory paragraph.
     During the nine months ended September 30, 2011, the Company sold approximately 7,707,000 shares of common stock pursuant to an “at the market” (ATM) equity offering sales agreement with McNicoll, Lewis & Vlak LLC, or MLV, resulting in net proceeds to the Company of approximately $17,019,000. In October 2011 the Company sold approximately 86,000 shares of common stock pursuant to the ATM sales agreement resulting in net proceeds to the Company of approximately $128,000. There remains a total of approximately $3,700 in net proceeds of the maximum amount allowed under the Company’s prospectus supplement to Form S-3 dated July 8, 2011. No assurance can be given that the Company will sell any additional shares under the ATM sales agreement, or, if it does, as to the price or amount of shares that it will sell, or the dates on which any such sales will take place.
     On September 1, 2011, the Company announced a restructuring plan designed to focus the Company’s capital resources on its most promising early-stage clinical programs and further reduce its cash utilization. The Company announced the following key aspects of the restructuring and their effects on the Company’s operations including current and planned clinical trials:
•	At this time, a Company sponsored Phase 3 registrational study of ZYBRESTAT in patients with anaplastic thyroid cancer (ATC) funded entirely by Company financial resources is not feasible. OXiGENE intends to continue to explore options for conducting such a study, including potential collaborations with national and international head and neck cancer cooperative groups. Future development decisions concerning ZYBRESTAT in patients with ATC will be made following a review of all options by OXiGENE’s management and its board of directors.

•	OXiGENE is concluding the final analysis of its completed Phase 2 study of ZYBRESTAT in conjunction with standard chemotherapy and bevacizumab in patients with non-small cell lung cancer (FALCON study). Once the final overall survival data is available a decision regarding further development of the study of ZYBRESTAT in patients with NSCLC will be made. Any future development decisions concerning the study of ZYBRESTAT in patients with NSCLC will be made following review of final data by the Company’s management and board of directors.

•	OXiGENE plans to continue to support the ongoing randomized Phase 2 trial of ZYBRESTAT in combination with bevacizumab in patients with relapsed ovarian cancer, which is an NCI-sponsored study being conducted by the Gynecologic Oncology Group (GOG), an organization dedicated to clinical research in the field of gynecologic cancer.

•	OXiGENE plans to continue support of the ongoing investigator-sponsored Phase 1 trial of OXi4503 in patients with AML or myelodysplastic syndrome (MDS), being conducted at the University of Florida and with support by The Leukemia & Lymphoma Society’s Therapy Acceleration Program.

•	OXiGENE will evaluate additional early-stage development opportunities for its two product candidates, ZYBRESTAT and OXi4503, subject to available resources at the time.

•	The Company is reducing its workforce by 11 full-time equivalent employees or approximately 61%.

•	The Company will seek to reduce the amount of space it currently rents, primarily by closing its office in Waltham, Massachusetts and by conducting its operations only out of its South San Francisco office as soon as practicable.
     The Company offered severance benefits to the terminated employees, and anticipates recording a total charge of approximately $1,200,000, primarily associated with personnel-related termination costs. In order to provide for an orderly transition, the Company is implementing the reduction in work force in a phased manner. The Company took a restructuring charge in the third quarter of 2011 of approximately $1,146,000, with the remainder expected to be taken over the following two quarters as the transition is effected. Substantially all of the charge is expected to represent cash expenditures. The Company anticipates that, with its current financial resources, it will be able to support the completion of the ongoing clinical studies outlined above. Should the Company decide to initiate additional studies, it would need to raise additional capital. Upon completion of the restructuring activities outlined above, the Company expects to reduce expenses from its current levels by an annual amount of approximately $2,000,000.
     Based on the Company’s current ongoing programs and operations and taking into consideration the expected reductions in cash utilization resulting from its September 2011 reduction in force, the Company’s expect its current cash resources will be sufficient to fund operations through the first half of fiscal 2013. However, OXiGENE’s cash requirements may vary materially from those now planned for or anticipated by management due to numerous risks and uncertainties. The Company is aggressively pursuing other forms of capital infusion including public or private financing, strategic partnerships or other arrangements with organizations that have capabilities and/or products that are complementary to the Company’s own capabilities and/or products, in order to continue the development of its product candidates. If the Company is unable to access additional funds when needed, it may not be able to continue the development of its product candidates or the Company could be required to delay, scale back or eliminate some or all of its development programs and other operations. Any additional equity financing, which may not be available to the Company or may not be available on favorable terms, will likely be dilutive to its current stockholders and debt financing, if available, may involve restrictive covenants. If the Company accesses funds through collaborative or licensing arrangements, it may be required to relinquish rights to some of its technologies or product candidates that it would otherwise seek to develop or commercialize on its own, on terms that are not favorable to the Company. The Company’s ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm its business, financial condition and results of operations. As a result of this uncertainty and the substantial doubt about the Company’s ability to continue as a going concern as of December 31, 2010, the Report of Independent Registered Public Accounting Firm at the beginning of the Consolidated Financial Statements section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 includes a going concern explanatory paragraph. If the Company is unable to access additional funds in the future or reduce cash expenditures as anticipated, it is likely that the Company’s 2011 Report of Independent Registered Public Accounting Firm will also include a going concern explanatory paragraph.
Fair Value
     The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. The fair value hierarchy prioritizes valuation inputs based on the observable nature of those inputs. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the Company’s investments and is not a measure of the investment credit quality. The hierarchy defines three levels of valuation inputs:
Level 1 inputs	Quoted prices in active markets;

Level 2 inputs	Generally include inputs with other observable qualities, such as quoted prices in active markets for similar assets or quoted prices for identical assets in inactive markets; and

Level 3 inputs	Valuations based on unobservable inputs.
     As of September 30, 2011 and December 31, 2010, OXiGENE did not hold any assets or liabilities subject to these standards, except the derivative liabilities and other financial instruments discussed below in “Warrants”, which are valued using level 3 inputs. As of September 30, 2011 and December 31, 2010, OXiGENE held $12,664,000 and $4,677,000 in cash, cash equivalents and restricted cash, respectively. The Company has adopted the fair value standard as it relates to the non-recurring fair value measurements, such as the assessment of other long-lived assets for impairment.
Accrued Research and Development
     The Company charges all research and development expenses, both internal and external costs, to operations as incurred. The Company’s research and development costs represent expenses incurred from the engagement of outside professional service organizations, product manufacturers and consultants associated with the development of the Company’s potential product candidates. The Company recognizes expenses associated with these arrangements based on the completion of activities as specified in the applicable contracts. Costs incurred under fixed-fee contracts are expensed ratably over the contract period absent any knowledge that the services will be performed other than ratably. Costs incurred under contracts with clinical trial sites and principal investigators are generally accrued on a patient-treated basis consistent with the terms outlined in the contract. In determining costs incurred on some of these programs, the Company takes into consideration a number of factors, including estimates and input provided by internal program managers. Upon termination of such contracts, the Company is normally only liable for costs incurred and committed to date. As a result, accrued research and development expenses represent the Company’s reasonably estimated contractual liability to outside service providers at any particular point in time.
Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in the Company’s Common stock
     The Company evaluates all derivative financial instruments issued in connection with its equity offerings when determining the proper accounting treatment for such instruments in the Company’s financial statements. The Company considers a number of generally accepted accounting principles to determine such treatment. The Company performs a number of steps to evaluate the features of the instrument against the guidance provided in the accounting pronouncements in order to determine the appropriate accounting treatment. The Company’s policy with regard to settling outstanding financial instruments is to settle those with the earliest maturity date first which essentially sets the order of preference for settling the awards. In the majority of circumstances, the Company utilizes the Black Scholes method to determine the fair value of its derivative financial instruments. In some cases, where appropriate, the Company utilizes the Binomial method or other appropriate methods to determine the fair value of such derivative financial instruments. Key valuation factors in determining the fair value include, but are not limited to, the current stock price as of the date of measurement, the exercise price, the remaining contractual life, expected volatility for the instrument and the risk-free interest rate. Changes in fair value are recorded as a gain or loss in the Company’s Statement of Operations with the corresponding amount recorded as an adjustment to liability on its Balance Sheet. The expected volatility factor, in particular, is subject to significant variability from measurement period to measurement period and can result in large gains or losses from period to period.
Patents and Patent Applications
     The Company has filed applications for patents in connection with technologies that it is developing. The patent applications and any patents issued as a result of these applications are important to the protection of the Company’s technologies that may result from its research and development efforts. Costs associated with patent applications and maintaining patents are expensed as general and administrative expense as incurred.
Stock-based Compensation
     The Company expenses the estimated fair value of all share-based payments issued to employees over the vesting period. The Company has a 2005 Stock Plan (“2005 Plan”) that provides for the award of stock options, restricted stock and stock appreciation rights to employees, directors and consultants to the Company. The Company also has a 2009 Employee Stock Purchase Plan (“2009 ESPP”).
     The Company is required to estimate the level of award forfeitures expected to occur and record compensation expense only for those awards that are ultimately expected to vest. This requirement applies to all awards that are not yet vested. Accordingly, OXiGENE performs a historical analysis of option awards that were forfeited prior to vesting, and ultimately records total stock option expense that reflects this estimated forfeiture rate. In the Company’s calculation, it segregates participants into two distinct groups, (1) directors and officers and (2) employees, and OXiGENE applies estimated forfeiture rates using the Straight Line method. This analysis is re-evaluated quarterly and the forfeiture rate is adjusted as necessary.
Income Taxes
     The Company accounts for income taxes based upon the provisions of ASC 740, Income Taxes. Under ASC 740, deferred taxes are recognized using the liability method whereby tax rates are applied to cumulative temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes based on when and how they are expected to affect the tax return.
     Realization of the deferred tax assets is uncertain due to the historical losses of the Company and therefore a full valuation allowance has been established.
2. Furniture and Fixtures, Equipment and Leasehold Improvements
     Furniture and fixtures, equipment and leasehold improvements are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, which range from three to five years. During the second quarter of 2011, $676,000 in fully depreciated assets, primarily consisting of leasehold improvements which were no longer in use, have been written off.
     Property and equipment consisted of the following at the dates indicated below:

	September 30, 2011	December 31, 2010
	(in thousands)
Leasehold improvements	$25	$449

Equipment	598	647

Furniture and fixtures	213	416

Total gross assets	836	1,512

Less accumulated depreciation	(793)	(1,425)

Total property and equipment	$43	$87

3. Restructuring
     On September 1, 2011, the Company announced a restructuring plan designed to focus the Company’s capital resources on its most promising early-stage clinical programs and further reduce its cash utilization. In connection with this restructuring, the Company recognized approximately $721,000 of research and development restructuring expenses and approximately $425,000 of general and administrative restructuring expenses in the quarter ended September 30, 2011. The restructuring expenses include severance payments, health and medical benefits and related taxes, which are expected to be paid through the end of fiscal 2012.
     The following table sets forth the components of the Company’s restructuring for the three-month period ended September 30, 2011 (in thousands):

		Amounts Paid Through	Amounts Accrued as of
	Charges	September 30, 2011	September 30, 2011
General and Administrative Employee severance and related costs	$425	$(21)	$404

Research and Development Employee severance and related costs	721	(12)	709

Total restructuring	$1,146	$(33)	$1,113

4. License agreements
     In August 1999, the Company entered into an exclusive license agreement for the commercial development, use and sale of products or services covered by certain patent rights owned by Arizona State University. From the inception of the agreement through September 30, 2011, the Company has paid a total of $2,500,000 in connection with this license. The Company capitalized the net present value of the total amount paid under the initial terms of the license, or $1,500,000, and is amortizing this amount over the patent life or 15.5 years.
     The Company expects to record amortization expense related to this license agreement of approximately $8,100 per month through November 2014. The net book value at September 30, 2011 and December 31, 2010, was approximately $313,000 and $386,000, respectively. The Company performs an impairment analysis of its long-lived assets if triggering events occur. The Company conducts reviews for such triggering events periodically and, even though triggering events such as a going concern opinion and continuing losses have occurred, the Company has determined that there is no impairment to this asset. The license agreement provides for additional payments from the Company upon the initiation of certain clinical trials or the completion of certain regulatory approvals, which payments could be accelerated upon the achievement of certain financial milestones as defined in the agreement. To date, no clinical trials triggering payments under the agreement have been completed and no regulatory approvals have been obtained. The Company expenses these payments to research and development in the period the obligation becomes both probable and estimable.
5. Stockholders’ Equity (Deficit), Common and Preferred Shares
     The Company had 300,000,000 shares of common stock authorized as of September 30, 2011 and December 31, 2010. As of September 30, 2011, the Company had approximately 14,771,000 shares of common stock issued and outstanding.
     In July 2010, the Company entered into an “at the market” (ATM) equity offering sales agreement with MLV, pursuant to which it may issue and sell shares of its common stock from time to time through MLV acting as its sales agent and underwriter. Sales of the Company’s common stock through MLV are made on the Company’s principal trading market by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by MLV and the Company. The Company has paid MLV a commission rate of up to 7.0% of the gross sales price per share of any common stock sold through MLV as agent under the sales agreement. During the nine months ended September 30, 2011, the Company sold approximately 7,707,000 shares of common stock pursuant to the ATM sales agreement resulting in net proceeds to the Company of approximately $17,019,000. In October 2011 the Company sold approximately 86,000 shares of common stock pursuant to the ATM sales agreement resulting in net proceeds to the Company of approximately $128,000. Under the Company’s current prospectus supplement to Form S-3 dated July 8, 2011, there remains approximately $3,700 in net proceeds available to be sold under the ATM arrangement. No assurance can be given that the Company will sell any additional shares under the ATM sales agreement, or, if it does, as to the price or amount of shares that it will sell, or the dates on which any such sales will take place.
Reverse Stock Split
     In February 2011, the Company’s board of directors voted unanimously to implement a 1:20 reverse stock split of the Company’s common stock, following authorization of the reverse split by a shareholder vote on December 21, 2010. The reverse split became effective on February 22, 2011. All of the share and per share values discussed and shown in the consolidated financial statements prior to this date have been adjusted to reflect the effect of this reverse stock split.
Warrant Exchange Agreements
     On January 18, 2011, OXiGENE entered into separate Warrant Exchange Agreements (Private Placement Warrant Exchange) with each of the holders of Series A and Series C warrants to purchase shares of common stock, issued in March 2010, pursuant to which, at the initial closing, the warrant holders exchanged their outstanding Series A and Series C warrants having “ratchet” price-based anti-dilution protections for (A) an aggregate of 1,096,933 shares of common stock and (B) Series E Warrants to purchase an aggregate of 1,222,623 shares of common stock. The Series E Warrants were not exercisable for nine months, had an exercise price of $4.60 per share (reflecting the market value of the shares of common stock as of the close of trading on January 18, 2011, prior to the entry into the Warrant Exchange Agreements), and did not contain any price-based anti-dilution protections. In addition, the Company agreed to seek shareholder approval to issue, in exchange for the Series E Warrants, up to 457,544 additional shares of common stock to the warrant holders in a subsequent closing. The initial closing occurred on January 20, 2011, and the subsequent closing took place on March 21, 2011, following a stockholder meeting on March 18, 2011. As a result, there were no Series A, Series C or Series E warrants outstanding as of the subsequent closing date nor for any period thereafter. Similar to the Series A and Series C warrants, the Series E Warrants were classified as a liability during the period that they were outstanding.
     In connection with the warrant exchange, the Company also amended its Stockholder Rights Agreement with American Stock Transfer & Trust Company, LLC, dated as of March 24, 2005, as amended as of October 1, 2008, October 14, 2009 and March 10, 2010, to provide that the provisions of the Stockholder Rights Agreement shall not apply to the transactions contemplated by the Warrant Exchange Agreements.
     The following table summarizes the number of shares of common stock of the Company issued and the proceeds received during the nine month period ended September 30, 2011:

Shares Issued in Connection with:	Shares Issued	Net Proceeds
	(in thousands)
Director fees	8	$—

ATM	7,707	17,019

Private Placement Warrant Exchange	1,554	—

Other	1	—

Totals	9,270	$17,019

     Share issuances to our directors under the Director Compensation policy are described below. The shares issued in connection with the Private Placement Warrant Exchange during the nine month period ended September 30, 2011 relate to the Warrant Exchange Agreements described above.
Warrants, Options, Non-Vested Stock, 2009 ESPP and Director Compensation Policy
Warrants
     The following is a summary of the Company’s warrant-related derivative liability activity for the nine months ended September 30, 2011 (in thousands):

(In thousands)
Derivative liability outstanding at December 31, 2010	$7,611
Impact of warrant exchange agreements	(6,071)
CEFF warrants — amounts reclassified to equity	(3)
Net decrease in fair value of all warrants	(1,528)

Derivative liability outstanding at September 30, 2011	$9

     The table below summarizes the value of the warrant-related derivative liabilities recorded on the Company’s balance sheet (in thousands):

	As of September 30,	As of December 31,
	2011	2010
Warrants Issued in Connection with:	Long-term	Long-term
Committed Equity Financing Facility	$—	$6

Direct Registration Series I Warrants	9	107

Private Placement Series A Warrants	—	4,143

Private Placement Series C Warrants	—	3,355

Total derivative liability	$9	$7,611

     The gain (loss) from the change in fair value of warrants and other financial instruments for the three and nine month periods ended September 30, 2011 and September 30, 2010 is summarized below (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Committed Equity Financing Facility Warrants	$—	$5	$3	$95

Direct Registration Warrants	40	99	99	2,077

Excess of value of the Private Placement Warrants at issuance over the net proceeds of the offering	—	—	—	(4,433)

Gain recognized in connection with warrant exchange agreements	—	—	690

Private Placement Warrants	—	(9,997)	1,427	(4,726)

Total gain (loss) on change in fair market value of derivatives	$40	$(9,893)	$2,219	$(6,987)

     The following is a summary of the Company’s outstanding common stock warrants as of September 30, 2011 and December 31, 2010:

			Number of Warrants outstanding as of:
			(in thousands)
		Weighted Average
Warrants Issued in Connection with:	Date of Issue	Exercise Price	September 30, 2011	December 31, 2010
Committed Equity Financing Facility	February 19, 2008	$54.80	13	13

Direct Registration Series I Warrants	July 20, 2009	$42.00	141	141

Private Placement Series A Warrants	March 11, 2010	$5.60	—	1,536

Private Placement Series C Warrants	March 11, 2010	$5.60	—	1,229

Total Warrants outstanding			154	2,919

     Note that as of December 31, 2010, the Committed Equity Financing Facility warrants were accounted for as a liability. Effective with the Warrant Exchange described above, these warrants have been reclassified as equity.
Private Issuance of Public Equity “PIPE” Warrants
     On March 11, 2010, the Company completed a definitive agreement with certain institutional investors to sell shares of its common stock and four separate series of warrants to purchase common stock in a private placement. Gross proceeds of the financing were approximately $7,500,000, before deducting placement agent fees and estimated offering expenses, and excluding the subsequent exercises of the warrants.
     The four separate series of warrants consisted of the following:
     (A) Series A Warrants to initially purchase 328,947 shares of common stock, which were exercisable immediately after issuance, had a 5-year term and had an initial per share exercise price of $30.40;

     (B) Series B Warrants to initially purchase 328,947 shares of common stock, which were initially exercisable at a per share exercise price of $22.80, on the earlier of the six month anniversary of the closing date or the date on which the Company’s stockholders approved the issuance of shares in the transaction, and expired on the later of three months from the effective date of the resale registration statement covering such shares and seven months from the closing date. These warrants expired on October 12, 2010;
     (C) Series C Warrants to initially purchase 328,947 shares of common stock, and which would be exercisable upon the exercise of the Series B Warrants and on the earlier of the six month anniversary of the closing date or the date on which the Company’s stockholders approved the issuance of shares in the transaction, would expire five years after the date on which they become exercisable, and had an initial per share exercise price of $22.80; and
     (D) Series D Warrants to purchase shares of common stock. The Series D Warrants were not immediately exercisable. The Company registered for resale 337,757 shares of common stock issuable upon exercise of the Series D Warrants pursuant to an agreement with the warrant holders. All of the Series D Warrants were exercised by November 4, 2010 and there are no Series D Warrants outstanding after that date.
     The Series A, B and C warrants listed above contained full ratchet anti-dilution features based on the price and terms of any financings completed after March 11, 2010 as described in the warrant agreements. All of the warrants listed above contained a cashless exercise feature as described in the warrant agreements.
     The Company determined that in accordance with Accounting Standards Codification (ASC) 480, Distinguishing Liabilities from Equity, the Series A, B, and C warrants qualify for treatment as liabilities due to provisions of the related warrant agreements that call for the number of warrants and their exercise price to be adjusted in the event that the Company issues additional shares of common stock, options or convertible instruments at a price that is less than the initial exercise price of the warrants. The Company also determined that, in accordance with ASC 815, Derivatives and Hedging, the Series D Warrants meet the definition of a derivative. The issuance date fair market value of the Series A, B, C and D warrants of $11,868,000 was recorded as a liability. The approximately $4,933,000 excess of the fair value of the liability recorded for these warrants over the net proceeds received was recorded as a charge to earnings and is included in “Change in fair value of warrants and other financial instruments” within the Statement of Operations. Changes in the fair market value from the date of issuance to the exercise date and reporting date, until exercised or cancelled will be recorded as a gain or loss in the statement of operations.
     As of December 31, 2010, all Series B and D warrants had either been exercised or expired.
     On January 18, 2011, OXiGENE entered into separate Warrant Exchange Agreements with each of the holders of Series A and Series C warrants to purchase shares of common stock, issued in March 2010, pursuant to which, at the initial closing, the warrant holders exchanged their outstanding Series A and Series C warrants having “ratchet” price-based anti-dilution protections for (A) an aggregate of 1,096,933 shares of common stock and (B) Series E Warrants to purchase an aggregate of 1,222,623 shares of common stock. The Series E Warrants were not exercisable for six months, had an exercise price of $4.60 per share (reflecting the market value of the shares of common stock as of the close of trading on January 18, 2011, prior to the entry into the Warrant Exchange Agreements), and did not contain any price-based anti-dilution protections. In addition, the Company agreed to seek shareholder approval to issue, in exchange for the Series E Warrants, up to 457,544 additional shares of common stock to the warrant holders in a subsequent closing. The Series E Warrants were accounted for as a liability from the date of issuance to the date of exchange, all of which occurred during the first quarter of fiscal 2011. The initial closing occurred on January 20, 2011, and the subsequent closing took place on March 21, 2011, following the stockholder meeting on March 18, 2011. The Company determined that in accordance with Accounting Standards Codification (ASC) 480, Distinguishing Liabilities from Equity, the Series E warrants qualify for treatment as a liability during the period that they were outstanding due to provisions of the related warrant agreement that allow for the warrants to be net settled in shares of the Company’s common stock under certain circumstances as described in the agreement. There were no Series A, Series C or Series E warrants outstanding as of September 30, 2011.
     On January 20, 2011, the date of the initial closing of the Warrant Exchange Agreements, the Company marked the existing Series A and C warrants to market at a combined fair value of $6,633,000. These warrants were exchanged for Series E warrants, valued at $1,555,000, and shares of common stock valued at $4,388,000. The difference between these items was recorded as a gain on the transaction of $690,000. On the date of the subsequent closing, the fair value of the Series E warrants was equal to the value of the 457,544 shares of common stock issued in the exchange, and therefore there was no gain or loss on the transaction.
     The table below summarizes the factors used to determine the value of the Series A and C warrants outstanding during the nine month period ended September 30, 2011. The Company established the fair value of the Series A and C warrants using the Black-Scholes option valuation model:

	Warrant Valuation on date
	of Warrant Exchange
	January 19, 2011		Total Fair Market
	Series A	Series C	Value
Stock Price	$4.32	$4.32
Exercise Price	$5.60	$5.60
Contractual life (in Years)	4.1 years	4.5 years
Expected volatility	82%	79%
Risk-free interest rate	1.53%	1.68%

Fair market value (in thousands)	$3,663	$2,970	$6,633

	Warrant Valuation as of
	December 31, 2010		Total Fair Market
	Series A	Series C	Value
Stock Price	$4.60	$4.60
Exercise Price	$5.60	$5.60
Contractual life (in Years)	4.2 years	4.5 years
Expected volatility	81%	80%
Risk-free interest rate	2.01%	2.01%

Fair market value (in thousands)	$4,143	$3,355	$7,498
     Management determined the fair value of the Series E Warrants on the date of the initial closing to be $1,555,000. This fair value was estimated based upon the $4.00 per share fair value of the 457,544 shares of common stock expected to be exchanged for the Series E Warrants upon shareholder approval adjusted for a 15% discount for lack of marketability which existed until the expected shareholder vote. Management determined the fair value of the Series E warrants on the date of the subsequent closing to be $993,000. This fair value was estimated based upon the $2.17 per share fair value of the 457,544 shares of common stock exchanged for the Series E Warrants.
Committed Equity Financing Facility (“CEFF”) with Kingsbridge Capital Limited
     In February 2008, OXiGENE entered into a Committed Equity Financing Facility (“CEFF”) with Kingsbridge Capital Limited (“Kingsbridge”), which was subsequently amended in February 2010 to increase the commitment period, increase the draw down discount price and increase the maximum draw period. Effective October 14, 2011, the CEFF was terminated by the Company pursuant to the terms of the common stock purchase agreement with Kingsbridge.
     Under the terms of the amended CEFF, Kingsbridge committed to purchase, subject to certain conditions, up to 285,401 shares of the Company’s common stock during the period ending May 15, 2012. While the CEFF was effective, OXiGENE was able to draw down in tranches at discounts as described in detail in the common stock purchase agreement. In connection with the CEFF, the Company issued a warrant to Kingsbridge to purchase 12,500 shares of its common stock at a price of $54.80 per share exercisable beginning six months after February 19, 2008 and for a period of five years thereafter. As of September 30, 2011, there were a total of 253,671 shares available for sale under the CEFF, which has since been terminated.
     Due to the initially indeterminate number of shares of common stock underlying the warrants issued in connection with the Company’s private placement on March 11, 2010, OXiGENE concluded that the CEFF warrants should be recorded as a liability effective with the date of the private placement. The fair value of the warrants on this date was reclassified from equity to derivative liabilities. Changes in the fair market value from the date of the private placement to the reporting date were recorded as a gain or loss in “Change in fair value of warrants and other financial instruments” in the Statement of Operations. Effective with the warrant exchange agreements executed in January 2011 in connection with the March 2010 private placement as described above, the number of shares underlying the warrants issued in connection with the Company’s private placement was no longer indeterminable, and the CEFF warrants were reclassified to equity. The Company revalued these warrants on the effective date of the exchange and recorded the gain in the Statement of Operations. The Company established the fair value of the CEFF warrants using the Black-Scholes option valuation model as reflected in the table below:

	Warrant Valuation as of:
	Date of Warrant
	Exchange
	January 19, 2011	December 31, 2010
Stock Price	$4.32	$4.60
Exercise Price	$54.80	$54.80
Contractual life (in Years)	2.6 years	2.6 years
Expected volatility	87%	96%
Risk-free interest rate	0.82%	1.02%

Fair market value (in thousands)	$3	$6
Direct Registration Warrants
     On July 20, 2009, OXiGENE raised approximately $10,000,000 in gross proceeds, before deducting placement agents’ fees and other offering expenses, in a registered direct offering (the “Offering”) relating to the sale of 312,500 units, each unit consisting of (i) one share of common stock, (ii) a five-year warrant (“Direct Registration Series I”) to purchase 0.45 shares of common stock at an exercise price of $42.00 per share of common stock and (iii) a short-term warrant (“Direct Registration Series II”) to purchase 0.45 shares of common stock at an exercise price of $32.00 per share of common stock (the “Units”). The short-term warrants expired on September 24, 2010 consistent with the terms of the warrant, without being exercised.
     OXiGENE determined that the Direct Registration Series I warrants should be classified as a liability as they require delivery of registered shares of common stock and thus could require net-cash settlement in certain circumstances. Accordingly, these warrants were recorded as a liability at their fair value as of the date of their issuance and are revalued at each subsequent reporting date.
     The fair value of the direct registration warrants was determined using the Black-Scholes option valuation model applying the following assumptions:

	Series I Warrant Valuation as of:
	September 30, 2011	December 31, 2010
	Series I	Series I
Stock Price	$1.01	$4.60
Exercise Price	$42.00	$42.00
Contractual life (in Years)	2.8 years	3.6 years
Expected volatility	108%	86%
Risk-free interest rate	0.42%	1.02%

Fair market value (in thousands)	$9	$107

Options
     The Company’s 2005 Stock Plan as amended at the 2011 Annual Meeting of Stockholders in October 2011 (the “2005 Plan”) provides for the award of options, restricted stock and stock appreciation rights to acquire up to 2,500,000 shares of the Company’s common stock in the aggregate. This number includes shares of its common stock, if any, that were subject to awards under the Company’s 1996 Stock Incentive Plan (the “1996 Plan”) as of the date of adoption of the 2005 Plan but which were returned or will be returned to the 2005 Plan upon the cancellation, surrender or termination of such award. Currently, the 2005

Plan allows for awards of up to 200,000 shares that may be granted to any one participant in any fiscal year. For options subject to graded vesting, the Company elected the straight-line method of expensing these awards over the service period.
     The following is a summary of the Company’s stock option activity under its 1996 Plan and 2005 Plan for the nine-month period ended September 30, 2011:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Life	Value
	(In thousands)		(Years)	(In thousands)
Options outstanding at December 31, 2010	326	$28.49
Granted	17	$1.14
Exercised	—
Forfeited and expired	(78)	$19.98

Options outstanding at September 30, 2011	265	$29.22	6.77

Options exercisable at September 30, 2011	154	$35.63	5.51

Options vested or expected to vest at September 30, 2011	222	$31.09	6.42
     During the nine months ended September 30, 2011, approximately 7,800 options expired. As of September 30, 2011, there was approximately $449,000 of unrecognized compensation cost related to stock option awards that is expected to be recognized as expense over a weighted average period of 2.15 years.
     A total of 17,000 stock options were granted during the nine month period ended September 30, 2011 and 257,000 stock options were granted during the nine month period ended September 30, 2010.
     The following stock options were granted during the three and nine month periods ended September 30, 2011 and September 30, 2010:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Options Granted (In thousands)	17	83	17	257

Weighted average fair value	$0.79	$0.11	$0.79	$0.81
     The fair values for the stock options granted were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the three and nine month periods ended September 30, 2011 and 2010:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Weighted Average Assumptions
Risk-free interest rate	0.85%	0.50%	0.85%	1.83%
Expected life	5 years	5 years	5 years	5 years
Expected volatility	90%	74%	90%	70%
Dividend yield	0.00%	0.00%	0.00%	0.00%

Restricted Stock
     The Company recorded expense of $0 and approximately $11,000 during the three month periods ended September 30, 2011 and September 30, 2010, respectively, related to restricted stock awards granted in June 2007. The Company recorded expense of approximately $19,000 and $71,000 during the nine month periods ended September 30, 2011 and September 30, 2010, respectively. The restricted stock awards were valued based on the closing price of the Company’s common stock on their respective grant dates. Compensation expense has been recognized on a straight-line basis over the 4 year vesting period of the awards.
Employee Stock Purchase Plan (2009 ESPP)
     Under the 2009 Employee Stock Purchase Plan (the “2009 ESPP”), employees have the option to purchase shares of the Company’s common stock at 85% of the closing price on the first day of each purchase period or the last day of each purchase period (as defined in the 2009 ESPP), whichever is lower, up to specified limits. Eligible employees are given the option to purchase shares of the Company’s common stock, on a tax-favored basis, through regular payroll deductions in compliance with Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Currently, an aggregate of 125,000 shares of common stock may be issued under the 2009 ESPP, subject to adjustment each year pursuant to the terms of the 2009 ESPP. The Company recorded expense relating to the 2009 ESPP for the three month periods ended September 30, 2011 and September 30, 2010 of approximately $0 and $3,000, respectively. The Company recorded expense relating to the 2009 ESPP for the nine month periods ended September 30, 2011 and September 30, 2010 of approximately $1,000 and $6,000, respectively. Pursuant to the 2009 ESPP provisions, each year beginning in 2010 there will be an annual increase in the number of shares available for issuance under the ESPP on the first day of the new year in an amount equal to the lesser of: 25,000 shares or 5% of the shares of Common Stock outstanding on the last day of the preceding fiscal year.
Director Compensation Policy
     In December 2009, the board of directors approved a policy which established compensation to be paid to non- employee directors of the Company, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the board of directors. In September 2011, the board of directors approved an amendment and restatement of the policy (the “Amended and Restated Director Compensation Policy”). The Amended and Restated Director Compensation Policy provides for annual compensation of $80,000 in cash/equity value to each non-employee director payable in two payments of $40,000 in cash/equity value, on January 2 and July 1. Each non-employee director may elect to receive such compensation in a combination of fully vested options and/or stock and up to 50% in cash. Prior to the September 2011 amendment, each of the Company’s non-employee directors were granted 1,250 fully vested shares of common stock on both January 2 and July 1 of each year they were a director. The Company recorded expense for the three month periods ended September 30, 2011 and September 30, 2010, of $13,000 and $29,000, respectively, for these shares. The Company recorded expense of approximately $48,000 and $229,000 during the nine month periods ended September 30, 2011 and September 30, 2010, respectively, for these shares.
6. Agreements
     In July 2010, the Company entered into an “at the market” equity offering sales agreement with MLV, pursuant to which it may issue and sell shares of its common stock from time to time through MLV acting as its sales agent and underwriter. Sales of the Company’s common stock through MLV are made on the Company’s principal trading market by means of ordinary brokers’ transactions at market prices, in block transactions or as otherwise agreed by MLV and the Company. MLV uses its commercially reasonable efforts to sell the Company’s common stock from time to time, based upon instructions from the Company (including any price, time or size limits the Company may impose). The Company has paid MLV a commission rate of up to 7.0% of the gross sales price per share of any common stock sold through MLV as agent under the sales agreement. The Company has also provided MLV with customary indemnification rights.
7. Net Loss Per Share
     Basic and diluted net loss per share was calculated by dividing the net loss per share attributed to OXiGENE shares of common stock by the weighted-average number of common shares outstanding. All of the Company’s common stock equivalents are anti-dilutive for all periods in which the Company has reported a net loss. For the three month period ended June 30, 2010, for which the Company reported net income, all of the Company’s common stock equivalents, except for the Series D warrants, have been excluded from the diluted net income per share calculation due to the exercise price of those common stock equivalents exceeding the fair market value of the Company’s common stock as of the date of the calculation. Although the exercise price of the Series D warrants was $0.001 per share, the period for determining the number of shares of common stock underlying the Series D warrants did not begin until July 1, 2010 and therefore no shares associated with the Series D warrants were included in the diluted net income per share calculation. Accordingly, common stock equivalents of approximately 418,000 and 3,944,000 at September 30, 2011 and September 30, 2010, respectively, were excluded from the calculation of weighted average shares for diluted net loss per share.

8. Subsequent Event
     From October 1, 2011 through November 10, 2011, the Company sold approximately 86,000 shares of common stock pursuant to the ATM sales agreement resulting in net proceeds to the Company of approximately $128,000. The Company did not have any other material recognizable or unrecognizable subsequent events that occurred after September 30, 2011 up through the date the Company issued these financial statements.
     Effective October 14, 2011, the Company terminated the CEFF pursuant to the terms of the common stock purchase agreement with Kingsbridge. The warrant for 12,500 shares of common stock issued to Kingsbridge remains outstanding until August 19, 2013, subject to certain conditions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
          The following table sets forth the Company’s estimates of the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

Item	Amount
SEC registration fee	$572.38
Legal fees and expenses	50,000.00
Accounting fees and expenses	12,000.00
Printing fees	5,000.00
Miscellaneous fees and expenses	1,000.00

Total	$68,572.38

Item 14. Indemnification of Directors and Officers
          Subsection (a) of Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
          Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
          Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.
          Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.
          Article Ninth of our restated certificate of incorporation, as amended, provides that, to the fullest extent permitted by the DGCL, a director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
          Article IX, Section 3 of our amended and restated by-laws provides that we shall, to the fullest extent permitted by the DGCL, indemnify our directors and may, if authorized by our board of directors, indemnify our officers, employees and agents and any and all persons whom we shall have power to indemnify against any and all expenses, liabilities or other matters.
          We have entered into agreements to indemnify our directors and officers. These agreements, among other things, will indemnify and advance expenses to our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request.
Item 15. Recent Sales of Unregistered Securities
          During the last three years, we have not issued unregistered securities to any person, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access, though their relationships with us, to information about us.
          Symphony Transaction
          In October 2008, we announced a strategic collaboration with Symphony Capital Partners, L.P. (Symphony), a private-equity firm, under which Symphony agreed to provide up to $40 million in funding to support the advancement of ZYBRESTAT for oncology, ZYBRESTAT for ophthalmology and OXi4503. In connection with the collaboration, we granted Symphony ViDA, Inc., a newly-created drug development company, exclusive licenses to ZYBRESTAT for use in ophthalmologic indications and OXi4503. As part of this transaction, we maintained the exclusive purchase option, but not the obligation, to purchase all of the equity of Symphony ViDA (Purchase Option) at any time between October 2, 2009 and March 31, 2012 for an amount equal to two times the amount of capital actually invested by Holdings in Symphony ViDA, less certain amounts.
          Under the collaboration, we entered into a series of related agreements with Symphony Capital LLC, Symphony ViDA, Symphony ViDA Holdings LLC (Holdings) and related entities, including a Purchase Option Agreement, a Research and Development Agreement, a Technology License Agreement and an Additional Funding Agreement. In addition, we entered into a series of related agreements with Holdings, including a Stock and Warrant Purchase Agreement and a Registration Rights Agreement.
          Pursuant to these agreements, Holdings formed and capitalized Symphony ViDA in order (a) to hold certain intellectual property related to the programs which were exclusively licensed to Symphony ViDA under the Technology License Agreement and (b) to fund commitments of up to $25 million. The funding was intended to support preclinical and clinical development by us, on behalf of Symphony ViDA, of the programs.
          We issued to Holdings, pursuant to the Stock and Warrant Purchase Agreement, an aggregate of 675,675 shares of our common stock and warrants at a price of $22.20 per share, which was the closing price of our common stock on The NASDAQ Global Market on September 30, 2008, the day before we entered into the Symphony transaction. In addition, pursuant to the Purchase Option Agreement, we issued to Holdings an aggregate of 180,180 shares of our common stock with a fair value of $4 million as consideration for the Purchase Option.
          On July 2, 2009, OXiGENE, Holdings and Symphony ViDA entered into a series of related agreements pursuant to which we exercised the Purchase Option under terms set forth in an amended and restated purchase option agreement (the Amended Purchase Option Agreement), and OXiGENE and Holdings also entered into an amended and restated registration rights agreement.
          We closed on the amended Purchase Option on July 20, 2009 and issued 500,000 shares of our common stock to Holdings at the closing in exchange for all of the equity of Symphony ViDA, subject to further adjustment under the rights described in the paragraph above. In addition, upon the closing of the Purchase Option, we re-acquired all of the rights to the programs, and the approximately $12,400,000 in cash held by Symphony ViDA at the time of the closing became available for use for our general corporate purposes.
          We have agreed to provide certain registration rights under the Securities Act with respect to these shares issued to Holdings. We have filed a Registration Statement on Form S-3 covering the securities issued to Holdings with the SEC. The Registration Statement was declared effective on August 13, 2009.

          Private Placement
          On March 11, 2010, we completed a definitive agreement with certain institutional investors to sell shares of our common stock and four separate series of warrants to purchase common stock in a private placement. Gross proceeds of the financing were approximately $7,500,000, before deducting placement agent fees and estimated offering expenses, and assuming no exercise of the warrants. The four separate series of warrants consisted of the following:
          (A) Series A Warrants to initially purchase 328,947 shares of common stock, which were exercisable immediately after issuance, had a 5-year term and had an initial per share exercise price of $30.40;
          (B) Series B Warrants to initially purchase 328,947 shares of common stock, which were initially exercisable at a per share exercise price of $22.80, on the earlier of the six month anniversary of the closing date or the date on which the Company’s stockholders approve the issuance of shares in the transaction, and expired on the later of three months from the effective date of the resale registration statement covering such shares and seven months from the closing date. These warrants expired on October 12, 2010;
          (C) Series C Warrants to initially purchase 328,947 shares of common stock, and which would be exercisable upon the exercise of the Series B Warrants and on the earlier of the six month anniversary of the closing date or the date on which the Company’s stockholders approve the issuance of shares in the transaction, would expire five years after the date on which they become exercisable, and had an initial per share exercise price of $22.80; and
          (D) Series D Warrants to purchase shares of common stock. The Series D Warrants were not immediately exercisable. The Company registered for resale 337,757 shares of common stock issuable upon exercise of the Series D Warrants pursuant to an agreement with the warrant holders. All of the Series D Warrants were exercised by November 4, 2010 and there are no Series D Warrants outstanding after that date.
          On January 18, 2011, we entered into separate Warrant Exchange Agreements with each of the holders of Series A and Series C Warrants to purchase shares of our common stock issued in March 2010, pursuant to which, at the initial closing, the warrant holders exchanged their outstanding Series A and Series C Warrants having “ratchet” price-based anti-dilution protections for (A) an aggregate of 1,096,933 shares of common stock and (B) Series E Warrants to purchase an aggregate of 1,222,623 shares of common stock. The Series E Warrants were not exercisable for six months, had an exercise price of $4.60 per share (reflecting the market value of the shares of common stock as of the close of trading on January 18, 2011, prior to the entry into the Warrant Exchange Agreements), and did not contain any price-based anti-dilution protections. In addition, we agreed to seek shareholder approval to issue, in exchange for the Series E Warrants, up to 457,544 additional shares of common stock to the warrant holders at a subsequent closing. The initial closing occurred on January 20, 2011, and the subsequent closing occurred on March 21, 2011, following a stockholder meeting on March 18, 2011. As a result, there were no Series A, Series C or Series E Warrants outstanding as of the subsequent closing date nor for any period thereafter. In connection with the warrant exchange, we also amended our Stockholder Rights Agreement with American Stock Transfer & Trust Company, LLC, dated as of March 24, 2005, as amended, to provide that the provisions of the Stockholder Rights Agreement shall not apply to the transactions contemplated by the Warrant Exchange Agreements. We issued the shares and warrants pursuant to an exemption from registration under Regulation D of the Securities Act of 1933.
          LPC Transaction
          On November 28, 2011, we entered into a Purchase Agreement and a Registration Rights Agreement with LPC as described elsewhere in this registration statement. Under the Purchase Agreement, we have the right to sell to LPC up to $20,000,000 of our common stock, subject to certain limitations, at our option. Pursuant to the Registration Rights Agreement, we have filed this registration statement with the SEC covering the shares that have been issued or may be issued to LPC under the Purchase Agreement. We do not have the right to commence sales of our shares to LPC until the SEC has declared effective this registration statement. Thereafter, over approximately 36 months, generally we have the right to direct LPC to purchase up to $20,000,000 of our common stock, subject to certain limitations, in amounts up to $200,000 as often as every business day under certain conditions. We can also accelerate the amount of our common stock to be purchased under certain circumstances up to $1,200,000. The purchase price of the shares will be based on the market prices of our shares immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day’s notice. On November 28, 2011, we issued 299,700 shares of our common stock to LPC as an initial commitment fee upon entering into the Purchase Agreement and we may issue up to 599,401 shares, of which only 299,401 are included in this prospectus, pro rata as an additional commitment fee as LPC purchases up to $20,000,000 of our common stock as directed by us. We relied on the private placement exemption provided by Section 4(2) of the Securities Act of 1933 for the issuance of the 299,700 shares of our common stock to LPC as an initial commitment fee. We did not receive any cash consideration for the issuance of the initial commitment fee shares to LPC, nor will we receive any cash consideration for the issuance of the up to 599,401 additional commitment fee shares to LPC when, if any, are issued pursuant to the Purchase Agreement.

Item 16. Exhibits and Financial Statement Schedules Exhibits
(a)	See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules
All other schedules have been omitted because they are not applicable.
Financial Statement Schedules
          Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.
Item 17. Undertakings
          The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) ( 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) If the registrant is relying on Rule 430B (230.430B of this chapter):
          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) ( 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) ( 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415 (a)(1)(i), (vii), or (x) ( 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          (ii) If the registrant is subject to Rule 430C ( 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A ( 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
          (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 ( 230.424 of this chapter);
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, California on December 22, 2011.

OXiGENE, Inc.
By:	/s/ Peter J. Langecker, M.D., Ph.D.
Peter J. Langecker, M.D., Ph.D.
Chief Executive Officer

POWER OF ATTORNEY
          The registrant and each person whose signature appears below constitutes and appoints Peter J. Langecker and James B. Murphy, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter J. Langecker	Chief Executive Officer and Chairman of the Board
Peter J. Langecker	(principal executive officer)	December 22, 2011

Vice President and Chief Financial Officer
/s/ James B. Murphy	(principal financial and accounting officer)	December 22, 2011
James B. Murphy

/s/ Alastair J.J. Wood	Director	December 22, 2011
Alastair J.J. Wood

/s/ Tamar D. Howson	Director	December 22, 2011
Tamar D. Howson

/s/ Gerald McMahon	Director	December 22, 2011
Gerald McMahon

/s/ William D. Schwieterman	Director	December 22, 2011
William D. Schwieterman

EXHIBIT INDEX

Number	Description
3.1	Restated Certificate of Incorporation of the Registrant, as amended by Certificates of Amendment dated June 21, 1995, November 15, 1996, July 14, 2005, June 2, 2009, February 8, 2010, August 5, 2010 and February 22, 2011.

3.2	Amended and Restated By-Laws of the Registrant.%%%

4.1	Specimen Common Stock Certificate.*

4.2	Warrant for the purchase of shares of common stock, dated February 19, 2008, issued by the Registrant to Kingsbridge Capital Limited.ˆˆˆˆ

4.3	Registration Rights Agreement, dated February 19, 2008, by and between the Registrant and Kingsbridge Capital Limited.ˆˆˆˆ

4.4	Form of Direct Investment Warrant, dated as of October 17, 2008. §

4.5	Registration Rights Agreement by and between the Registrant and Symphony ViDA Holdings LLC, dated as of October 1, 2008. §

4.6	Amended and Restated Registration Rights Agreement by and between the Registrant and Symphony ViDA Holdings LLC, dated as of July 2, 2009. €

4.7	Form of Five-year Warrant, dated as of July 15, 2009. €€

4.8	Registration Rights Agreement, dated as of March 10, 2010, by and among the Registrant and the Buyers named therein. ΩΩΩΩ

4.9	Form of Series E Warrant. ααα

4.10	Amendment No. 5 to Stockholder Rights Agreement, dated as of November 28, 2011, by and between the Registrant and American Stock Transfer & Trust Company, LLC. XXX

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.

10.1@	OXiGENE 1996 Stock Incentive Plan, as amended.+

10.2	Technology Development Agreement, dated as of May 27, 1997, between the Registrant and the Arizona Board of Regents, acting for and on behalf of Arizona State University.***

10.3	Research Collaboration and License Agreement, dated as of December 15, 1999, between OXiGENE Europe AB and Bristol-Myers Squibb Company.++

10.4@	Independent Contractor Agreement For Consulting Services, dated as of April 1, 2001, between Registrant and David Chaplin Consultants, Ltd. #

10.5@	Employment Agreement, dated as of April 1, 2001, between the Registrant and Dr. David Chaplin. #

10.6@	Restricted Stock Agreement for Employees, dated as of January 2, 2002, between the Registrant and Dr. David Chaplin. #

10.7@	Form of Compensation Award Stock Agreement for Non-Employee Directors, dated as of January 2, 2002. #

10.8	Amendment and Confirmation of License Agreement No. 206-01. LIC, dated as of June 10, 2002, between the Registrant and the Arizona Board of Regents, acting for and on behalf of Arizona State University. #

Number	Description
10.9	License Agreement No. 206-01. LIC by and between the Arizona Board of Regents, acting on behalf of and for Arizona State University, and OXiGENE Europe AB, dated August 2, 1999. &

10.10	Research and License Agreement between the Registrant and Baylor University, dated June 1, 1999. &

10.11	Agreement to Amend Research and License Agreement between the Registrant and Baylor University, dated April 23, 2002. &

10.12	“Addendum” to Research and License Agreement between the Registrant and Baylor University, dated April 14, 2003. &

10.13@	Employment Agreement, dated as of February 23, 2004, between the Registrant and James B. Murphy.%

10.14	Stockholder Rights Agreement dated as of March 24, 2005, between the Registrant and American Stock Transfer and Trust Company, LLC.!!

10.15@	Form of Incentive Stock Option Agreement under OXiGENE 2005 Stock Plan. $

10.16@	Form of Non-Qualified Stock Option Agreement under OXiGENE 2005 Stock Plan. $

10.17@	Form of Restricted Stock Agreement under OXiGENE 2005 Stock Plan. $

10.18@	Amendment No. 1 to Employment Agreement, dated as of January 1, 2007, between the Registrant and David Chaplin.%%%%

10.19	Amendment No. 1 to the Stockholder Rights Agreement by and between the Registrant and American Stock Transfer & Trust Company, LLC dated as of October 1, 2008. §

10.20@	Form of Indemnification Agreement between the Registrant and its Directors.§§

10.21@	409A Amendment to Employment Agreement by and between the Registrant and Dr. Chaplin, dated as of December 30, 2008. §§§§

10.22@	409A Amendment to Employment Agreement by and between the Registrant and Mr. Murphy, dated as of December 30, 2008. §§§§

10.23@	Amendment No. 2 to Employment Agreement by and between the Registrant and Dr. Chaplin, dated as of January 20, 2009. §§§§

10.24@	Amendment No. 2 to Employment Agreement by and between the Registrant and Mr. Murphy, dated as of January 20, 2009. §§§§

10.25	Lease between Broadway 701 Gateway Fee LLC, A Delaware Limited Liability Company, as Landlord, and the Registrant, as Tenant, dated October 10, 2008. §§§§

10.26	Office Lease Agreement, dated April 21, 2009, between the Registrant and King Waltham LLC. §§§§§

10.27@	Employment Agreement by and between the Registrant and Dr. Langecker, dated as of June 10, 2009. $$$$$

10.28	Amended and Restated Purchase Option Agreement by and among the Registrant, Symphony ViDA, Inc. and Symphony ViDA Holdings LLC, dated as of July 2, 2009. €

10.29	Termination Agreement by and among the Registrant, Symphony ViDA Holdings LLC, Symphony ViDA Investors LLC and Symphony ViDA, Inc., dated as of July 2, 2009. €

10.30	Form of Voting Agreement by and among OXiGENE, Inc., VaxGen, Inc. and certain VaxGen stockholders, dated as of October 14, 2009. £

10.31	Amendment No. 2 to Stockholder Rights Agreement by and between OXiGENE, Inc. and American Stock Transfer & Trust Company, LLC, dated as of October 14, 2009. £

Number	Description

10.32@	Separation Agreement between OXiGENE, Inc. and John A. Kollins, dated as of October 28, 2009. ££

10.33	Amendment No. 1 to Common Stock Purchase Agreement by and between OXiGENE, Inc. and Kingsbridge Capital Limited, dated as of February 9, 2010. £££

10.34	Amendment No. 3 to Stockholder Rights Agreement, dated as of March 10, 2010, by and between the Registrant and American Stock Transfer and Trust Company, LLC. ΩΩΩΩ

10.35	Securities Purchase Agreement, dated as of March 10, 2010, by and among the Registrant and the Buyers named therein. ΩΩΩΩ

10.36	Voting Agreement, dated as of March 10, 2010, by and between the Registrant and Symphony ViDA Holdings LLC. ΩΩΩΩ

10.37	Form of Amendment and Exchange Agreement, dated as of March 25, 2010, by and among the Registrant and the Investors named therein. α

10.38	Sales Agreement, dated July 21, 2010, between OXiGENE, Inc. and McNicoll, Lewis & Vlak LLC. αα

10.39	Form of Warrant Exchange Agreement, dated as of January 18, 2011, by and between the Registrant and each Investor named therein. ααα

10.40	Form of Voting Agreement, dated as of January 18, 2011, by and between the Registrant and each of its directors, executive officers and Symphony ViDA Holdings LLC. ααα

10.41	Form of Amendment No. 4 to Stockholder Rights Agreement, dated as of January 18, 2011, by and between the Registrant and American Stock Transfer and Trust Company, LLC. ααα

10.42@	OXiGENE, Inc. 2005 Stock Plan (as amended on October 31, 2011). X

10.43@	OXiGENE, Inc. Amended and Restated Non-Employee Director Compensation Policy, effective September 20, 2011. XX

10.44	Purchase Agreement, dated as of November 28, 2011, by and between the Registrant and Lincoln Park Capital Fund, LLC. XXX

10.45	Registration Rights Agreement, dated as of November 28, 2011, by and between the Registrant and Lincoln Park Capital Fund, LLC. XXX

14.1	Code of Conduct. ####

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).

24.1	Power of Attorney (see signature page).

101	Interactive Data Files for the fiscal years ended December 31, 2010 and December 31, 2009 and for the quarterly period ended September 30, 2011

101.INS - XBRL Instance Document**

101.SCH - XBRL Taxonomy Extension Schema**

101.CAL - XBRL Taxonomy Extension Calculation Linkbase**

101.DEF - XBRL Taxonomy Extension Definition Linkbase**

101.LAB - XBRL Taxonomy Extension Label Linkbase**

101.PRE - XBRL Taxonomy Extension Presentation Linkbase**

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (file no. 33-64968) and any amendments thereto.

**	Users of this interactive data file are advised pursuant to Rule 406T of Regulation S-T that this interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and otherwise is not subject to liability under these sections.

***	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

#	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002.

####	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

+	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (file no. 333-92747) and any amendments thereto.

++	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on December 28, 1999.

&	Incorporated by reference to Amendment No. 3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

%	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004.

!	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (file no. 333-126636) and any amendments thereto.

!!	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A, dated March 30, 2005 and any amendments thereto.

$	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

%%%	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on December 20, 2007.

%%%%	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007.

ˆˆˆˆ	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on February 21, 2008.

§	Incorporated by reference to the Registrant’s Amendment No. 1 to its Current Report on Form 8-K/A, filed on October 10, 2008.

§§	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on October 24, 2008.

§§§§	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

§§§§§	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

$$$$$	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on June 17, 2009.

€	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 7, 2009.

€€	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 15, 2009.

£	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on October 16, 2009.

££	Incorporated by reference to the Registrant’s Amendment to its Current Report on Form 8-K/A, filed on November 2, 2009.

£££	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on February 12, 2010.

ΩΩΩΩ	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on March 11, 2010.

α	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on March 26, 2010.

αα	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 21, 2010.

ααα	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on January 19, 2011.

X	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed on October 31, 2011.

XX	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011.

XXX	Incorporated by reference to the Registrant’s Registration Statement on Form 8-K, filed on November 28, 2011.

@	Management contract or compensatory plan or arrangement.